NOTICE OF CHANGE OF CONTROL
  AND OFFER TO PURCHASE

                             ATRIUM COMPANIES, INC.

                    Change of Control Offer to Purchase for Cash
  Any and All of its 10 1/2% Senior Subordinated Notes due November 15, 2006,
                                    Series B
             ($100,000,000 Aggregate Principal Amount Outstanding)

    Atrium Companies, Inc. (the "Issuer") hereby offers (the "Change of Control Offer"), pursuant to Section 4.8 of the Indenture (as amended and supplemented through the date hereof, the "Indenture"), dated as of November 27, 1996, between the Issuer, the Subsidiary Guarantors (as defined in the Indenture) and United States Trust Company of New York, as trustee (the "Trustee"), on the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to purchase any and all of its outstanding 10 1/2% Senior Subordinated Notes due November 15, 2006, Series B (the "Notes") at a purchase price in cash equal to 101% of the aggregate principal amount thereof ($1,010 per $1,000 principal amount of Notes) (the "Change of Control Price"), plus accrued and unpaid interest, if any, to the date of payment for, or deposit with the United States Trust Company of New York, as depositary (the "Depositary") of an amount sufficient to pay for, Notes accepted for purchase in the Change of Control Offer (the "Change of Control Acceptance Date"). Capitalized terms that are not defined herein shall have the meanings set forth in the Indenture.

    The Change of Control Offer is being made in connection with the acquisition by D and W Holdings, Inc., a Delaware corporation ("Holdings"), of Atrium Corporation, a Delaware corporation ("Atrium Corp."), which owns 100% of the outstanding capital stock of the Issuer. The acquisition was effected through the merger on October 2, 1998 (the "Merger") of D and W Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), with and into Atrium Corp. As a result of the Merger, Atrium Corp. became a direct wholly owned subsidiary of Holdings, the Issuer became an indirect wholly owned subsidiary of Holdings and all the equity securities of Atrium Corp. were converted into the right to receive cash (other than equity securities of Atrium Corp. owned by certain members of management of Atrium Corp. which were converted into comparable equity securities of Holdings). See "The Transactions--The Merger." Consummation of the Merger constituted a Change of Control under the Indenture and, as a result, the Issuer is hereby offering pursuant to Section 4.8 of the Indenture, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase all Notes outstanding at the Change of Control Price, plus accrued and unpaid interest, if any, to the Change of Control Acceptance Date.

    The Issuer intends to finance the amounts required to consummate the Change of Control Offer with (i) the proceeds of a $75,000,000 term loan from a syndicate of financial institutions, including Merrill Lynch Capital Corporation ("Merrill Lynch"), (ii) a capital contribution from Atrium Corp. consisting of the proceeds of the issuance of $25,000,000 of Senior Discount Debentures due 2002 of Atrium Corp. (the "Discount Debentures") to GE Investment Private Placement Partners II, a Limited Partnership ("GEIPPPII"), and Ardatrium L.L.C., a Delaware limited liability company ("Ardatrium"), stockholders of Holdings and beneficial owners of the Issuer's common stock, par value $.01 per share (the "Common Stock"), and (iii) if necessary to fund amounts in excess of $100,000,000, the proceeds of revolving loans from a syndicate of financial institutions, including Merrill Lynch. See "Description of Certain Indebtedness."
    THE CHANGE OF CONTROL OFFER AND WITHDRAWAL RIGHTS WITH RESPECT THERETO WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 6, 1998 (THE "CHANGE OF CONTROL EXPIRATION DATE"). THE CHANGE OF CONTROL EXPIRATION DATE IS NOT SUBJECT TO EXTENSION. NOTES TENDERED IN THE CHANGE OF CONTROL OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE CHANGE OF CONTROL EXPIRATION DATE.

October 9, 1998

    IN ACCORDANCE WITH THE TERMS OF THE INDENTURE, IF ANY NOTES ARE TENDERED IN THE CHANGE OF CONTROL OFFER, SUCH OFFER WILL BE CONSUMMATED PROMPTLY AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE CHANGE OF CONTROL EXPIRATION DATE, WHICH DATE IS NOT SUBJECT TO EXTENSION. UNDER THE CHANGE OF CONTROL OFFER, REGISTERED HOLDERS ARE ENTITLED TO RECEIVE ACCRUED AND UNPAID INTEREST TO THE CHANGE OF CONTROL ACCEPTANCE DATE.

    THE LETTER OF TRANSMITTAL MUST BE USED TO TENDER NOTES. CONDITIONAL, IRREGULAR OR CONTINGENT TENDERS WILL BE CONSIDERED DEFECTIVE.

    Questions and requests for assistance or for additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

    If fewer than all of the Notes have been tendered and purchased in the Change of Control Offer, the Issuer may, or may cause any affiliate to, purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise or may seek to cause the Notes to be retired or defeased. Any future purchases may be on the same terms or on terms that are more or less favorable to holders than the terms of the Change of Control Offer. Any future purchases by the Issuer or any affiliate will depend on various factors at that time.

    SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE NOTES IN DETERMINING WHETHER TO TENDER THEIR NOTES IN THE CHANGE OF CONTROL OFFER.

    See "Certain Forward-Looking Statements" on page 32 for a discussion of certain statements included in this Offer to Purchase.

    See "Certain Federal Income Tax Considerations" on page 85 for a discussion of certain factors that should be considered in evaluating the Change of Control Offer.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER AS OF SUCH DATE.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1
RISK FACTORS...............................................................................................           9
CAPITALIZATION.............................................................................................          15
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ATRIUM..................................................          17
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WIH.....................................................          19
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DOOR....................................................          20
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS......................................................          21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          32
THE CHANGE OF CONTROL OFFER................................................................................          42
BUSINESS...................................................................................................          49
THE TRANSACTIONS...........................................................................................          65
MANAGEMENT.................................................................................................          67
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................          75
BENEFICIAL OWNERSHIP.......................................................................................          80
DESCRIPTION OF CERTAIN INDEBTEDNESS........................................................................          81
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................          85
MISCELLANEOUS..............................................................................................          87
INCORPORATION BY REFERENCE.................................................................................          87
ADDITIONAL INFORMATION.....................................................................................          87
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS OFFER TO PURCHASE. ALL REFERENCES HEREIN TO (I) THE "ISSUER" SHALL MEAN ATRIUM COMPANIES, INC.; (II) "WIH" SHALL MEAN WING INDUSTRIES HOLDINGS, INC. AND ITS SUBSIDIARY; (III) "DOOR" SHALL MEAN DOOR HOLDINGS, INC. AND ITS SUBSIDIARIES; (IV) "WING" SHALL MEAN WING INDUSTRIES, INC., A WHOLLY OWNED SUBSIDIARY OF WIH; (V) "DARBY" SHALL MEAN, COLLECTIVELY, R.G. DARBY COMPANY, INC. AND TOTAL TRIM, INC., WHOLLY OWNED SUBSIDIARIES OF DOOR; (VI) "ATRIUM" SHALL MEAN ATRIUM COMPANIES, INC. AND ITS SUBSIDIARIES PRIOR TO GIVING EFFECT TO THE TRANSACTIONS (AS DEFINED HEREIN);
(VII) THE "COMBINED COMPANY" SHALL MEAN THE ISSUER AND ITS SUBSIDIARIES AFTER GIVING EFFECT TO THE TRANSACTIONS, AND THEREFORE SHALL INCLUDE WIH, DOOR AND THEIR RESPECTIVE SUBSIDIARIES; (VIII) THE "ATRIUM BUSINESS" SHALL MEAN THE WINDOW AND DOOR BUSINESS CONDUCTED BY THE ISSUER AND ITS SUBSIDIARIES (EXCLUDING WIH, DOOR AND THEIR RESPECTIVE SUBSIDIARIES); (IX) THE "WING BUSINESS" SHALL MEAN THE DOOR BUSINESS CONDUCTED BY WIH AND ITS SUBSIDIARY; AND (X) THE "DARBY BUSINESS" SHALL MEAN THE DOOR AND OTHER BUSINESS CONDUCTED BY DOOR AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE PRO FORMA INFORMATION SET FORTH IN THIS OFFER TO PURCHASE GIVES EFFECT TO THE TRANSACTIONS AND ASSUMES NONE OF THE NOTES ARE TENDERED IN THE CHANGE OF CONTROL OFFER.

                              THE COMBINED COMPANY

    The Combined Company is one of the five largest window and door companies in the United States based on revenues. The Combined Company consists of the Atrium Business, the Wing Business and the Darby Business. Pursuant to the Transactions, Holdings, which prior to the consummation of the Transactions was controlled by certain stockholders of WIH and Door or their affiliates, acquired by merger Atrium Corp., the parent holding company of the Issuer, and WIH and Door became wholly owned subsidiaries of the Issuer. Through the Atrium Business, the Combined Company is a leading domestic manufacturer and distributor of residential windows and patio doors. Through the Wing Business, the Combined Company manufactures and distributes a full range of interior solid wood and hollow core bi-fold and passage doors and distributes exterior doors and columns. Through the Darby Business, the Combined Company pre-hangs, distributes and installs interior doors and installs other ancillary products.

    For the 12 months ended June 30, 1998, the Combined Company's pro forma consolidated revenues were $380.5 million and its pro forma consolidated EBITDA was $45.7 million (including $2.9 million attributable to synergies resulting from the Transactions).

ATRIUM BUSINESS

    The Combined Company, through the Atrium Business, is one of the leading domestic manufacturers and distributors of residential windows and patio doors in the United States and is one of the only companies that offers a diversified product line consisting of aluminum, vinyl and wood products. While the Atrium Business generates revenue throughout the United States, its windows and doors are manufactured and marketed primarily in the Southwest, South and Southeast regions of the country. The Atrium Business has focused historically on the ten-state "Atrium Primary Market," a region that provides a diversified and rapidly growing customer base. The Atrium Primary Market, consisting of Alabama, Arizona, California, Florida, Georgia, Louisiana, Nevada, Oklahoma, Tennessee, and Texas, accounted for approximately 77% of the Atrium Business' revenues for the fiscal year ended December 31, 1997. The Atrium Primary Market includes some of the fastest growing residential housing markets in the United States and accounts for approximately 44% of total national housing starts and almost a third of total nationwide unit sales of windows. During the period from 1992 to 1997, industry wide unit sales of windows in the Atrium Primary Market increased at a compounded annual growth rate ("CAGR") of 6.5%, over 40% faster than sales growth for the rest of the country. With an 11.5% share of total window units in the Atrium Primary Market, the Combined Company has a leading market share within that market.

    For the 12 months ended June 30, 1998, the Atrium Business contributed revenues of $227.0 million and EBITDA of $29.6 million to the Combined Company's pro forma consolidated results of operations.

WING BUSINESS

    The Combined Company, through the Wing Business, manufactures and distributes a full range of interior solid wood and hollow core bi-fold and passage doors and distributes exterior doors and columns. Through organic growth and strategic acquisitions, the Wing Business has grown from a small, family-owned business, founded in 1924, to a leading supplier of interior wood doors to home center retailers such as Home Depot, Lowe's Companies and Builder's Square/Home Quarters.

    The Wing Business' geographic coverage has been driven by relationships with leading home center retailers. As home center retailers have expanded throughout the country, the Wing Business has strategically established new manufacturing facilities to serve this customer niche more effectively. The Combined Company, through the Wing Business, is one of the only door suppliers that can service home center retailers on a national basis with facilities in Illinois, Ohio, Pennsylvania and Texas and facilities expected to open in North Carolina, Massachusetts and California.

    For the 12 months ended June 30, 1998, the Wing Business contributed revenues of $135.0 million and EBITDA of $8.7 million to the Combined Company's pro forma consolidated results of operations.

DARBY BUSINESS

    Through the Darby Business, the Combined Company pre-hangs interior and exterior door units, with a majority of sales achieved through developers of multi-family housing communities. The Darby Business also distributes ancillary products for the building materials industry such as locks, windows, mirrors, wire shelving, bathroom accessories and other complementary speciality items. The Darby Business offers developers a total installed program in which it supplies and installs a turnkey package of its products. The Combined Company believes that this method of outsourcing product installation frees developers from certain risks associated with subcontracting. The Darby Business concentrates its marketing and sales efforts on the Northeast and Mid-Atlantic regions. The Darby Business' customers include many of the nation's leading multi-family community developers, who the Combined Company believes have come to rely on the Darby Business' ability to provide high quality products and, if desired, install those products effectively and efficiently.

    For the 12 months ended June 30, 1998, the Darby Business contributed revenues of $18.5 million and EBITDA of $4.5 million to the Combined Company's pro forma consolidated results of operations.

BENEFITS OF THE TRANSACTIONS

    The Combined Company is a diversified window and door company offering a broad range of products. Management believes that the Combined Company will realize significant benefits as a result of the combination of the Atrium, Wing and Darby Businesses, including:

    - BROADER PRODUCT LINES WITH CROSS-SELLING OPPORTUNITIES. The Combined Company will offer a full line of aluminum, vinyl and wood windows and interior solid wood and hollow core doors, as well as exterior doors and columns. The Combined Company will also be one of only two national pre-hangers of doors in the United States. Management believes that the strong customer relationships established by the Atrium, Wing and Darby Businesses, combined with the complementary nature of their product lines and markets, create excellent cross-selling opportunities for the Combined Company.

    - SIGNIFICANTLY INCREASED GEOGRAPHIC COVERAGE. The Atrium Business has historically targeted the Southwest, South and Southeast regions of the United States and particularly the Atrium Primary Market. Products of the Wing Business have been sold primarily in the Northeast and Midwest regions of the United States. Access to these markets, together with the large portion of the Northwest region covered by the Combined Company's distributors, will enable the Combined Company to market its product lines throughout all parts of the continental United States.

    - MORE BALANCED END-USER SALES MIX. The Combined Company's products are principally marketed to two segments of the building products industry: new construction and repair and remodeling. Historically, 65% of the Atrium Business' sales were to the new construction segment and 35% were to the repair and remodeling segment, while 88% of the Wing Business' sales were to the repair and remodeling segment and 12% were to the new construction segment. For the 12 months ended June 30, 1998, approximately 45% of the Combined Company's pro forma consolidated sales were to the new construction segment and approximately 55% were to the repair and remodeling segment. The Combined Company believes that this greater balance in the sales mix should enable it to withstand a downturn in either of the segments more effectively than its constituent businesses could on a stand-alone basis.

    - INCREASED DIVERSITY OF DISTRIBUTION CHANNELS. The Atrium Business' products have been sold primarily through home builders and independent distributors while the Wing Business' primary market has been home center retailers. The Combined Company expects to leverage these complementary distribution channels by targeting the Wing Business' door products to homebuilders and independent distributors and the Atrium Business' window products to home center retailers.

OPERATING STRATEGY

    The Combined Company's operating strategy has the following principal components:

    - LEVERAGE COMPLEMENTARY PRODUCT LINES, GEOGRAPHIC MARKETS AND DISTRIBUTION CHANNELS. The Combined Company will offer a full range of aluminum, vinyl and wood doors and interior and exterior doors throughout the United States to homebuilders, independent distributors and home center retailers, allowing it to take advantage of the benefits described above.

    - REALIZE BENEFITS THROUGH OPERATIONAL SYNERGIES. The Combined Company believes it can improve margins by continuing to enhance its vertically-integrated operations. As the Combined Company continues to expand through organic growth and acquisitions, management believes it can realize more favorable raw materials pricing as a result of its increased purchasing volume. Further, the Combined Company has identified certain "best practices" that can be implemented, including consolidating certain management functions, eliminating duplicative administrative functions and expenses, rationalization of product lines and facilities, and consolidation of freight operations.

    - ACQUIRE BUSINESSES CONSISTENT WITH THE COMBINED COMPANY'S STRATEGIC OBJECTIVES. The window and door industry remains substantially fragmented. The Combined Company believes that there will be significant opportunities to acquire businesses that are consistent with the Combined Company's strategic objectives. In evaluating acquisition candidates, the Combined Company seeks businesses that have complementary distribution channels and product lines and strong management teams. During the last two years, the Combined Company acquired six businesses for an aggregate purchase price of approximately $85.0 million.

                                THE TRANSACTIONS

THE MERGER

    On October 2, 1998, Merger Sub was merged with and into Atrium Corp., with Atrium Corp. as the surviving corporation pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 3, 1998, as amended, by and among Holdings, Merger Sub, Atrium Corp. and the securityholders listed therein. Merger Sub was a wholly-owned subsidiary of Holdings, whose stockholders include GEIPPPII and Ardatrium, an affiliate of Ardshiel, Inc. ("Ardshiel"). GEIPPPII is a private equity partnership affiliated with GE Investments, a wholly-owned investment management subsidiary of General Electric Company. Ardshiel is a private equity investment firm based in New York which has purchased more than 35 companies since its inception in 1975. GEIPPPII and Ardshiel and its affiliates have co-invested in five previous transactions.

    Pursuant to the terms of the Merger Agreement, all of the outstanding equity securities of Atrium Corp. were converted into the right to receive the merger consideration of $97.2 million in cash net of transaction costs (the "Merger Consideration") (other than $2.7 million of equity securities of Atrium Corp. owned by certain members of management of Atrium Corp. which were converted into comparable equity securities of Holdings). The Merger Consideration was funded in part with (i) $50.0 million in cash comprising the Merger Sub Contribution (as defined below) that became an asset of Atrium Corp. in the Merger, (ii) $20.0 million in cash proceeds from the issuance of the Discount Debentures by Atrium Corp. to GEIPPPII and Ardatrium (the "Discount Note Issuance"), (iii) approximately $24.0 million in cash proceeds from a loan from the Issuer (the "Intercompany Loan") which was funded by a portion of the proceeds of a term loan to the Issuer under the Credit Facility (as defined herein) and (iv) $0.2 million in cash proceeds from the issuance of common stock of Holdings to certain members of management of Atrium followed by a capital contribution of such proceeds by Holdings to Atrium Corp. See "Description of Certain Indebtedness."

THE RECAPITALIZATION

    GEIPPPII and Ardatrium formed Holdings, acquiring all of its outstanding common stock for an aggregate purchase price of $50.0 million. Holdings formed Merger Sub as a wholly-owned subsidiary and contributed $50.0 million (the "Merger Sub Contribution") in exchange for all of Merger Sub's outstanding common stock.

    Immediately prior to the consummation of the Merger, all of the outstanding subordinated debt and warrants to purchase common stock of each of WIH and Door (other than certain warrants to purchase common stock of WIH held by Ardshiel) were converted into common stock of WIH and Door, respectively. The stockholders of WIH and Door contributed their common stock in WIH and Door to Holdings in exchange for common stock of Holdings and warrants to purchase common stock of Holdings were substituted for certain warrants to purchase common stock of WIH held by Ardshiel. Immediately after the consummation of the Merger, Holdings contributed all of the common stock of WIH and Door to Atrium Corp., which in turn contributed the common stock of WIH and Door to the Issuer. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), an independent investment banking firm, appraised the aggregate value of the WIH and Door common stock contributed to the Issuer at $52.0 million. The transactions described in this paragraph are referred to herein as the "Recapitalization."

THE CREDIT FACILITY AND THE CONTINGENT CAPITAL CONTRIBUTION

    To finance the payment of a portion of the Merger Consideration, the repayment and refinancing in full of the credit facilities of the Issuer, Wing and Darby outstanding prior to the Merger (the "Existing Debt Repayment"), a portion of the Change of Control Offer and related fees and expenses, the Issuer entered into the Credit Facility. Amounts used to finance a portion of the Merger Consideration were loaned by the Issuer to Atrium Corp. pursuant to the Intercompany Loan. See "Certain Relationships and Related Transactions." The Credit Facility is comprised of two term loan facilities in the amounts of $75.0 million and $100.0 million and a revolving credit facility and letter of credit-sub facility in the amounts of $30.0 million and $5.0 million, respectively. Borrowings under the Credit Facility bear interest at the Issuer's option at either (a) the greater of (i) the Administrative Agent's (as defined herein) corporate base rate and (ii) the federal funds rate plus 0.5% per annum, plus in each case, the Applicable Margin (as defined herein) or (b) LIBOR plus the Applicable Margin.

    Upon the consummation of the Merger, $75.0 million of the $100.0 million term loan facility was placed in escrow (the "Escrow") to fund a portion of the amounts payable, if any, in the Change of Control Offer. Any revolving loans, the proceeds of which remain in escrow after the Change of Control Expiration Date, mature on the next succeeding day.

    In addition, upon consummation of the Merger, GEIPPPII and Ardatrium deposited into the Escrow $25.0 million. In the event amounts are payable in the Change of Control Offer, some or all of such funds will be used to purchase additional Discount Debentures from Atrium Corp. (the "Additional Discount Debenture Issuance"). The proceeds of such Discount Debentures will then be advanced by Atrium Corp. to the Issuer as a capital contribution (the "Contingent Capital Contribution") to pay, together with the other amounts placed in escrow described in the preceding paragraph, amounts payable in the Change of Control Offer.

    The balance (which will not exceed $1.0 million plus accrued and unpaid interest on the Notes, if any), if any, of amounts in excess of $100.0 million payable in the Change of Control Offer will be paid from available cash or financed with the proceeds of revolving loans under the Credit Facility.

    The Merger, the Merger Sub Contribution, the Recapitalization, borrowings under the Credit Facility, the Intercompany Loan, the Discount Debenture Issuance, the Additional Discount Debenture Issuance and the Contingent Capital Contribution and the application of the proceeds of the foregoing (including the Existing Debt Repayment) are herein referred to collectively as the "Transactions."

    The Issuer is a Delaware corporation with its principal executive offices located at 1341 W. Mockingbird Lane, Suite 1200 W, Dallas, Texas 75247, telephone number (214) 630-5757.

                              CORPORATE STRUCTURE

    The following chart depicts the corporate structure of the Combined Company following the consummation of the Transactions:


                                   [GRAPHIC]


    As a result of the consummation of the Transactions, the Issuer has obligations of $100.0 million outstanding under the Credit Facility pursuant to borrowings necessary to fund the Intercompany Loan and the Existing Debt Repayment. Atrium Corp. has obligations of approximately $24.0 million to the Issuer pursuant to the Intercompany Loan and $20.0 million pursuant to the Discount Debentures Issuance to GEIPPPII and Ardatrium in order to fund the Merger Consideration.

    To the extent Notes are tendered in the Change of Control Offer, the Issuer will incur additional obligations under the Credit Facility of $75.0 million and Atrium Corp. will incur obligations pursuant to the Additional Discount Debenture Issuance to GEIPPPII and Ardatrium of $25.0 million in order to fund the Change of Control Price.

                          THE CHANGE OF CONTROL OFFER

Issuer..............................  Atrium Companies, Inc.

Change of Control Price.............  101%

Change of Control Expiration Date...  November 9, 1998 at 5:00 p.m. New York City time

Interest............................  Unless the Issuer defaults in the payment of the
                                      Change of Control Price, all Notes accepted for
                                      payment pursuant to the Change of Control Offer shall
                                      cease to accrue interest after the Change of Control
                                      Acceptance Date. Any Notes not tendered and purchased
                                      in the Change of Control Offer will continue to accrue
                                      interest in accordance with the Indenture.

Withdrawal Rights...................  Notes tendered in the Change of Control Offer may be withdrawn at any time prior to 5:00 p.m., New York
                                      City time, on the Change of Control Expiration Date.
                                      As a result, if a Registered Holder (as defined in the
                                      Indenture) validly withdraws Notes previously tendered
                                      in the Change of Control Offer, the Registered Holder
                                      will not receive the Change of Control Price unless
                                      such Notes are validly re-tendered pursuant to the
                                      Change of Control Offer prior to the Change of Control
                                      Expiration Date.

Source of Funds.....................  The maximum amount of funds required by the Issuer to purchase all of the Notes pursuant to the Change of
                                      Control Offer is approximately $101.0 million plus
                                      accrued and unpaid interest, if any, to the date of
                                      purchase. The Issuer expects to finance the payments
                                      of the Change of Control Offer with the proceeds of a
                                      term loan under the Credit Facility, the Contingent
                                      Capital Contribution and, if necessary, to fund
                                      amounts in excess of $100.0 million, revolving loans
                                      under the Credit Facility.

The Depositary......................  United States Trust Company of New York

                                  RISK FACTORS

    An investment in the Notes involves a high degree of risk. Holders of the Notes should carefully consider the factors set forth in "Risk Factors," as well as the other information set forth in this Offer to Purchase, before determining whether to tender their Notes in the Change of Control Offer.

            UNAUDITED SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited summary pro forma consolidated financial data are derived from the Unaudited Pro Forma Consolidated Financial Statements of the Combined Company included elsewhere in this Offer to Purchase. The pro forma consolidated income statement data give effect to the Transactions as if they had occurred on January 1, 1997. The pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on June 30, 1998. The unaudited summary pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated nor are they necessarily indicative of the results that may be expected or achieved in the future. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors--Substantial Leverage", and the financial statements included elsewhere in this Offer to Purchase.

                                                                                                      SIX MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  DECEMBER 31, 1997  JUNE 30, 1998
                                                                                  -----------------  -------------
                                                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales.......................................................................     $   357,870      $   194,749
Gross profit....................................................................         105,848           57,185
Selling, delivery, general and administrative expenses..........................          76,691           41,015
Income before income taxes......................................................           5,827            3,521
OTHER FINANCIAL DATA:
EBITDA (1)......................................................................     $    40,816      $    20,382
Depreciation and amortization...................................................          11,026            4,879
Capital expenditures............................................................           5,169            2,083

                                                                                               AS OF JUNE 30, 1998
                                                                                             ----------------------
                                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (2)........................................................................       $    51,128
Total assets...............................................................................           351,548
Total debt.................................................................................           220,000
Stockholders' equity.......................................................................            87,889

------------------------

(1) EBITDA represents income before interest, income taxes, extraordinary charge, depreciation and amortization, and certain non-recurring expenses related to acquisitions, management changes and other expenses. As the Combined Company has historically incurred significant non-cash and non-recurring charges, management believes EBITDA provides a more meaningful comparison of historical results. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Combined Company to meet its future debt service, capital expenditures and working capital requirements. The Combined Company believes EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare the financial results of the Combined Company on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. Additionally, as EBITDA is not defined by GAAP, it may not be calculated or comparable to other similarly titled measures within the building materials industry.

(2) Computed as current assets less current liabilities, excluding current portion of notes payable.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. HOLDERS OF THE NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS OFFER TO PURCHASE BEFORE DETERMINING WHETHER TO TENDER THEIR NOTES IN THE CHANGE OF CONTROL OFFER.

SUBSTANTIAL LEVERAGE

    The Combined Company is highly leveraged and has substantial Indebtedness (as defined in the Indenture). As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Combined Company and its consolidated subsidiaries had an aggregate of $220.0 million of outstanding Indebtedness including the Discount Debentures issued by Atrium Corp. The Indenture permits the Issuer to incur additional Indebtedness, including Senior Indebtedness (as defined in the Indenture), subject to certain limitations. See "Capitalization."

    The Combined Company's high degree of leverage could have important consequences to the holders of the Notes, including the following: (i) the Combined Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Combined Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Combined Company for other purposes; (iii) certain of the Combined Company's borrowings will be at variable rates of interest (including borrowings under the Credit Facility), which expose the Combined Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Credit Facility is secured and matures prior to the maturity of the Notes; (v) the Combined Company may be substantially more leveraged than certain of its competitors, which may place the Combined Company at a competitive disadvantage; and (vi) the Combined Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Certain Indebtedness."

ABILITY TO SERVICE DEBT

    The Combined Company's ability to service its indebtedness will depend on its future performance and its ability to obtain refinancing indebtedness for at least a portion of its long-term indebtedness (including the Notes), both of which are subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Combined Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Combined Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Combined Company's operating results, cash flow and capital resources will be sufficient for payment of its Indebtedness in the future. In the absence of such operating results and resources, the Combined Company could face substantial liquidity constraints and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Combined Company could realize therefrom. In addition, because the Issuer's obligations under the Credit Facility bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Combined Company's ability to meet its debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

SUBORDINATION OF THE NOTES

    The Notes are unsecured, senior subordinated obligations of the Issuer and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Issuer, including without limitation any amounts outstanding under the Credit Facility. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Issuer had $100.0 million of Senior Indebtedness outstanding.

    As of June 30, 1998, the maximum amount of Senior Indebtedness the Issuer and the Subsidiary Guarantors, collectively and in the aggregate, could incur was $45.0 million, under the current provisions of the Indenture. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Issuer, assets of the Issuer will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes.

    Similarly, the Indebtedness evidenced by the Subsidiary Guarantees of the Notes by the Subsidiary Guarantors will be subordinated to the prior payment in full of all existing and future Guarantor Senior Indebtedness (as defined in the Indenture), including all amounts owing pursuant to their guarantees of the Credit Facility.

    Pursuant to the Discount Debenture Indenture (as defined herein), Atrium Corp. may not permit any of its Restricted Subsidiaries (as defined in the Discount Debenture Indenture), including the Issuer, to guarantee any future indebtedness of Atrium Corp. unless such subsidiary also guarantees the Discount Debentures on a senior or PARI PASSU basis (depending upon the ranking of such other indebtedness).

RESTRICTIVE DEBT COVENANTS

    The Credit Facility contains a number of significant covenants that, among other things, restrict the ability of the Issuer and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Credit Facility, the Issuer is required to comply with specified financial ratios and tests, including minimum interest fixed charge coverage ratios and a maximum total leverage ratio. In addition, the Discount Debenture Indenture contains certain financial and other restrictive covenants to which the Issuer and its subsidiaries are subject. Pursuant to the Discount Debenture Indenture, Atrium Corp. may not, and may not permit any of its Restricted Subsidiaries to, sell or otherwise dispose of, or permit the Issuer to issue, any capital stock of the Issuer to any person or entity other than Atrium Corp. or a wholly owned subsidiary. See "Description of Certain Indebtedness."

    The Issuer's ability to comply with the covenants and restrictions contained in the Credit Facility, the Discount Debenture Indenture and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Credit Facility, the Discount Debenture Indenture and the Indenture, which would permit the senior lenders or the holders of the Discount Debentures or the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable immediately, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Credit Facility could be terminated. If the Issuer were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of Certain Indebtedness."

LIMITATION ON CHANGE OF CONTROL

    Upon a future Change of Control (as defined in the Indenture) the Issuer will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof to the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. The Change of Control purchase feature of the Notes, in the future, may in certain circumstances discourage or make more difficult a sale or takeover of the Combined Company. In particular, a future Change of Control may cause an acceleration of, or require an offer to repurchase under, the Credit Facility and certain other indebtedness, if any, of the Issuer and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Notes. In addition, a Change of Control under the Indenture will also constitute a "Change of Control" for purposes of the Discount Debenture Indenture, which would require Atrium Corp. to offer to repurchase the Discount Debentures. The Issuer could, subject to limitations on additional Senior Indebtedness, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions that would not constitute a Change of Control under the Indenture, but could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit rating or otherwise adversely affect holders of the Notes. See "Description of Certain Indebtedness." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture. Finally, there can be no assurance that the Issuer will have funds available to repurchase the Notes upon the occurrence of a future Change of Control.

FLUCTUATIONS IN RAW MATERIALS COST AND SUPPLY; RELIANCE ON MANUFACTURING
  FACILITIES AND SUPPLIERS

    The Combined Company purchases aluminum, vinyl, wood, glass and other raw materials from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price. Because such materials in the aggregate constitute significant components of the Combined Company's cost of goods sold, such fluctuations could have a material adverse effect on the Combined Company's results of operations. Although the Combined Company believes that it can pass on to customers gradual increases in raw material prices, there can be no assurance that the Combined Company will continue to be able to do so in the future. In addition, sharp increases in raw material prices are more difficult to pass through to the customer in a short period of time and may negatively impact the short-term financial performance of the Combined Company. See "Business--Inflation and Raw Materials." Loss of or interruptions of operations at any of the Combined Company's manufacturing facilities could have an adverse effect on the Combined Company's business. In addition, suppliers experiencing delays or generating higher costs could adversely affect the Combined Company's operating results.

ENVIRONMENTAL MATTERS

    The past and present business operations of the Combined Company and the past and present ownership and operation of real property by the Combined Company are subject to extensive federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes (including solid and hazardous wastes) or otherwise relating to health, safety and protection of the environment. The Combined Company does not expect to make any expenditures with respect to ongoing compliance with these environmental laws and regulations that would have a material adverse effect on the Combined Company's capital expenditures, earnings, or competitive position. However, the applicable requirements under the law are subject to amendment, and to the imposition of new, other, or additional requirements and to changing interpretations of agencies or courts. No assurance can be given that new, other or additional requirements would not be imposed or that expenditures, including material expenditures, would not be required to comply. The nature of the Combined Company's operations and previous operations by others at real property owned by the Combined Company expose the Combined Company to the risk of claims under environmental, health and safety laws and regulations. The Combined Company has been subject to such claims in the course of its operations, and has made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. The Combined Company does not believe that these existing claims will have any further material effect on the Combined Company's capital expenditures, earnings or competitive position. No assurance can be given, however, that the discovery of presently unknown environmental conditions, changes in environmental, health, and safety laws and regulations or their interpretation, or other unanticipated events will not give rise to expenditures or liabilities that may have such an effect. The Combined Company has been named as a potentially responsible party at two superfund sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Based on currently available information, the Combined Company believes that its liability, if any, associated with the remediation of these sites or facilities will be limited to an amount not greater than its alleged reasonable contribution, and that this amount will not have a material adverse effect on the Combined Company's financial condition or operations. However, given the uncertain nature of liability under CERCLA, and uncertainties concerning factual circumstances, the contribution of other parties, and other issues, there can be no assurance that the liabilities in question will not exceed the Combined Company's expectations, resulting in material expenditures. See "Business--Government Regulation and Environmental Matters".

INTEGRATION OF BUSINESSES

    The Combined Company's future performance will depend heavily on the ability of the Combined Company to integrate the historical Atrium, Wing and Darby Businesses, including, without limitation, the integration of manufacturing facilities, management information systems and corporate functions. In addition, the integration of the businesses may divert management's attention from other business concerns. There can be no assurance that the Combined Company's management will be able to manage effectively the resulting business, that the consummation of the Transactions will benefit the Combined Company or that the Combined Company will realize any anticipated synergies as a result of the Transactions.

CYCLICALITY

    Demand in the window and door manufacturing and distribution industry is influenced by new home construction activity and the demand for repair and remodeling. For the 12 months ended June 30, 1998, the Combined Company believes that approximately 45% of its pro forma consolidated revenues were related to new home construction. Trends in the housing sector directly impact the financial performance of the Combined Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates and migration into the United States and migration of the population within the United States have a direct impact on the Combined Company. Cyclical declines in new housing starts may adversely impact the Combined Company and there can be no assurance that any such adverse effects would not be material. See "Business--Cyclicality."

CUSTOMER CONCENTRATION

    The Combined Company, through the Wing Business, has a significant relationship with Home Depot, one of the largest home center retailers. Home Depot accounted for approximately 20.5% of the Combined Company's consolidated revenues for the 12 months ended June 30, 1998 on a pro forma basis after giving effect to the Transactions. The Combined Company's operating and financial performance is currently dependent, in part, upon the Combined Company's relationship with this customer. There can be no assurance that the Combined Company will be able to maintain such relationship consistent with historic levels, if at all.

SEASONALITY

    Markets for the Combined Company's building-related products are seasonal. Historically, the Atrium Business' products have experienced increased sales in the second and third quarters of the year due to increased construction during those periods. Because interior construction and repair increase during the winter months, the first and fourth quarters of the year have historically been peak seasons for the Wing Business' products, particularly its interior doors. Although the Combined Company believes that the complementary nature of the Atrium Business' and the Wing Business' selling seasons will mitigate fluctuations in operating results, there can be no assurance that these seasonal trends will not adversely impact the Combined Company. The Combined Company expects to use the Credit Facility to meet seasonal variations in its working capital requirements. See "Business--Seasonality."

DEPENDENCE ON KEY PERSONNEL

    The success of the Combined Company's business is materially dependent upon the continued services of its President and Chief Executive Officer, Randall S. Fojtasek, and other key officers and employees. The loss of such key personnel due to death, disability or termination of employment could have a material adverse effect on the results of operations or financial condition, or both, of the Combined Company. While the Combined Company has non-competition agreements with Mr. Fojtasek and certain other key officers and employees, there can be no assurance that a court will find such agreements enforceable under applicable state law.

CONTROLLING STOCKHOLDERS; AFFILIATE TRANSACTIONS

    GEIPPPII and Ardshiel and its affiliates own approximately 93% of the outstanding shares of common stock of Holdings. Additionally, Ardshiel or its affiliates have the power to vote approximately 4% of the outstanding shares of common stock of Holdings pursuant to proxies granted by certain stockholders of Holdings to Ardshiel or its affiliates. As a result of this ownership and the provisions of the stockholders agreement executed by the stockholders of Holdings in connection with the Transactions, GEIPPPII and Ardshiel and its affiliates are able to direct the election of 8 of the 9 members of the Board of Directors of Holdings and therefore direct the management and policies of the Combined Company. In addition, pursuant to the terms of such stockholders agreement, Holdings has agreed to cause the Combined Company to make dividend payments to make interest and principal payments on, or to repurchase, redeem or repay, the Discount Debentures. The interests of GEIPPPII and Ardshiel and its affiliates may differ from the interests of holders of the Notes. See "Beneficial Ownership" and "Certain Relationships and Related Transactions."

YEAR 2000 RISK

    Many existing computer systems and software products are coded to use only two digits to identify a year in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Many computer programs and systems, including certain programs and systems utilized by the Combined Company, are highly dependent upon financial and other data that, based on the program's or system's inability to distinguish between the Year 2000 and other century-end dates, could be misreported or misinterpreted and cause significant resulting errors. If not corrected, many computer applications could fail when processing data related to the Year 2000. There can be no assurance that the Combined Company's computer systems, or the computer systems of other companies with whom the Combined Company conducts business, will be Year 2000 compliant prior to December 31, 1999 or that the inability of any such systems to process accurately Year 2000 data will not have a material adverse effect on the Combined Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

COMPETITION

    The Combined Company competes with other national and regional manufacturers in many product segments. Certain of the Combined Company's principal competitors are less highly-leveraged than the Combined Company and have greater financial resources than the Combined Company. Accordingly, such competitors may be better able to withstand changes in conditions within the industries in which the Combined Company operates and may have significantly greater operating and financial flexibility than the Combined Company. As a result of the competitive environment in the markets in which the Combined Company operates, the Combined Company faces (and will continue to face) pressure on sales prices of its products from competitors (including imports in certain segments of its product lines), as well as from large customers. As a result of such pricing pressures, the Combined Company may in the future experience reductions in the profit margins on its sales, or may be unable to pass future raw material price or labor cost increases on to its customers (which would also reduce profit margins).

    There can be no assurance that the Combined Company will not encounter increased competition in the future, which could have a material adverse effect on the Combined Company's business. See "Business--Competition."

POTENTIAL LABOR DISPUTES

    Approximately 40% of the Combined Company's hourly employees are covered by three-year collective bargaining agreements which expire in 2001. Although the Combined Company believes that its relations with its employees are satisfactory, there can be no assurance that the Combined Company will not experience work stoppages or slowdowns in the future. In addition, there can be no assurance that the Combined Company's non-union facilities will not become subject to labor union organizational efforts or that labor costs will not materially increase. See "Business--Employees."

INTELLECTUAL PROPERTY RIGHTS AND PROTECTION

    The Combined Company relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect its proprietary rights, measures that provide only limited protection. There can be no assurance that the Combined Company's means of protecting its proprietary rights will be adequate or that competitors will not independently develop similar technologies. The Combined Company has applied to register certain of its trademarks. There can be no assurances that the Combined Company will obtain registrations of principal marks in key markets. Failure to obtain registrations could compromise the Combined Company's ability to protect its trademarks and brands and could increase the risk of challenge from third parties to its use of its trademarks and brands. Failure of the Combined Company to enforce and protect its intellectual property rights or obtain from third parties the right to use necessary intellectual property could have a material adverse effect on the Combined Company's business, operating results and/or financial condition.

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

    The Notes trade in the PORTAL market. There is no other established trading market for the Notes. The Issuer does not currently intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. No assurance can be given as to the trading prices of the Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Combined Company's operating results and the market for similar securities.

    The liquidity of, and trading market for, the Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Combined Company.

    In addition, to the extent Notes are purchased pursuant to the Change of Control Offer, the trading market for untendered Notes could become more limited due to the reduction in the amount of Notes outstanding after the Changes of Control Offer, which might adversely affect the liquidity and market price of the Notes.

CERTAIN FORWARD-LOOKING STATEMENTS

    This Offer to Purchase contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties relating to the Combined Company that are based on the beliefs of the management. When used in this Offer of Purchase, the words "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Combined Company or the Combined Company's management, identify forward-looking statements. Such statements reflect the current views of the Combined Company with respect to the risks and uncertainties regarding the operations and results of operations of the Combined Company as well as its customers and suppliers, including as a result of the availability of consumer credit, interest rates, employment trends, changes in levels of consumer confidence, changes in consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, shifts in market demand, and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization as of June 30, 1998 of the Issuer on an actual basis and the Combined Company as adjusted to give effect to the Transactions. This table should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the financial statements included elsewhere in this Offer to Purchase.

                                                                                              JUNE 30, 1998
                                                                                       ---------------------------
                                                                                                      COMBINED
                                                                                                     COMPANY, AS
                                                                                                    ADJUSTED FOR
                                                                                        ISSUER,          THE
                                                                                         ACTUAL    TRANSACTIONS(1)
                                                                                       ----------  ---------------
                                                                                             (IN THOUSANDS)
Current portion of notes payable.....................................................  $    1,900    $     1,750
Long-term debt, excluding current maturities:........................................
  Credit Facility(2).................................................................       7,858         98,250
  BT Credit Facility--senior term loan facility......................................      15,200        --
  Discount Debentures--Issued by Atrium Corp.........................................      --             20,000
  Notes..............................................................................     100,000        100,000

Stockholders' (deficit) equity:
  Common stock, par value $.01 per share; 3,000 shares authorized; 100 shares
    outstanding......................................................................      --            --
  Additional paid-in capital(3)......................................................      33,512         85,895
  Retained earnings (accumulated deficit)(3).........................................     (65,117)         1,994
  Accumulated other comprehensive income.............................................           7        --
                                                                                       ----------  ---------------
Total stockholders' (deficit) equity.................................................     (31,598)        87,889
                                                                                       ----------  ---------------
    Total capitalization.............................................................  $   93,360    $   307,889
                                                                                       ----------  ---------------
                                                                                       ----------  ---------------

------------------------

(1) Assumes none of the Notes are tendered in the Change of Control Offer.

(2) The BT Credit Facility (as defined herein and as reflected in the Actual column) was refinanced by the Credit Facility (reflected in the As Adjusted column).

(3) Adjustments to additional paid-in-capital and retained earnings (accumulated deficit) reflect GEIPPPII's acquisition of 94.5% of the Issuer and a portion of the minority interests of WIH and Door. See "Unaudited Pro Forma Consolidated Financial Statements."

HISTORY OF THE COMBINED COMPANY

    The Combined Company was formed through a series of transactions and acquisitions. The following summary should be considered in conjunction with reading the financial information presented in this Offer to Purchase:

    July 3, 1995--The Common Stock of Atrium (formerly known as Fojtasek Companies, Inc.), was acquired by a wholly owned subsidiary of Heritage Fund I, L.P. in a transaction that was accounted for as a recapitalization (the "Heritage Transaction"). The Atrium Business is the manufacture and sale of doors, windows and various building materials throughout the United States. Atrium was founded in 1948 as a leading vertically-integrated domestic manufacturer and distributor of a full line of residential windows and doors and began manufacturing operations in 1953.

    September 1, 1996--Atrium purchased certain assets of Keller Aluminum Products of Texas ("Keller"), a division of Keller Building Products, which was owned by Keller Industries, Inc. The assets were recorded at cost.

    September 30, 1996--Atrium Corp. acquired Atrium Door and Window Company of the Northeast ("ADW--Northeast"), formerly known as Bishop Manufacturing Company, Incorporated ("Bishop"), a manufacturer of vinyl replacement windows and doors for the residential market in the northeast region of the United States. Atrium Corp. contributed the capital stock of ADW--Northeast to Atrium. The transaction was recorded under the purchase method of accounting.

    October 25, 1996--WIH acquired (the "Wing Acquisition") 100% of the outstanding common stock of Wing, and Wing Acquisition Corporation ("WAC"), a Delaware corporation and a wholly owned subsidiary of WIH, was merged with and into Wing, with Wing being the surviving corporation. WIH did not have any significant activity prior to the Wing Acquisition. Wing was founded in 1924 and incorporated in 1941. Wing manufactures and markets bifold, louver, stile and rail, and flush doors, and related products for the home improvement and home building industries.

    November 27, 1996--Atrium was effectively recapitalized in a transaction in which affiliates of Hicks Muse Tate & Furst Incorporated purchased approximately 82% of Atrium Corp.'s newly issued common stock and redeemed the equity interests of selling securityholders of Atrium (the "Hicks Muse Transaction"). The redemption payments were funded through the issuance of the Notes and the other outstanding debt of Atrium was refinanced. The transaction was accounted for as a recapitalization.

    July 1, 1997--Atrium purchased the assets of the Western Window Division of Gentek Building Products, Inc. ("Gentek") (the results of operations associated with these assets are referred to as "Gentek"). Gentek, located in Anaheim, California, is engaged in the manufacture and sale of vinyl replacement windows to independent remodelers and contractors. The acquisition was accounted for under the purchase method of accounting.

    November 10, 1997--WIH purchased certain assets of the Door Division of Super Millwork, Inc. ("Super Millwork") in a transaction accounted for under the purchase method of accounting (the "Super Millwork Acquisition"). The Door Division of Super Millwork, located in Melville, New York, is engaged in the distribution, manufacture and sale of doors and other millwork. The Door Division, along with Marvin Windows, comprised the consolidated entity of Super Millwork.

    January 8, 1998--Door acquired all of the outstanding common stock of Darby (the "Darby Acquisition") in a transaction accounted for under the purchase method of accounting. Darby, founded in 1983, provides interior and exterior doors, vanity mirrors, door knobs and locks, shelving, molding, and related installation to contractors of apartment buildings and hotels.

    March 27, 1998--Atrium purchased substantially all of the assets (the "Masterview Acquisition") of Masterview Window Company, LLC ("Masterview"), a privately held window and door company located in Phoenix, Arizona in a transaction accounted for under the purchase method of accounting.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ATRIUM

    The selected consolidated historical financial data set forth below for the five-year period ended December 31, 1997, was derived from the audited consolidated financial statements of Atrium. The financial data as of June 30, 1998 and the six months ended June 30, 1997 and 1998 were derived from the unaudited consolidated financial statements of Atrium, which in the opinion of management reflect all adjustments necessary for a fair presentation of results for such periods. Results for the interim periods are not necessarily indicative of results for the full year. The selected consolidated historical financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and Atrium's Consolidated Financial Statements, related notes and other financial information included elsewhere in this Offer to Purchase.

                                                                                                  SIX MONTHS      SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,  ENDED JUNE 30,
                                         -----------------------------------------------------  --------------  --------------
                                           1993       1994       1995       1996       1997          1997            1998
                                         ---------  ---------  ---------  ---------  ---------  --------------  --------------
INCOME STATEMENT DATA:(1)
  Net sales............................  $  98,752  $ 123,571  $ 135,478  $ 156,269  $ 186,764    $   85,277      $  106,482
  Income before income taxes and
    extraordinary charges(2)(3)(4).....     10,246      9,795      3,393      8,078     10,235         4,130(5)        4,668

BALANCE SHEET DATA (END OF PERIOD):(6)
  Total assets.........................  $  52,517  $  58,507  $  48,569  $  74,750  $  83,375    $   86,350      $  120,190
  Total debt...........................      7,614      6,786     49,000    100,000    100,000    $  102,447         124,958

OTHER DATA:
  EBITDA(7)............................  $  12,030  $  16,094  $  17,070  $  21,463  $  25,842    $   11,636(5)   $   12,969
  Depreciation and amortization........      1,407      1,678      2,087      5,228      3,585         1,736           2,601
  Interest expense.....................        377        355      2,753      4,786     11,523         5,594           6,241

--------------------------

(1) The income statement data for Atrium for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and six months ended June 30, 1998 includes the acquisitions of Bishop, Gentek and Masterview from the dates of acquisition which are September 30, 1996, July 1, 1997 and March 27, 1998, respectively. If the acquisitions had occurred as of January 1, 1993, the selected financial information would have been as follows:

                                                                                      SIX MONTHS   SIX MONTHS
                                                                                         ENDED        ENDED
                                              YEAR ENDED DECEMBER 31,                  JUNE 30,     JUNE 30,
                               -----------------------------------------------------  -----------  -----------
                                 1993       1994       1995       1996       1997        1997         1998
                               ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net sales....................  $ 124,448  $ 155,854  $ 183,621  $ 207,554  $ 218,504   $ 104,208    $ 112,701
Income before income taxes
  and extraordinary
  charges....................     11,828     11,193      9,874     12,505     12,941       5,574(5)      5,222

EBITDA(6)....................     15,701     18,200     24,189     26,946     30,324      14,124(5)     13,945
Depreciation and
  amortization...............      1,610      2,534      3,305      6,008      4,735       2,405        2,875
Interest expense.............        490        518      2,891      5,064     12,261       5,969        6,389

    The above selected consolidated historical financial data does not include the operations of Gentek for the years ended December 31, 1993 and 1994 as financial information was not available on a stand-alone basis. Additionally, the selected consolidated historical financial data does not give effect to the acquisition of Keller, as the historical results of operations are not indicative of ongoing operations, which commenced September 1, 1996.

(2) Effective January 1, 1994, Atrium elected to change its method of accounting of inventory from the first-in, first-out method to the last-in, first-out ("LIFO") method. The LIFO provison in 1994 resulted in an increase in cost of sales of $2,721. The change in LIFO reserve for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and June 30, 1998 resulted in a decrease in cost of goods sold of $851, $491, an increase in cost of goods sold of $500 and $176 and a decrease in cost of goods sold of $541, respectively.

(3) Atrium recorded stock option compensation expense, consisting of charges associated with granting new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options as well as amoritzation of deferred compensation charges related to previously issued options, of $308, $3,023, $307, $203 and $447 for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and June 30, 1998, respectively.

(4) During the years ended December 31, 1995 and 1996, Atrium recorded special charges for management bonuses, restructuring charges for severances and consulting fees of $7,188 and $3,044, respectively.

(5) Excludes $1,193 of proceeds from an insurance settlement related to a fire at Atrium's extrusion facility in Wylie, Texas.

(6) The balance sheet data for Atrium as of December 31, 1996 reflects the acquisition of Bishop and the purchase of the assets of Keller. Additionally, the balance sheet data as of December 31, 1997 reflects the purchase of the assets of Gentek and as of June 30, 1998 reflects the acquisition of Masterview.

(7) EBITDA includes adjustments for the charges discussed in footnotes (2) and
    (4), and adjustments for certain non-recurring items related to a writedown on real estate of $1,545 in 1994 and a writedown of inventory of $2,500 and $816 in 1995 and 1996, respectively.

    While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of Atrium to meet its future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Atrium believes EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare historical results of Atrium on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. Additionally, as EBITDA is not defined by GAAP, it may not be calculated or comparable to other similarly titled measures within the building materials industry.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WIH

    The selected income statement data set forth below for the year ended December 31, 1995, the periods ended October 25, 1996 and December 31, 1996 and the year ended December 31, 1997, and the selected balance sheet data at December 31, 1996 and 1997 were derived from the audited consolidated financial statements of WIH. The selected income statement data for the years ended December 31, 1993, and 1994, the six months ended June 30, 1997 and 1998 and the selected balance sheet data at December 31, 1993, 1994 and 1995 and at June 30, 1998 were derived from WIH's unaudited consolidated financial statements, which in the opinion of management reflect all adjustments necessary for a fair presentation of results for such periods. Results for the interim periods are not necessarily indicative of results for the full year. The selected consolidated historical financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and WIH's Consolidated Financial Statements, related notes and other financial information included elsewhere in this Offer to Purchase.

                                                   PREDECESSOR                                           WIH
                                  ----------------------------------------------  --------------------------------------------------
                                            YEAR ENDED                                                               SIX MONTHS
                                           DECEMBER 31,            PERIOD ENDED   PERIOD ENDED    YEAR ENDED       ENDED JUNE 30,
                                  -------------------------------   OCTOBER 25,   DECEMBER 31,   DECEMBER 31,   --------------------
                                    1993       1994       1995         1996           1996           1997         1997       1998
                                  ---------  ---------  ---------  -------------  -------------  -------------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.....................  $  71,925  $  72,496  $  68,481    $  62,880      $  13,200      $  99,059    $  47,338  $  71,848
  Income before income taxes....        485        179        491        1,789            532          1,391          741      1,366
  Net income....................        296         35        279        1,119            303            696          391        691
BALANCE SHEET DATA (END OF
 PERIOD):(1)
  Total assets..................  $  18,703  $  20,740  $  18,515    $  19,966      $  36,404      $  55,383    $  38,858  $  58,277
  Total debt....................      8,995     10,296      8,522        8,154         20,489         32,238       21,967     35,458
OTHER DATA:
  EBITDA(2).....................  $   1,829  $   1,777  $   2,374    $   3,014      $   1,166      $   5,836    $   2,911  $   4,384
  Depreciation and
    amortization................        696        689        844          716            260          1,492          754        913
  Interest expense..............        648        909      1,039          509            374          2,953        1,416      2,105

------------------------------

(1) On November 10, 1997, WIH purchased certain assets of the Door Division of Super Millwork, for $12,500, including contingent payments of $2,500 based on future operating results. The total cost of the acquisition including transaction costs incurred aggregated $13,444. The purchase price was funded with borrowings under a line of credit of approximately $194, term loan borrowings of $6,750, and the issuance of exchangeable subordinated notes of $4,000 with warrants. The balance sheet data for WIH as of December 31, 1997 reflect the Super Millwork Acquisition and the income statement data includes the results since the date of acquisition. If the acquisition had occurred as of January 1, 1996, the selected consolidated historical financial data would have been as follows (no information was available for periods prior to January 1, 1996):

                                                                          YEAR ENDED           SIX MONTHS
                                                                         DECEMBER 31,        ENDED JUNE 30,
                                                                    --------------------  --------------------
                                                                      1996       1997       1997       1998
                                                                    ---------  ---------  ---------  ---------
Net sales.........................................................  $ 103,012  $ 122,410  $  60,453  $  71,848
Income before income taxes........................................      3,550      2,001      1,113      1,366

EBITDA(2).........................................................      5,732      6,659      3,405      4,384
Depreciation and amortization.....................................      1,069      1,536        783        913
Interest expense..................................................      1,113      3,122      1,509      2,105

 (2) While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of WIH to meet its future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." WIH believes EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare historical results of WIH on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. Additionally, as EBITDA is not defined by GAAP, it may not be calculated or comparable to other similarly titled measures within the building materials industry.

              SELECTED COMBINED HISTORICAL FINANCIAL DATA OF DOOR

    The selected combined historical financial data set forth below for the two-year period ended December 31, 1997, were derived from the audited combined financial statements of Darby, and from the unaudited consolidated financial statements of Door for the six months ended June 30, 1998 and of Darby for the six months ended June 30, 1997. The selected financial data for each of the years ended December 31, 1993, 1994 and 1995 were derived from Darby's unaudited combined financial statements, and are prepared on an income tax basis of accounting. Results for the interim periods are not necessarily indicative of results for the full year. The selected combined historical financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, Darby's Combined Financial Statements, Door's Consolidated Financial Statements related notes and other financial information included elsewhere in this Offer to Purchase.

                                                                                                   SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                    ---------------------------------------------  ----------------
                                                    1993(1)   1994(1)   1995(1)   1996     1997      1997     1998
                                                    -------   -------   -------  -------  -------  -------  -------
INCOME STATEMENT DATA:
  Net sales.......................................  $7,114    $9,033    $13,034  $15,777  $16,956   $8,894  $10,432
  Income from continuing operations...............     548     1,093      2,128    2,145    2,022    1,283    1,219

BALANCE SHEET DATA (END OF PERIOD):
  Total assets....................................  $2,444    $3,616    $ 5,152  $ 5,325  $ 4,278      N/A  $28,298
  Total debt......................................     638       608      1,139      934        6      N/A   14,785

OTHER DATA:
  EBITDA(2)(3)....................................  $  N/A       N/A        N/A  $ 3,686  $ 3,804   $1,479  $ 2,351
  Depreciation and amortization...................      65       114        169      189      154       71      343
  Interest expense................................      48        46         68       78       61       20      789

------------------------------

(1) The selected combined historical financial data presented above for the years ended December 31, 1993, 1994 and 1995 are unaudited and prepared on an income tax basis. No adjustments have been made to conform the financial data to accrual basis accounting in accordance with generally accepted accounting principles.

(2) EBITDA includes a reversal of compensation expense to a former stockholder offset by the compensation that will be received pursuant to a new three-year consulting agreement as follows:

                                                       YEAR ENDED        SIX MONTHS
                                                      DECEMBER 31,      ENDED JUNE 30,
                                                    -----------------   --------------
                                                     1996      1997          1997
                                                    -------   -------   --------------
Salary............................................  $   311   $   311       $ 155
Bonus.............................................    1,063     1,356           0
New consulting agreement..........................     (100)     (100)        (50)
                                                    -------   -------       -----
Net adjustment....................................  $ 1,274   $ 1,567       $ 105
                                                    -------   -------       -----
                                                    -------   -------       -----

(3) EBITDA includes adjustments for the charges discussed in footnote (2). While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of Door to meet its future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Door believes EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare historical results of Door on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. Additionally, as EBITDA is not defined by GAAP, it may not be calculated or comparable to other similarly titled measures within the building materials industry.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated financial statements ("Unaudited Pro Forma Financial Statements") of the Combined Company are based on the audited and unaudited historical financial statements listed in the Index to Financial Statements on page F-1.

    The Unaudited Pro Forma Financial Statements have been prepared to give effect to the Transactions. For financial statement purposes, WIH is deemed to be the "accounting acquiror" in a reverse acquisition transaction.

    Prior to the Transactions, GEIPPPII owned a significant interest in both WIH and Door. As a result of the Transactions, GEIPPPII now owns approximately 94.5% of Holdings. To the extent GEIPPPII acquired additional minority interest in WIH and Door, such interest has been recorded at GEIPPPII's acquisition cost or "fair value". GEIPPPII also recorded its acquisition of a 94.5% interest in Atrium Corp. at "fair value". For purposes of the Unaudited Pro Forma Financial Statements, GEIPPPII's basis in the companies which are a part of the Transactions have been "pushed down" to the Unaudited Pro Forma Financial Statements. The Unaudited Pro Forma Financial Statements also reflect various other effects of the Transactions such as capital contributions, retirement of existing debt and write-off of related financing costs, issuance of new debt and transaction expenses.

    The Unaudited Consolidated Pro Forma Balance Sheet has been prepared to give effect to the Transactions as if they occurred on June 30, 1998. The Unaudited Pro Forma Consolidated Statements of Income give effect to the Transactions as if they occurred on January 1, 1997.

    The unaudited pro forma adjustments are based upon available information and certain assumptions that the Combined Company believes are reasonable. The Unaudited Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the historical financial statements listed in the Index to Financial Statements on page F-1 and other financial information contained in "the Combined Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The Unaudited Pro Forma Financial Statements are not indicative of either future results of operations or the results that might have occurred if the Transactions had been consummated on the indicated dates.

    The Unaudited Pro Forma Financial Statements also include the effects of the following events which were accounted for under the purchase method of accounting:

    On July 1, 1997, Atrium purchased the assets of the Western Window Division of Gentek.

    On November 10, 1997, WIH purchased certain assets of the Door Division of Super Millwork.

    On January 8, 1998, Door acquired all of the outstanding common stock of Darby.

    On March 27, 1998, Atrium purchased substantially all of the assets of Masterview.

    Accordingly the assets and liabilities acquired have been recorded at their fair market values. These transactions have been presented in the Unaudited Pro Forma Consolidated Statement of Income as if they occurred on January 1, 1997. All of the transactions have been recorded in the historical balance sheets of the respective acquiring companies as of June 30, 1998.

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                  HISTORICAL                     PRO FORMA
                                                        -------------------------------  --------------------------
                                                         ATRIUM      WING       DOOR     ADJUSTMENTS   CONSOLIDATED
                                                        ---------  ---------  ---------  ------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents...........................  $       1  $     139  $     182  $    --        $      322
  Equity securities--available for sale...............        113     --         --           --               113
  Accounts receivable, net............................     34,005      6,476      3,487       --            43,968
  Inventories.........................................     19,091     18,748      1,448       --            39,287
  Prepaid expenses and other current assets...........        988        935        175       --             2,098
  Deferred tax asset..................................        692     --         --           --               692
                                                        ---------  ---------  ---------  ------------  -----------
  Total current assets................................     54,890     26,298      5,292       --            86,480
PROPERTY, PLANT AND EQUIPMENT, net....................     18,540      7,942        585       --            27,067
GOODWILL, net.........................................     37,550     22,130     22,220      81,598(1)     218,030
                                                                                              2,359(2)
                                                                                                223(3)
                                                                                             51,950(4)
DEFERRED FINANCING COSTS, net.........................      5,143      1,151        198       8,653(4)      15,145
OTHER ASSETS..........................................      4,067        756          3       --             4,826
                                                        ---------  ---------  ---------  ------------  -----------
  Total assets........................................  $ 120,190  $  58,277  $  28,298  $  144,783     $  351,548
                                                        ---------  ---------  ---------  ------------  -----------
                                                        ---------  ---------  ---------  ------------  -----------
CURRENT LIABILITIES:
  Current portion of notes payable....................  $   1,900  $   3,367  $     500  $   (5,767)(4)  $   1,750
                                                                                              1,750 (4)
  Accounts payable....................................     17,350      4,746      1,166       --            23,262
  Accrued liabilities.................................      8,122      3,542      1,245        (819)(4)     12,090
                                                        ---------  ---------  ---------  ------------  -----------
  Total current liabilities...........................     27,372     11,655      2,911      (4,836)        37,102
LONG-TERM LIABILITIES:
  Notes payable.......................................    123,058     32,091     14,285     (11,337)(5)    218,250
                                                                                             (5,286)(6)
                                                                                            (52,811)(4)
                                                                                            118,250 (4)
  Deferred tax liability..............................      1,058        449     --           --             1,507
  Other liabilities...................................        300      2,500      4,000       --             6,800
                                                        ---------  ---------  ---------  ------------  -----------
  Total long-term liabilities.........................    124,416     35,040     18,285      48,816        226,557
                                                        ---------  ---------  ---------  ------------  -----------
  Total liabilities...................................    151,788     46,695     21,196      43,980        263,659
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock........................................     --              1          1          (2)(7)      --
  Paid-in-capital.....................................     33,512      9,891      6,468      11,337 (5)     85,895
                                                                                              5,286 (6)
                                                                                             16,488 (1)
                                                                                              2,359 (2)
                                                                                                223 (3)
                                                                                                331 (7)
  Retained earnings (accumulated deficit).............    (65,117)     1,690        633      65,117 (1)      1,994
  Accumulated other comprehensive income..............                                         (329)(7)
                                                                7     --         --              (7)(1)      --
                                                        ---------  ---------  ---------  ------------  -----------
  Total stockholder's equity (deficit)................    (31,598)    11,582      7,102     100,803         87,889
                                                        ---------  ---------  ---------  ------------  -----------
    Total liabilities and stockholder's equity
      (deficit).......................................  $ 120,190  $  58,277  $  28,298  $  144,783     $  351,548
                                                        ---------  ---------  ---------  ------------  -----------
                                                        ---------  ---------  ---------  ------------  -----------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(1) Elimination of Atrium's accumulated deficit of $65,117 and unrealized gain on equity securities available for sale of $7 and recording GEIPPPII's and Ardshiel's basis in Atrium as follows:

GEIPPPII's contribution...........................................  $  49,500
Ardatrium's contribution..........................................        500
Elimination of Atrium's historical paid-in capital................    (33,512)
                                                                    ---------
Net increase in Atrium's paid-in capital..........................  $  16,488
                                                                    ---------
                                                                    ---------
As a result of the above entries, the following details the net increase in goodwill:
  Elimination of Atrium's accumulated deficit.....................  $  65,117
  Elimination of unrealized gain on equity securities available
    for sale......................................................         (7)
  Net increase in Atrium's paid-in capital........................     16,488
                                                                    ---------
  Net increase in goodwill........................................  $  81,598
                                                                    ---------
                                                                    ---------

(2) Recording of GEIPPPII's purchase of additional interest of WIH of 5.03% from 89.47% fully converted basis prior to the Transactions to 94.50% immediately after the Transactions as follows:

GEIPPPII's basis in WIH prior to the Transactions.........  $  22,160
GEIPPPII's purchase of minority interest..................      1,818
Basis of remaining minority interest......................      1,300
                                                            ---------
Adjusted basis in WIH.....................................                25,278

Historical equity of WIH .................................     11,582
Conversion of exchangeable subordinated notes payable
  (5).....................................................     11,337
                                                            ---------
Adjusted equity of WIH after conversion of debt...........                22,919
                                                                       ---------
Net increase in equity related to the acquisition of WIH's
  minority interest.......................................             $   2,359
                                                                       ---------
                                                                       ---------

(3) Recording of GEIPPPII's purchase of additional interest of Door of 2.19% from 92.31% fully converted basis prior to the Transactions to 94.50% immediately after the Transactions as follows:

GEIPPPII's basis in Door prior to the Transactions .......  $  11,391
GEIPPPII's purchase of minority interest..................        379
Basis of remaining minority interest......................        841
                                                            ---------
Adjusted basis in Door....................................             $  12,611
Historical equity of Door.................................      7,102
Conversion of subordinated note payable (6)...............      5,286
                                                            ---------
Adjusted equity of Door after conversion of debt..........                12,388
                                                                       ---------
Net increase in equity related to the acquisition of
  Door's minority interest................................             $     223
                                                                       ---------
                                                                       ---------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                                 JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(4) To record borrowings under the Credit Facility, including related deferred financing costs, to record the Existing Debt Repayment and the write-off of associated deferred financing costs.

NOTES PAYABLE
Borrowings under the Credit Facility
  B Tranche.............................................  $  75,000
  C Tranche.............................................     25,000
Discount Debentures issued by Atrium Corp...............     20,000
                                                          ---------
Total Notes Payable (including $1,750 of current
  portion)..............................................             $ 120,000

Less Existing Debt Repayment:
  Atrium Notes Payable--Current Portion.................     (1,900)
  WIH Notes Payable--Current Portion....................     (3,367)
  Door Notes Payable--Current Portion...................       (500)
                                                          ---------
                                                                        (5,767)
  Atrium Notes Payable--Long Term Portion...............    (23,058)
  WIH Notes Payable--Long Term Portion (including
    capital leases).....................................    (20,754)
  Door Notes Payable--Long Term Portion.................     (8,999)
                                                          ---------
                                                                       (52,811)
  Atrium accrued interest...............................       (162)
  WIH accrued interest..................................       (633)
  Door accrued interest.................................        (24)
                                                          ---------
                                                                          (819)
DEBT FINANCING COSTS
Debt financing costs capitalized........................    (11,000)
Write off of associated deferred financing costs
  Atrium ...............................................        998
  WIH...................................................      1,151
  Door..................................................        198
                                                          ---------
Net increase in deferred financing costs................                (8,653)
                                                                     ---------
Net increase in goodwill................................             $  51,950
                                                                     ---------
                                                                     ---------

(5) Conversion of GEIPPPII's and Ardshiel's interest in WIH's exchangeable subordinated notes payable of $12,460 and $40, respectively, less $1,163 of unamortized discount related to detachable warrants converted to common stock pursuant to the Recapitalization.

(6) Conversion of GEIPPPII's and Ardshiel's interest in Door's subordinated note payable of $5,940 and $60, respectively, less $714 of unamortized discount related to detachable warrants converted to common stock pursuant to the Recapitalization.

(7) Elimination of Door's retained earnings and common stock and the elimination of WIH common stock as Atrium's Common Stock remains outstanding.

Note: No adjustment has been made in the Unaudited Pro Forma Financial Statements to conform the accounting policies of Atrium, WIH and Door. The Combined Company believes there will not be material adjustments to the balance sheet, other than as shown above, in the application of the purchase price.

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                          1997 AND 1998              PRO FORMA
                                            COMPLETED        --------------------------
                           HISTORICAL      ACQUISITIONS                       ATRIUM
                           ----------   ------------------   ACQUISITIONS     BEFORE
                             ATRIUM     GENTEK  MASTERVIEW   ADJUSTMENTS   TRANSACTIONS
                           ----------   ------  ----------   -----------   ------------
NET SALES................   $186,764    $6,733   $25,007       $--           $218,504
COST OF GOODS SOLD.......    121,301    5,083     19,056        --            145,440
                           ----------   ------  ----------   -----------   ------------
  Gross profit...........     65,463    1,650      5,951        --             73,064

OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses.............     44,486      982      3,105          (124)(a)     48,449
  Stock option
    compensation
    expense..............        307     --        --           --                307
                           ----------   ------  ----------   -----------   ------------
                              44,793      982      3,105          (124)        48,756
                           ----------   ------  ----------   -----------   ------------
    Income (loss) from
      operations.........     20,670      668      2,846           124         24,308
INTEREST EXPENSE.........     11,523     --          779         1,654(f)      13,956
OTHER INCOME (EXPENSE),
  net....................      1,088     --          (30)       --              1,058
                           ----------   ------  ----------   -----------   ------------
    Income before income
      taxes..............     10,235      668      2,037        (1,530)        11,410

PROVISION (BENEFIT) FOR
  INCOME TAXES...........      4,068      267      --              172(j)       4,507
                           ----------   ------  ----------   -----------   ------------
NET INCOME (LOSS)........   $  6,167    $ 401    $ 2,037       $(1,702)      $  6,903
                           ----------   ------  ----------   -----------   ------------
                           ----------   ------  ----------   -----------   ------------

                                            1997
                                         COMPLETED
                                        ACQUISITIONS           PRO FORMA
                           HISTORICAL   ------------   --------------------------
                           ----------      SUPER       ACQUISITION    WIH BEFORE
                              WIH         MILLWORK     ADJUSTMENTS   TRANSACTIONS
                           ----------   ------------   -----------   ------------
NET SALES................   $99,059       $23,351         $--          $122,410
COST OF GOODS SOLD.......    78,270        18,085         --             96,355
                           ----------   ------------   -----------   ------------
  Gross profit...........    20,789         5,266         --             26,055
OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses.............    16,445         4,487           225(b)       21,157
  Stock option
    compensation
    expense..............     --           --             --             --
                           ----------   ------------   -----------   ------------
                             16,445         4,487           225          21,157
                           ----------   ------------   -----------   ------------
    Income (loss) from
      operations.........     4,344           779          (225)          4,898
INTEREST EXPENSE.........     2,953           169           708(g)        3,830
OTHER INCOME (EXPENSE),
  net....................     --           --             --             --
                           ----------   ------------   -----------   ------------
    Income before income
      taxes..............     1,391           610          (933)          1,068
PROVISION (BENEFIT) FOR
  INCOME TAXES...........       695        --              (110)(k)         585
                           ----------   ------------   -----------   ------------
NET INCOME (LOSS)........   $   696       $   610         $(823)       $    483
                           ----------   ------------   -----------   ------------
                           ----------   ------------   -----------   ------------


                                                PRO FORMA
                           HISTORICAL   --------------------------
                           ----------   ACQUISITION   DOOR BEFORE
                              DOOR      ADJUSTMENTS   TRANSACTIONS
                           ----------   -----------   ------------
NET SALES................   $16,956       $--           $16,956
COST OF GOODS SOLD.......    10,227        --            10,227
                           ----------   -----------   ------------
  Gross profit...........     6,729        --             6,729
OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses.............     4,707        (1,013)(c)     3,694
  Stock option
    compensation
    expense..............     --           --            --
                           ----------   -----------   ------------
                              4,707        (1,013)        3,694
                           ----------   -----------   ------------
    Income (loss) from
      operations.........     2,022         1,013         3,035
INTEREST EXPENSE.........        61         1,510(h)      1,571
OTHER INCOME (EXPENSE),
  net....................        90        --                90
                           ----------   -----------   ------------
    Income before income
      taxes..............     2,051          (497)        1,554
PROVISION (BENEFIT) FOR
  INCOME TAXES...........     --              528(l)        528
                           ----------   -----------   ------------
NET INCOME (LOSS)........   $ 2,051       $(1,025)      $ 1,026
                           ----------   -----------   ------------
                           ----------   -----------   ------------

                                           PRO FORMA
                           ------------------------------------------
                           THE COMBINED                  THE COMBINED
                             COMPANY      ADJUSTMENTS      COMPANY
                              BEFORE         AFTER          AFTER
                           TRANSACTIONS   TRANSACTIONS   TRANSACTIONS
                           ------------   ------------   ------------
NET SALES................    $357,870       $--           $  357,870
COST OF GOODS SOLD.......     252,022        --              252,022
                           ------------   ------------   ------------
  Gross profit...........     105,848        --              105,848
OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses.............      73,300         3,391(d)        76,691
  Stock option
    compensation
    expense..............         307           208(e)           515
                           ------------   ------------   ------------
                               73,607         3,599           77,206
                           ------------   ------------   ------------
    Income (loss) from
      operations.........      32,241        (3,599)          28,642
INTEREST EXPENSE.........      19,357         4,606(i)        23,963
OTHER INCOME (EXPENSE),
  net....................       1,148        --                1,148
                           ------------   ------------   ------------
    Income before income
      taxes..............      14,032        (8,205)           5,827
PROVISION (BENEFIT) FOR
  INCOME TAXES...........       5,620        (1,637)(m)        3,983
                           ------------   ------------   ------------
NET INCOME (LOSS)........    $  8,412       $(6,568)      $    1,844
                           ------------   ------------   ------------
                           ------------   ------------   ------------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

    (a) Reflects net decrease in the amortization expense relating to goodwill as a result of Atrium's acquisition of Gentek and Masterview on July 1, 1997 and March 27, 1998, respectively, as follows:

Amortization expense of Gentek goodwill of $3,320 being amortized over 40
  years                                                                       $      42
Elimination of Masterview's historical amortization expense of goodwill of
  $10,689 being amortized over 15 years.....................................       (698)
Amortization expense of goodwill of $21,282 being amortized over 40 years...        532
                                                                              ---------
                                                                              $    (124)
                                                                              ---------
                                                                              ---------

    (b) Reflects net increase in selling, delivery, general and administrative expenses resulting from the elimination of certain one-time costs, and the amortization expense relating to goodwill and non-compete agreement as a result of the Super Millwork Acquisition on November 10, 1997, as follows:

Elimination of a one-time transaction bonus and associated payroll taxes paid to senior executive in connection with the Super Millwork
  Acquisition...............................................................  $     (32)
Amortization expense of goodwill of $9,945 being amortized over 40 years....        207
Amortization of non-compete agreement being amortized over 5 years..........         50
                                                                              ---------
                                                                              $     225
                                                                              ---------
                                                                              ---------

    (c) Reflects net decrease in selling, delivery, general and administrative expenses for amortization expense relating to goodwill and compensation expense resulting from Door's acquisition of the common stock of Darby as follows:

Reduction of compensation expense paid to a former stockholder's salary and bonus compensation that will be received pursuant to a three year employment agreement.....................................................  $  (1,676)
Compensation expense paid to a former stockholder pursuant to a three year
  employment agreement.....................................................        100
Amortization of goodwill of $22,503 being amortized over 40 years..........        563
                                                                             ---------
                                                                             $  (1,013)
                                                                             ---------
                                                                             ---------

    (d) Reflects net increase in amortization expense relating to goodwill as a result of the Transactions:

Elimination of historical goodwill amortization............................  $  (2,060)
Amortization of $218,030 of goodwill being amortized over 40 years.........      5,451
                                                                             ---------
                                                                             $   3,391
                                                                             ---------
                                                                             ---------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

    (e) Reflects net increase in stock option compensation expense as a result of the Transactions:

Elimination of historical stock option compensation.........................  $    (307)
Stock option compensation related to 2,600,000 shares issued at $.01 with a
  fair market value of $1.00 vesting over five years........................        515
                                                                              ---------
                                                                              $     208
                                                                              ---------
                                                                              ---------

    (f) Reflects net increase in interest expense resulting from Atrium's acquisition of Gentek and Masterview as follows:

Interest expense resulting from the borrowing of $6,500 on Atrium's
  revolving credit facility at 7.9% for Gentek..............................  $     257
Elimination of historical interest expense of Masterview related to debt that was paid off including the amortization of related deferred financing
  costs.....................................................................       (779)
Interest expense resulting from borrowings under a $17,500 term loan at
  7.875% for Masterview.....................................................      1,378
Interest expense resulting from the borrowing of $9,029 on Atrium's
  revolving credit facility at 7.9% for Masterview..........................        713
Amortization of deferred financing costs of $508 related to the issuance of the term loan and amendment of the revolving credit facility for
  Masterview................................................................         85
                                                                              ---------
                                                                              $   1,654
                                                                              ---------
                                                                              ---------

    (g) Reflects net increase in interest expense resulting from the Super Millwork Acquisition as follows:

Elimination of historical interest expense..................................  $    (169)
Interest expense resulting from the borrowing of $194 under Wing's revolving
  credit facility at 10.0%..................................................         16
Interest expense resulting from the borrowing of $6,750 under Wing's term
  loan facility at 8.8%.....................................................        495
Interest expense resulting from the borrowing of $4,000 exchangeable
  subordinated debt at 11.0%................................................        366
                                                                              ---------
                                                                              $     708
                                                                              ---------
                                                                              ---------

    (h) Reflects net increase in interest expense resulting from Door's acquisition of the common stock of Darby as follows:

Elimination of historical interest expense..................................  $     (61)
Interest expense resulting from the issuance of $10,000 senior debt at
  8.5%......................................................................        850
Interest expense resulting from the issuance of $6,000 subordinated debt at
  11.5%.....................................................................        690
Amortization of deferred financing costs being amortized over 7 years.......         31
                                                                              ---------
                                                                              $   1,510
                                                                              ---------
                                                                              ---------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

    (i) Reflects net increase in interest expense resulting from the
       Transactions:

Elimination of historical interest expense related to debt to be repaid, including amortization of deferred financing costs.......................  $  (8,365)
Interest expense resulting from the borrowing of $100,000 at 9% pursuant to
  the Credit Facility......................................................      9,000
Interest expense resulting from the borrowing of $20,000 Discount
  Debentures at 12% issued by Atrium Corp. (non-cash payment-in-kind by
  Atrium Corp.)............................................................      2,400
Amortization of deferred financing costs of $11,000 related to the Credit
  Facility.................................................................      1,571
                                                                             ---------
                                                                             $   4,606
                                                                             ---------
                                                                             ---------

       The Pro Forma Consolidated Statement of Income has been prepared assuming that none of the Notes will be tendered in the Change of Control Offer. In the event all of the Notes were tendered in the Change of Control Offer, adjusted net interest expense would decrease by $1,500.

       Borrowings under the Credit Facility bear interest at a variable rate. A one percentage point increase or decrease in the applicable interest rate would increase or decrease adjusted net interest expense by $1,000.

    (j) Reflects the income tax provision related to the historical earnings of Gentek and Masterview and the income tax effect of the pro forma adjustments discussed in (a) and (f) using the federal statutory income tax rate of 34%. Prior to the Masterview Acquisition, Masterview, a limited liability company, was classified as a partnership for federal and state income tax purposes with income or loss accruing directly to the members. Accordingly, no provisions or credits for federal or state income taxes are reflected in the Masterview historical financial statements.

    (k) Reflects the income tax provision related to the historical earnings of Super Millwork and the income tax effect of the pro forma adjustments discussed in (b) and (g) using the federal statutory income tax rate of 34%. Prior to the acquisition, Super Millwork was classified as an S-corporation for federal and state income tax purposes with income or loss accruing directly to the shareholders. Accordingly, no provisions or credits for federal or state income taxes are reflected in the Super Millwork historical financial statements.

    (l) Reflects the income tax provision related to the historical earnings of Darby and the income tax effect of the pro forma adjustments discussed in
       (c) and (h) using the federal statutory income tax rate of 34%. Prior to the acquisition, Darby was classified as an S-corporation for federal and state income tax purposes with income or loss accruing directly to the shareholders. Accordingly, no provisions or credits for federal or state income taxes are reflected in the Darby historical financial statements.

    (m) Reflects the income tax effect of the pro forma adjustments discussed in
       (e) and (i) using the federal statutory income tax rate of 34%. No income tax effect has been reflected for the pro forma adjustment discussed in
       (j) as the additional goodwill recorded as a result of the Transactions is non-deductible for federal tax purposes.

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                       FOR THE PERIOD ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                             1998                 PRO FORMA
                                           COMPLETED    -----------------------------                        THE COMBINED
                            HISTORICAL    ACQUISITION                       ATRIUM          HISTORICAL         COMPANY
                            -----------  -------------   ACQUISITIONS       BEFORE     --------------------     BEFORE
                              ATRIUM      MASTERVIEW      ADJUSTMENTS    TRANSACTIONS     WIH       DOOR     TRANSACTIONS
                            -----------  -------------  ---------------  ------------  ---------  ---------  ------------
NET SALES.................   $ 106,482     $   6,219       $  --          $  112,701   $  71,848  $  10,432   $  194,981
COST OF GOODS SOLD........      70,526         4,687          --              75,213      56,197      6,386      137,796
                            -----------       ------           -----     ------------  ---------  ---------  ------------
  Gross profit............      35,956         1,532          --              37,488      15,651      4,046       57,185

OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses..............      24,377           834             (45)(b)      25,166      12,180      2,043       39,389
  Stock option
    compensation
    expense...............         447        --              --                 447      --         --              447
                            -----------       ------           -----     ------------  ---------  ---------  ------------
                                24,824           834             (45)         25,613      12,180      2,043       39,836
                            -----------       ------           -----     ------------  ---------  ---------  ------------
    Income from
      operations..........      11,132           698              45          11,875       3,471      2,003       17,349

INTEREST EXPENSE..........       6,241           158             386(d)        6,785       2,105        789        9,679
OTHER INCOME (EXPENSE),
  net.....................        (223)         (173)            171(f)         (225)     --              5         (220)
                            -----------       ------           -----     ------------  ---------  ---------  ------------
  Income before income
    taxes.................       4,668           367            (170)          4,865       1,366      1,219        7,450

PROVISION FOR INCOME
  TAXES...................       1,711        --                  67(g)        1,778         675        586        3,039
                            -----------       ------           -----     ------------  ---------  ---------  ------------
NET INCOME................   $   2,957     $     367       $    (237)     $    3,087   $     691  $     633   $    4,411
                            -----------       ------           -----     ------------  ---------  ---------  ------------
                            -----------       ------           -----     ------------  ---------  ---------  ------------

                                     PRO FORMA
                            ---------------------------
                                           THE COMBINED
                             ADJUSTMENTS     COMPANY
                                AFTER         AFTER
                            TRANSACTIONS   TRANSACTIONS
                            -------------  ------------
NET SALES.................    $    (232)(a)  $  194,749
COST OF GOODS SOLD........         (232)(a)     137,564
                            -------------  ------------
  Gross profit............       --             57,185
OPERATING EXPENSES:
  Selling, delivery,
    general and
    administrative
    expenses..............        1,626(c)      41,015
  Stock option
    compensation
    expense...............       --                447
                            -------------  ------------
                                  1,626         41,462
                            -------------  ------------
    Income from
      operations..........       (1,626)        15,723
INTEREST EXPENSE..........        2,303(e)      11,982
OTHER INCOME (EXPENSE),
  net.....................                        (220)
                            -------------  ------------
  Income before income
    taxes.................       (3,929)         3,521
PROVISION FOR INCOME
  TAXES...................         (783)(h)       2,256
                            -------------  ------------
NET INCOME................    $  (3,146)    $    1,265
                            -------------  ------------
                            -------------  ------------

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                       FOR THE PERIOD ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(a) Represents the elimination of intercompany sales of $232 from WIH to Door during the first six months of 1998.

(b) Reflects net decrease in the amortization expense relating to goodwill as a result of the Masterview Acquisition as follows:

Elimination of historical amortization of goodwill of $10,689 being amortized over 15 years..........  $    (178)
Amortization of goodwill of $21,282 associated with the Transactions being amortized over 40 years...        133
                                                                                                       ---------
                                                                                                       $     (45)
                                                                                                       ---------
                                                                                                       ---------

(c) Reflects net increase in amortization expense relating to goodwill as a result of the Transactions:

Elimination of historical goodwill amortization.....................................................  $  (1,099)
Amortization of $218,030 of goodwill being amortized over 40 years..................................      2,725
                                                                                                      ---------
                                                                                                      $   1,626
                                                                                                      ---------
                                                                                                      ---------

(d) Reflects net increase in interest expense as a result of the Masterview Acquisition as follows:

Elimination of historical interest expenses related to debt that was paid off including the
 amortization of related deferred financing costs.....................................................  $    (158)
Interest expense resulting from the issuance of $17,500 term loan at 7.875%...........................        345
Interest expense resulting from the borrowing of $9,029 on Atrium's revolving credit facility at
 7.9%.................................................................................................        178
Amortization of deferred financing costs of $508 related to the issuance of the term loan and
 amendment of the revolving credit facility...........................................................         21
                                                                                                        ---------
                                                                                                        $     386
                                                                                                        ---------
                                                                                                        ---------

(e) Reflects net increase in interest expense resulting from the Transactions:

Elimination of historical interest expense related to debt to be repaid, including amortization of deferred financing costs...........................................................................  $  (4,183)
Interest expense resulting from the borrowing of $100,000 at 9% pursuant to the Credit Facility.....      4,500
Interest expense resulting from the borrowing of $20,000 Discount Debentures at 12% issued by Atrium
 Corp. (non-cash payment-in-kind by Atrium Corp.)...................................................      1,200
Amortization of deferred financing costs of $11,000 related to the Credit Facility..................        786
                                                                                                      ---------
                                                                                                      $   2,303
                                                                                                      ---------
                                                                                                      ---------

   The Pro Forma Consolidated Statement of Income has been prepared assuming that none of the Notes will be tendered in the Change of Control Offer. In the event all of the Notes were tendered in the Change of Control, adjusted net interest expense would decrease by $750.

   Borrowings under the Credit Facility bear interest at a variable rate. A one percentage point increase or decrease in the applicable interest rate would increase or decrease adjusted net interest expense by $500.

                    ATRIUM COMPANIES, INC. AND SUBSIDIARIES

                       FOR THE PERIOD ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(f) Reflects the elimination of one-time bonuses and associated payroll taxes aggregating $171 paid to certain members of senior management of Masterview in connection with the Masterview Acquisition.

(g) Reflects the income tax provision related to the historical earnings of Masterview and the income tax effect of the pro forma adjustments discussed in notes (b), (d) and (f) using the federal statutory income tax rate of 34%. Prior to the acquisition, Masterview, a limited liability company, was classified as a partnership for federal and state income tax purposes with income or loss accruing directly to the memebers. Accordingly, no provisions or credits for federal or state income taxes are reflected in the Masterview historical financial statements.

(h) Reflects the income tax effect of the pro forma adjustment discussed in (e) using the statutory federal income tax rate of 34%. No income tax effect has been reflected for the pro forma adjustment discussed in (f) as the additional goodwill recorded as a result of the Transactions is non-deductible for federal tax purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Atrium, WIH and Door which appear elsewhere in this Offer to Purchase.

CERTAIN FORWARD-LOOKING STATEMENTS

    This Offer to Purchase contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties relating to the Combined Company that are based on the beliefs of the management. When used in this Offer of Purchase, the words "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Combined Company or the Combined Company's management, identify forward-looking statements. Such statements reflect the current views of the Combined Company with respect to the risks and uncertainties regarding the operations and results of operations of the Combined Company as well as its customers and suppliers, including as a result of the availability of consumer credit, interest rates, employment trends, changes in levels of consumer confidence, changes in consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, shifts in market demand, and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                     ATRIUM

    The operations of Atrium are cyclical in nature and generally result in significant increases during the peak building season which coincides with the second and third quarters of the year. Accordingly, results of operations for the six months ended June 30 are not necessarily indicative of results expected for the full year.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, information derived from Atrium's consolidated statements of income expressed as percentage of net sales.

                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------   PERIOD ENDED     PERIOD ENDED
                                                               1995       1996       1997      JUNE 30, 1997    JUNE 30, 1998
                                                             ---------  ---------  ---------  ---------------  ---------------
Net sales..................................................      100.0%     100.0%     100.0%        100.0%           100.0%
Cost of goods sold.........................................       69.4       65.5       65.0          63.8             66.2
                                                             ---------  ---------  ---------         -----            -----
Gross profit...............................................       30.6       34.5       35.0          36.2             33.8
Selling, delivery, general and administrative expenses.....       21.6       22.3       23.8          24.4             22.9
Special charges............................................        5.3        1.9       --            --               --
Stock option compensation expense..........................        0.2        1.9        0.1           0.2              0.4
                                                             ---------  ---------  ---------         -----            -----
  Income from operations...................................        3.5        8.4       11.1          11.6             10.5
Interest expense...........................................       (2.0)      (3.1)      (6.2)         (6.6)            (5.9)
Other income (expense), net................................        1.1       (0.1)       0.6           1.2             (0.2)
                                                             ---------  ---------  ---------         -----            -----
Income before income taxes and extraordinary charge........        2.6        5.2        5.5           6.2              4.4
Provision for income taxes.................................        1.1        1.7        2.2           2.2              1.6
                                                             ---------  ---------  ---------         -----            -----
Income before extraordinary charge.........................        1.5        3.5        3.3           4.0              2.8
Extraordinary charge, net of income tax benefit............     --            0.8       --            --               --
                                                             ---------  ---------  ---------         -----            -----
Net income.................................................        1.5%       2.7%       3.3%          4.0%             2.8%
                                                             ---------  ---------  ---------         -----            -----
                                                             ---------  ---------  ---------         -----            -----

PERIOD ENDED JUNE 30, 1998 COMPARED TO PERIOD ENDED JUNE 30, 1997

    NET SALES. Net sales increased by $21,205 from $85,277 during the first six months of 1997 to $106,482 during the first six months of 1998. The increase was primarily due to sales from Atrium Door and Window Company--West Coast ("ADW-West Coast") and Atrium Door and Window Company of Arizona ("ADW-Arizona"), acquired in July, 1997 and March, 1998, respectively. Additionally, the Issuer (i) experienced growth at the Atrium Wood division, ("Atrium Wood"), which was selected to be the supplier in a national patio door sales program beginning the third quarter of 1997, (ii) the addition of a significant customer at Atrium's Extruders division ("Extruders"), and (iii) continued growth at the Kel-Star Building Products division ("Kel-Star").

    COST OF GOODS SOLD. Cost of goods sold increased from 63.8% of net sales during the first six months of 1997 to 66.2% during the first six months of 1998. The increase was due largely to increases in direct labor and raw material costs which were partially offset by improvements in material costs at the Atrium Wood division, due to the product reengineering which occurred during 1997, as well as the absorption of certain fixed overhead costs over a larger revenue base.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $3,522 from $20,815 (24.4% of net sales) during the first six months of 1997 to $24,377 (22.9% of net sales) during the first six months of 1998. The increase was primarily due to the inclusion of selling, delivery, general and administrative expenses of ADW-Arizona and ADW-West Coast for three and six months, respectively, as well as an increase in amortization expense related to software implementation costs, resulting from additional amounts capitalized during 1997. Additionally, selling and delivery expenses increased due to the increase in net sales.

    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense increased $244 from $203 during the first six months of 1997 to $447 during the first six months of 1998. In addition to normal recurring stock option compensation expense of $211, Atrium recorded a one-time charge of $236 associated with certain variable options.

    INTEREST EXPENSE. Interest expense increased $647 from $5,594 during the first six months of 1997 to $6,241 during the first six months of 1998. The increase was due to an increase in average outstanding debt related to the $17,500 senior term loan issued in connection with the Masterview Acquisition, on March 27, 1998.

    OTHER INCOME (EXPENSE). Other income (expense) decreased $1,260 from other income of $1,037 during the first six months of 1997 to other expense of $223 during the first six months of 1998. The 1997 period includes an insurance settlement of $1,193 from the business interruption portion of the Issuer's insurance claim filed as a result of the January 1997 fire at the Extruders facility.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Net sales increased by $30,495 from $156,269 in 1996 to $186,764 in 1997. The increase was primarily due to the increase in sales of $19,708 at the ADW-Northeast, Kel-Star and Woodville Extruders ("Woodville Extruders") divisions, all of which were acquired during the second half of 1996, and ADW-West Coast, acquired from Gentek, effective July 1, 1997. Additionally, Atrium experienced slight growth at its distribution centers and within its core manufacturing divisions, including significant growth at the Atrium Wood division, which was awarded a national patio door sales contract during the second quarter of 1997.

    COST OF GOODS SOLD. Cost of goods sold decreased from 65.5% of net sales during 1996 to 65.0% of net sales during 1997. The decrease was due largely to on-going cost reductions at Atrium Wood, which were offset by start-up inefficiencies at Kel-Star.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $9,671 from $34,815 (22.3% of sales during 1996) to $44,486 (23.8% of sales during 1997). The increase was largely due to the inclusion of twelve months of selling, delivery, general and administrative expenses at the ADW-Northeast, Kel-Star, Woodville Extruders and ADW-West Coast divisions, as well as amortization expense related to software implementation costs. Additionally, delivery expenses were negatively affected during 1997 as a result of a fire at the Extruders division in January.

    SPECIAL CHARGES. Special charges during 1996 consisted of $3,044 in management bonuses which were the result of the Hicks Muse Transaction. There were no special charges in 1997.

    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense decreased $2,716 from $3,023 during 1996 to $307 during 1997. In 1997, stock option compensation expense related to amortization of deferred compensation charges related to previously issued options and the cash redemption of certain options issued to a former executive of the Issuer. In 1996, stock option compensation expense consisted of charges associated with the granting of new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options, both resulting from the Hicks Muse Transaction, and amortization of deferred compensation charges related to previously issued options. Included in stock option compensation expense during 1996 is $1,320 representing the difference between the fair market value of common stock of Atrium Corp. and the exercise price associated with a warrant granted to an executive of Atrium in connection with the Hicks Muse Transaction.

    INTEREST EXPENSE. Interest expense increased $6,736 from $4,786 during 1996 to $11,522 during 1997. The increase was due largely to an increase in average outstanding debt which resulted from the issuance of the Notes, which were issued in connection with the Hicks Muse Transaction, as well as borrowing under the BT Credit Facility. Interest expense during 1997 includes amortization of the related deferred financing costs.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased $1,270 from other expense of $182 in 1996 to other income of $1,088 in 1997. Other income in 1997 includes an insurance settlement of $1,193. This settlement with Atrium's insurance carrier resulted from the business interruption portion of Atrium's insurance claim filed as a result of a fire at the Extruders division in January 1997.

    EXTRAORDINARY CHARGE. Extraordinary charge of $1,176 during 1996 represents the write-off of certain deferred financing charges incurred in connection with the Heritage Transaction, as all then outstanding debt was retired with a portion of the proceeds from the issuance of Notes. This amount is net of income tax benefit of $720.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales increased by $20,791 from $135,478 during 1995 to $156,269 during 1996. The increase in sales primarily resulted from combined sales of $5,519 at ADW-Northeast, acquired September 30, 1996, and Kel-Star and Woodville Extruders, which resulted from a June 13, 1996 asset purchase, an increase of $10,719 at the Atrium Aluminum division and an increase of $4,097 at Atrium Vinyl division, which was a start-up operation in 1995.

    COST OF GOODS SOLD. Cost of goods sold decreased from 69.4% of sales during 1995 to 65.5% of sales during 1996. This improvement was due largely to the reduction from 1995 to 1996 in charges associated with inventory and other product reserves at Atrium Wood of approximately $1,684. The remainder was due to a decrease in raw material prices, the replacement of a significant low margin customer of H-R Windows with customers at higher margins, sales price increases at the Atrium Aluminum division, and three months of operations at ADW-Northeast, which has a significantly lower cost of goods sold percentage than the core company divisions.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $5,512 from $29,303 (21.6% of sales during 1995) to $34,815 (22.3% of sales during 1996). The increase was largely due to the addition of selling, delivery, general and administrative expenses at the ADW-Northeast, Kel-Star and Woodville Extruders and ADW-West Coast divisions. Additionally, general and administrative expenses increased due to the amortization of certain non-compete agreements and the combined consulting fees at three of Atrium's divisions.

    SPECIAL CHARGES. Special charges decreased $4,144 from $7,188 during 1995 to $3,044 during 1996. Special charges during 1996 consisted of $3,044 in management bonuses, which were the result of the Hicks Muse Transaction. Special charges during 1995 included officer and management bonuses of $6,380 in connection with the Heritage Transaction, consulting fees of $408 and a restructuring charge of $400.

    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense increased $2,715 from $308 during 1995 to $3,023 during 1996. Stock option compensation expense consisted of charges associated with the granting of new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options, both resulting from the Hicks Muse Transaction, and amortization of deferred compensation charges related to previously issued options. Included in stock option compensation expense is $1,320 representing the difference between the fair market value of common stock of Atrium Corp. and the exercise price associated with a warrant granted to an executive of Atrium in connection with the Hicks Muse Transaction.

    INTEREST EXPENSE. Interest expense increased $2,033 from $2,753 during 1995 to $4,786 during the year ended 1996. The increase was primarily due to the debt incurred in connection with the Heritage Transaction, which was outstanding for five months of 1995, as compared to eleven months of 1996. The remainder of the increase was due to interest related to the Notes, offered in connection with the Hicks Muse Transaction, which occurred on November 27, 1996 and the amortization of deferred financing charges for a full year in 1996.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net decreased $1,624 from other income of $1,442 during 1995 to other expense of $182 for 1996. In 1995, Atrium had rental income prior to the distribution of certain rental property in the Heritage Transaction and a gain on sale of assets associated with the sale of Atrium's truck fleet in 1995.

    EXTRAORDINARY CHARGE. Extraordinary charge of $1,176 for 1996 represents the write-off of certain deferred financing charges incurred in connection with the Heritage Transaction, as all outstanding debt was retired with a portion of the proceeds from the issuance of Notes. This amount is net of income tax benefit of $720.

LIQUIDITY AND CAPITAL RESOURCES

    Cash generated from operations and cash provided by financing activities are Atrium's principal resources of liquidity. Cash provided by operations was $2,751 for the first six months of 1998 as compared to cash used in operations of $909 for the same period in 1997. The increase in cash provided by operations in the 1998 period was primarily due to a significant build-up in inventories at Atrium Wood, which occurred during the second quarter of 1997. This increase was due to the selection of Atrium Wood to be the supplier of a national patio door sales program, which began during the third quarter of 1997. Cash used in investing activities increased from $2,521 during the first six months of 1997 to $28,683 during the first six months of 1998, while cash provided by financing activities increased from $2,921 to $25,932 during the same period. The increase in cash used in investing activities and cash provided by financing activities was primarily due to the Masterview Acquisition, which totaled approximately $26,800 and was financed with a $17,500 term loan and borrowings under the BT Credit Facility of approximately $9,300.

    During 1997, cash was primarily used for the acquisition of the ADW-West Coast and capital expenditures. Operating activities provided cash of $9,103 in 1997, compared with $8,767 in 1996. The increase in cash from operations was attributable primarily to an increase in net income of $1,924. Cash flows from financing activities decreased from cash provided of $6,497 in 1996 to cash provided of $1,694 in 1997, primarily due to the Hicks Muse Transaction in 1996, in which $100,000 of Notes were used to pay off Atrium's previously outstanding debt and fund certain shareholder distributions made by Atrium Corp.

    During 1996, cash was primarily used for the acquisition of the Bishop Manufacturing Companies, capital expenditures, debt repayments and to fund distributions to Atrium Corp. in connection with the Hicks Muse Transaction. Operating activities provided cash of $8,767 in 1996, compared with $6,907 in 1995. The increase in cash from operations was attributable primarily to an increase in net income of $2,354 net of an extraordinary charge associated with the write-off of certain deferred financing charges of $1,176. The increase in net income was partially offset by an increase in working capital of $3,200 associated with an increase in accounts receivable and decrease in inventory (excluding Bishop). Cash flows from financing activities increased from cash used of $4,799 to cash provided of $6,497 primarily due to the issuance of $100,000 of the Notes, which were used to pay off Atrium's previously outstanding debt and fund certain shareholder distributions made by Atrium Corp. Additionally, the Company borrowed approximately $10,900 to fund the acquisition of Bishop.

    Capital expenditures (exclusive of the ADW-West Coast acquisition in 1997 and the ADW-Northeast acquisition in 1996) totaled $877, $1,259, $3,438, $3,380 and $2,357 for the six month periods ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures during the 1998 and 1997 periods included significant amounts to increase the capacity of and further automate the extrusion and window manufacturing plants and to purchase management information system hardware. Capital expenditures exclude costs related to the implementation of Atrium's new management information system, which include internally capitalized costs. Capital expenditures in 1996 included $1,150 for the acquisition of certain assets of Keller (Kel-Star and Woodville Extruders).

    Atrium had a $20,000 revolving credit facility with Bankers Trust Company (the "BT Credit Facility") prior to the consummation of the Transactions. Borrowings under the revolving credit facility were $7,858 at June 30, 1998, excluding outstanding letters of credit totaling $1,309. Letters of credit secured workers compensation benefit payments and certain other obligations. Because of the seasonal nature of the business, Atrium's borrowing requirements are traditionally highest during the second quarter. At June 30, 1998 Atrium had additional borrowing capacity of approximately $10,833.

                                      WIH

OVERVIEW

    WIH's results are generally affected by the level of activity in residential repair and remodeling in WIH's primary markets (the northeastern and mid-western United States) and throughout the United States. This activity is influenced by regional and national economic trends, such as availability of consumer credit, interest rates, job formation, age of housing stock, migration into and within the United States and consumer confidence. Accordingly, results of operations for the six months ended June 30, 1998 are not necessarily indicative of results expected for the full year.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, information derived from the WIH's consolidated statements of income expressed as a percentage of net sales.

                                                                                                  PERIOD ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
Net sales...................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold..........................................       77.4       75.2       79.0       78.3       78.2
                                                              ---------  ---------  ---------  ---------  ---------
Gross profit................................................       22.6       24.8       21.0       21.7       21.8
Selling, delivery, general and administrative expenses......       20.3       20.6       16.6       17.1       17.0
                                                              ---------  ---------  ---------  ---------  ---------
  Income from operations....................................        2.2        4.2        4.4        4.6        4.8
Interest expense............................................       (1.5)      (1.2)      (3.0)      (3.0)      (2.9)
                                                              ---------  ---------  ---------  ---------  ---------
Income before income taxes..................................        0.7        3.1        1.4        1.6        1.9
Provision for income taxes..................................        0.3        1.2        0.7        0.7        0.9
                                                              ---------  ---------  ---------  ---------  ---------
Net income..................................................        0.4%       1.9%       0.7%       0.9%       1.0%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

PERIOD ENDED JUNE 30, 1998 COMPARED TO PERIOD ENDED JUNE 30, 1997

    NET SALES. Net sales increased by $24,510 from $47,338 in the first six months of 1997 to $71,848 in the first six months of 1998. The increase was due in part to the increase in sales to the large home center retail chains. The two largest home center retailers, which are WIH's top two customers, are growing in excess of 25% per year. Also, $14,337 of the increase is attributable to the Super Millwork Acquisition in November 1997.

    COST OF GOODS SOLD. Cost of goods sold was consistent as a percentage of net sales at 78.3% and 78.2% for the six month periods ended June 30, 1998 and 1997 respectively. Although lumber prices decreased during the six months ended June 30, 1998 compared to the six months ended June 30, 1997, manufacturing overhead expense increased due to operational start-up costs related to the Mount Pleasant, Texas facility, a solid wood engineered door component part manufacturing facility. As a result, cost of goods sold remained consistent between the two periods.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $4,069 from $8,111 (17.1% of sales for the six months ended June 30, 1997) to $12,180 (17.0% of sales for the six months ended June 30, 1998). An increase in goodwill, amortization and management fees relating to the Super Millwork Acquisition in November, 1997 was offset by decreases in freight costs per unit as additional prehanging/distribution facilities are opened. As a result, selling, delivery, general and administrative expenses remained consistent between the two periods.

    INTEREST EXPENSE. Interest expense increased $689 from $1,416 for the six months ended June 30, 1997 to $2,105 for the six months ended June 30, 1998. The increase was due largely to an increase in average outstanding debt which resulted from the incurrence of additional debt related to the Super Millwork Acquisition in November 1997 as well as borrowings under WIH's $14,500 revolving credit facility (the

"WIH Credit Facility"). Interest expense for both periods includes amortization of the related deferred financing costs.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Net sales increased by $22,979 from $76,080 in 1996 to $99,059 in 1997. The increase was primarily due to the increase in sales to the large home center retail chains, WIH's two largest customers, which have experienced sales growth in excess of 25%. Additionally, the increase included $4,140 from the Super Millwork Acquisition in November 1997.

    COST OF GOODS SOLD. Cost of goods sold increased from 75.2% of net sales during 1996 to 79.0% of net sales during 1997. The increase is largely the result of significant start-up costs incurred at the Cleveland prehanging facility, the Allentown, Pennsylvania prehanging and hollow core manufacturing facility and transition costs associated with moving a portion of the sales volume attributable to the Super Millwork Acquistion to the Allentown facility.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $807 from $15,638 (20.6% of sales during 1996) to $16,445 (16.6% of sales during 1997). The decrease as a percentage of sales is primarily attributable to lower freight costs per unit as additional prehanging/distribution facilities are opened. Additionally, retail store display expenses were reduced as a result of the implementation of a lower cost display program.

    INTEREST EXPENSE. Interest expense increased $2,070 from $883 during 1996 to $2,953 during 1997. The increase was due largely to an increase in average outstanding debt which resulted from the incurrence of additional debt related to the Wing Acquisition in October 1996 and the Super Millwork Acquisition in November 1997, as well as borrowings under the WIH Credit Facility. Interest expense during 1996 and 1997 includes amortization of related deferred financing costs.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales increased by $7,599 from $68,481 during 1995 to $76,080 during 1996. The increase in sales primarily resulted from an increase of $5,400 related to start-up of prehanging operations in the Greenville and Chicago facilities in 1995.

    COST OF GOODS SOLD. Cost of goods sold decreased from 77.4% of sales during 1995 to 75.2% of sales during 1996. This improvement was due largely to the unusually high lumber prices experienced during 1995 and start-up costs in 1995 related to the Greenville and Chicago hollow core door operations.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased $1,707 from $13,931 (20.3% of sales during 1995) to $15,638 (20.6% of sales during 1996). The increase as a percentage of sales is attributable to one-time bonuses paid to management of $1,456 and the dissolution cost of $366 related to a pension plan. These increases were partially offset by savings related to the transition to less highly compensated field service personnel. Additionally, certain general and administrative expenses were reduced or eliminated as part of the consolidation of the Dallas corporate headquarters with the Greenville, Texas, manufacturing operations.

    INTEREST EXPENSE. Interest expense decreased $156 from $1,039 during 1995 to $883 during the year ended 1996. The decrease was primarily due to the payment of debt related to positive cash flow generated from business operations in 1996.

                                      DOOR

OVERVIEW

    Darby, wholly-owned subsidiaries of Door, provide interior and exterior doors, vanity mirrors, door knobs and locks, shelving, molding, and related installation to contractors of apartment buildings and hotels. These entities perform work in approximately 28 states, mainly in the South, Mid-Atlantic and Northeast. Door's results are generally impacted by the level of activity in residential new construction and remodel/replacement in Door's principal markets. This activity is influenced by regional and national economic trends, such as availability of consumer credit, interest rates, job formation, migration into and within the United States and consumer confidence. Accordingly, results of operations for the six months ended June 30, 1998 are not necessarily indicative of results expected for a full year.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, information derived from Door's combined statements of income expressed as a percentage of net sales.

                                                                                       YEAR ENDED           PERIOD ENDED
                                                                                       DECEMBER 31,           JUNE 30,
                                                                                  --------------------  --------------------
                                                                                    1996       1997       1997       1998
                                                                                  ---------  ---------  ---------  ---------
Net sales.......................................................................      100.0%     100.0%     100.0%     100.0%
Cost of goods sold..............................................................       60.6       60.3       60.5       61.2
                                                                                  ---------  ---------  ---------  ---------
Gross profit....................................................................       39.4       39.7       39.5       38.8
Selling, delivery, general and administrative expenses..........................       25.8       27.8       24.8       19.6
                                                                                  ---------  ---------  ---------  ---------
  Income from operations........................................................       13.6       11.9       14.7       19.2
Interest income.................................................................        0.3        0.4     --         --
Interest expense................................................................       (0.5)      (0.4)      (0.2)      (7.5)
Other income (expense), net.....................................................        0.1        0.2       (0.1)    --
Provision for income taxes......................................................     --         --         --            5.6
                                                                                  ---------  ---------  ---------  ---------
Net income......................................................................       13.5%      12.1%      14.4%       6.1%
                                                                                  ---------  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------  ---------

PERIOD ENDED JUNE 30, 1998 COMPARED TO PERIOD ENDED JUNE 30, 1997

    NET SALES. Door's net sales increased 17.3% from $8,894 in 1997 to $10,432 in 1998 due primarily to the increased volume of material sales. Sales of materials increased 21.8% from $7,530 in 1997 to $9,175 in 1998. Contract installation sales decreased from $1,364 in 1997 to $1,257 in 1998, a decrease of 7.8%.

    COST OF GOODS SOLD. Cost of goods sold increased 18.7% from $5,380 in 1997 to $6,386 in 1998 due primarily to the increase in sales discussed above. As a percentage of sales, cost of goods sold increased slightly from 60.5% to 61.2%. As a percentage of material sales, cost of goods sold of materials remained flat. Installation cost of sales decreased 4.9% from $793 in 1997 to $754 in 1998. As a percentage of installation sales, cost of installation sales increased from 58.2% in 1997 to 60.0% in 1998.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses decreased 7.2% from $2,202 in 1997 to $2,043 in 1998. As a percentage of sales, selling, delivery, general and administrative expenses decreased from 24.8% in 1997 to 19.6% in 1998. The decrease relates to the elimination of the former stockholder's salary and bonus in 1998 due to the Darby Acquistion.

    INTEREST EXPENSE. Interest expense increased in excess of 100% from $20 in 1997 to $789 in 1998. This increase is primarily attributable to significantly higher average debt balances relating to the Darby Acquisition.

    PROVISION FOR INCOME TAXES. Effective January 8, 1998, in connection with the Darby Acquisition, the stockholders of Door elected to be taxed as a C corporation and, accordingly, revoked the S corporation status. As a result, Door recorded a deferred tax asset and recognized income tax expense at the effective date of the change.

    NET INCOME. As a result of the above factors, net income decreased 50.7% from $1,283 in 1997 to $633 in 1998. As a percentage of sales, net income decreased from 14.4% in 1997 to 6.1% in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Door's net sales increased 7.5% from $15,777 in 1996 to $16,956 in 1997 due primarily to the increased volume of material sales and increased sales from contract installations. Sales of materials increased 5.2% from $13,444 in 1996 to $14,140 in 1997. Contract installation sales increased $483 from $2,333 in 1996 to $2,816 in 1997, and increase of 21%.

    COST OF GOODS SOLD. Cost of goods sold increased 7.0% from $9,561 in 1996 to $10,227 in 1997, due primarily to the increase in sales discussed above. As a percentage of sales, cost of goods sold decreased slightly from 60.6% to 60.3%. Cost of goods sold of materials increased 5.9% from $8,086 in 1996 to $8,567 in 1997. As a percentage of material sales, cost of goods sold of materials increased slightly from 60.1% to 60.6%. Installation cost of sales increased 12.5% from $1,475 in 1996 to $1,660 in 1997. As a percentage of installation sales, cost of installation sales decreased from 63.2% in 1996 to 59.0% in 1997.

    SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, delivery, general and administrative expenses increased 15.6% from $4,071 in 1996 to $4,707 in 1997. As a percentage of sales, selling, delivery, general and administrative expenses increased from 25.8% in 1996 to 27.8% in 1997. These increases related to primarily higher employee bonuses, professional fees and bad debt expense. The majority of the additional professional fees were incurred to assist in marketing Darby for sale.

    INTEREST EXPENSE. Interest income increased 5.2% from $58 in 1996 to $61 in 1997. Interest expense decreased 21.8% from $78 in 1996 to $61 in 1997. This decrease in interest expense was the result of Darby paying off their long-term debt during 1997.

    NET INCOME. As a result of the above factors, net income decreased 4.0% from $2,134 in 1996 to $2,051 in 1997. As a percentage of sales, net income decreased from 13.5% in 1996 to 12.1% in 1997.

                              THE COMBINED COMPANY

YEAR 2000

    Many existing computer programs use only two digits to identify a year in the date filed. These programs were designed and developed without considering the impact of the upcoming century change in the Year 2000. Moreover, these programs often are highly dependent upon financial and other data that, based on the program's inability to distinguish between the Year 2000 and other century-end dates, could be misreported or misinterpreted and cause significant resulting errors. If not corrected, many computer applications could fail when processing data related to the Year 2000.

    The analysis of the Year 2000 implications includes (i) the Combined Company's information technology such as software and hardware, (ii) the Combined Company's non-information systems or embedded technology such as microcontrollers contained in various equipment safety systems, facilities and utilities and (iii) the readiness of key third-party suppliers (collectively, the "Year 2000 Issue").

    The Combined Company is assessing the impact of the Year 2000 Issue and has or intends to modify portions of its hardware and software so that its computer systems will function properly with respect to date in the Year 2000 and thereafter. The Combined Company has reviewed and continues to review each operating unit for the appropriate information system enhancements, with respect to both the Year 2000

Issue as well as strategic system upgrade. For acquired businesses, this assessment begins during the acquisition process as part of the Combined Company's due diligence analysis.

    To achieve its overall operating strategy, management intends to enhance its information technology by installing new software to implement a fully integrated manufacturing system (a "Software System") for its operating units. The Software Systems that the Combined Company intends to install are intended to be Year 2000 compliant. Each operating unit was prioritized for installation of the system based on any Year 2000 Issues, with approximately 70% of the operating units being completed as of June 30, 1998. After determining which operating units would be prioritized, the operating units were separated into multiple installation phases, with each phase having its own implementation timeline. Management believes that the final phase of implementation and installation of the Software Systems will be completed by the second quarter of 1999.

    The total amount of costs to be incurred by the Combined Company to address these system enhancements is estimated at $750. The Combined Company has expensed approximately $500 through June 30, 1998.

FINANCIAL ACCOUNTING STANDARDS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" which is effective for financial statement periods, beginning after December 15, 1997. This statement will have no effect on the Combined Company's financial position, results of operations or cash flows.

LIQUIDITY

    Pursuant to the Credit Facility, the Combined Company has two term loan facilities in the amounts of $75,000 and $100,000 and a revolving credit facility and letter of credit-sub facility in the amounts of $30,000 and $5,000, respectively. Borrowings under the Credit Facility were $100,000 at October 2, 1998, excluding the proceeds from the term loan placed in Escrow of $75,000 and outstanding letters of credit totalling $2,600. At October 2, 1998, the Combined Company had additional borrowing capacity of $27,400.

    The Combined Company believes that the combination of cash generated from operations and borrowings available under the revolving credit facility will provide sufficient funds for its capital requirements for the time period.

                          THE CHANGE OF CONTROL OFFER

TERMS OF THE CHANGE OF CONTROL OFFER

    The Issuer hereby makes the Change of Control Offer pursuant to Section 4.8 of the Indenture and offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to purchase for cash all of the outstanding Notes for the Change of Control Price. The Change of Control Price for each $1,000 principal amount of Notes tendered pursuant to the Change of Control Offer is 101% of the aggregate principal amount ($1,010 per $1,000 principal amount) of Notes, plus accrued and unpaid interest, if any, to the Change of Control Acceptance Date.

    The Change of Control Offer will expire at 5:00 p.m., New York City time, on the Change of Control Expiration Date, which date is not subject to extension. Notes tendered in the Change of Control Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date in accordance with the procedures described under "--Withdrawal Rights."

    Upon the terms of the Change of Control Offer, the Issuer will purchase by accepting for payment, and will pay for, all Notes properly tendered prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date. Any Notes not tendered and purchased in the Change of Control Offer will continue to accrue interest in accordance with the Indenture. Unless the Company defaults in the payment of the Change of Control Price, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Acceptance Date. If less than all the principal amount of any
Note is validly tendered and accepted pursuant to the Change of Control Offer, the Company shall issue and the Trustee shall authenticate and deliver to or on the order of the Registered Holder thereof, at the expense of the Company, a new Note of authorized denominations, in a principal amount equal to the portion of the Note not tendered or not accepted, as the case may be, as promptly as practicable after the Change of Control Expiration Date. If a Registered Holder tender is less than all of the Notes held by such Registered Holder, such Registered Holder shall tender Notes only in $1,000 denominations.

    REGISTERED HOLDERS OF NOTES MAY CHOOSE TO PARTICIPATE IN THE CHANGE OF CONTROL OFFER BY COMPLETING AND SIGNING THE LETTER OF TRANSMITTAL. REGISTERED HOLDERS WHO HOLD PHYSICAL CERTIFICATES WILL ALSO BE REQUIRED TO SURRENDER THEIR NOTES, WITH THE FORM ENTITLED "OPTION OF HOLDER TO ELECT PURCHASE" ON THE REVERSE SIDE OF THE NOTE COMPLETED, TO THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE CHANGE OF CONTROL EXPIRATION DATE. PURSUANT TO THE INDENTURE, THE CHANGE OF CONTROL EXPIRATION DATE IS A FIXED DATE WHICH IS NOT SUBJECT TO EXTENSION.

    If fewer than all of the Notes have been tendered and purchased in the Offer, the Issuer may, or may cause any affiliate to, purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise or may seek to cause the Notes to be retired or defeased. Any future purchases may be on the same terms or on terms that are more or less favorable to holders than the terms of the Change of Control Offer. Any future purchases by the Issuer or such affiliate will depend on various factors at that time.

ACCEPTANCE FOR PAYMENT

    Upon the terms of the Change of Control Offer, the Issuer will purchase by accepting for payment, and will pay for, all Notes properly tendered pursuant to the Change of Control Offer prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date. In all cases, payments will be made for Notes validly tendered pursuant to the Change of Control Offer, only after timely receipt by the Depositary of (a) either (i) certificates for all physically delivered Notes in proper form for transfer or (ii) a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility (as defined herein) pursuant to the procedures described under "--Procedures for Tendering Notes--Book-Entry Transfer," including delivery of any required documents, (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (c) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, any other documents required by the Book-Entry Transfer Facility.

    The term "Agent's Message" means a message transmitted by a Book-Entry Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against the participant.

    The Issuer shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when the Issuer gives oral or written notice to the Depositary of the Issuer's acceptance of such Notes for payment pursuant to the Change of Control Offer. Subject to the terms and conditions of the Change of Control Offer, payment for Notes so accepted will be made by deposit of the Change of Control Price therefor with the Depositary on the Change of Control Acceptance Date which will promptly follow the Change of Control Expiration Date. The Depositary will act as agent for tendering Registered Holders for the purpose of receiving payment from the Issuer and then transmitting payment to such Registered Holders. The Issuer will pay as part of the Change of Control Price accrued and unpaid interest, if any, on the principal amount of Notes tendered and accepted for payment until the Change of Control Acceptance Date, and interest will cease to accrue on the Change of Control Acceptance Date on the Notes purchased in the Change of Control Offer. Under no circumstances will any interest be payable because of any delay in the transmission of funds to the holder of purchased Notes.

    If less than all the principal amount of any Note is validly tendered and accepted pursuant to the Change of Control Offer, the Issuer shall issue and the Trustee shall authenticate and deliver to or on the order of the Registered Holder thereof, at the expense of the Issuer, a new Note of authorized denominations, in a principal amount equal to the portion of the Note not tendered or not accepted, as the case may be, as promptly as practicable after the Change of Control Expiration Date.

PROCEDURES FOR TENDERING NOTES

    VALID TENDER. Except as set forth below, for a Registered Holder to validly tender Notes pursuant to the Change of Control Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Instructions to such Letter of Transmittal, must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date (in order to receive the Change of Control Price) and either (i) certificates representing such Notes in proper form for transfer must be received by the Depositary at such address or
(ii) such Notes must be transferred pursuant to the procedures for book-entry transfer described under "--Book-Entry Transfer" below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date. A Registered Holder who desires to tender Notes in the Change of Control Offer but cannot comply with the procedures set forth herein for tender on a timely basis or whose Notes are not immediately available must comply with the procedures for guaranteed delivery described under "--Guaranteed Delivery Procedures" below.

    In all cases, notwithstanding any other provision hereof, the payment for Notes tendered and accepted for payment pursuant to the Change of Control Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes in proper form for transfer or a Book-Entry Confirmation with respect to such Notes, (ii) the Letter of Transmittal properly completed and duly executed (or a facsimile thereof), together with any required signature guarantees and, in the case of a book-entry transfer, an Agent's Message, and
(iii) other documents required by the Letter of Transmittal.

    ONLY REGISTERED HOLDERS ARE ENTITLED TO TENDER THEIR NOTES PURSUANT TO THE CHANGE OF CONTROL OFFER. A PERSON WHO IS A BENEFICIAL OWNER OF NOTES BUT IS NOT A REGISTERED HOLDER AND WHO SEEKS TO TENDER HIS/HER NOTES IN THE CHANGE OF CONTROL OFFER MUST (I) CONTACT THE REGISTERED HOLDER OF SUCH NOTES AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER ON SUCH PERSON'S BEHALF, (II) OBTAIN AND INCLUDE WITH THE LETTER OF TRANSMITTAL, NOTES PROPERLY ENDORSED FOR TRANSFER BY THE REGISTERED HOLDER OR ACCOMPANIED BY A PROPERLY COMPLETED BOND POWER IN A FORM SATISFACTORY TO THE ISSUER FROM THE REGISTERED HOLDER, WITH SIGNATURES ON THE ENDORSEMENT OR BOND POWER GUARANTEED BY AN ELIGIBLE INSTITUTION (AS DEFINED HEREIN) OR (III) EFFECT A RECORD TRANSFER OF SUCH NOTES FROM THE REGISTERED HOLDER TO SUCH BENEFICIAL OWNER AND COMPLY WITH THE REQUIREMENTS APPLICABLE TO REGISTERED HOLDERS FOR TENDERING NOTES.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Change of Control Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system and whose name appears on a security position listed as the record owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although a delivery of Notes may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees or, in the case of a book entry transfer, an Agent's Message, and any other documents, must in any case be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date (in order to receive the Change of Control Price), or the guaranteed delivery procedures described below must be complied with. In addition, participants in the Book-Entry Transfer Facility's system who wish to make book-entry delivery of the Notes in the Change of Control Offer as described above, must execute a participant's letter (which will be distributed to participants by the Book-Entry Facility) instructing the Book-Entry Transfer Facility's nominee to complete and execute any documentation required.

    IN ORDER FOR A TENDERING REGISTERED HOLDER TO BE ASSURED OF PARTICIPATING IN THE CHANGE OF CONTROL OFFER, SUCH REGISTERED HOLDER MUST PROPERLY TENDER NOTES IN ACCORDANCE WITH THE PROCEDURES SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE CHANGE OF CONTROL EXPIRATION DATE IN ORDER TO RECEIVE THE CHANGE OF CONTROL PRICE.

    GUARANTEED DELIVERY PROCEDURES. Registered Holders who wish to tender their Notes pursuant to the Change of Control Offer and (i) whose Notes are not immediately available, or (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Depositary prior to the Change of Control Expiration Date may effect such a tender and delivery if

        (1) the tender is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Notes Transfer Association recognized program (an "Eligible Institution");

        (2) the Depositary receives, prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date, from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Issuer which (i) sets forth the name and address of the Registered Holder of the

    Notes, the certificate number or numbers of such Notes and the principal amount of Notes tendered, (ii) states that the tender is being made thereby and (iii) guarantees that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, (A) the Letter of Transmittal properly completed (or facsimile thereof) together with (B) the certificate(s) representing the Notes or a Book-Entry Confirmation of transfer of such Notes into the Depositary's account at the Book-Entry Transfer Facility will be deposited by the Eligible Institution with the Depositary and any other documents required by the Letter of Transmittal; and

        (3) such properly completed and executed Letter of Transmittal (or facsimile thereof) and, in the case of a book-entry transfer, an Agent's Message, as well as the certificates representing all tendered Notes in proper form for transfer or confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility and all other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

    THE LETTER OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE ISSUER.

    TENDER CONSTITUTES AN AGREEMENT. The proper tender of Notes pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Issuer upon the terms and conditions of the Change of Control Offer and a representation that (i) such holder owns the Notes being tendered and is entitled to tender such Notes as contemplated by the Change of Control Offer, within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Notes complies with Rule 14e-4.

    Further, by executing a Letter of Transmittal (as set forth above and subject to and effective upon acceptance for purchase and payment for the Notes tendered therewith), a tendering holder irrevocably sells, assigns and transfers to or upon the order of the Issuer or its assignee all right, title and interest in and to all such Notes tendered thereby, waives any and all rights with respect to the Notes (including, without limitation, the tendering holder's waiver of any existing or past defaults and their consequences with respect to the Notes, and releases and discharges any obligor or parent of any obligor of the Notes from any and all claims such holder may have now, or may have in the future, arising out of or related to the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes), and each such holder irrevocably selects and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of the Issuer and as the Trustee under the Indenture) with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by a Book-Entry Transfer Facility, together, in each case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Issuer, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to or control over funds from the Issuer, except as agent for the Issuer for the Change of Control Price), all in accordance with the terms of the Change of Control Offer.

    PROPER EXECUTION AND DELIVERY OF THE LETTER OF TRANSMITTAL. THE METHOD OF DELIVERY OF NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING REGISTERED HOLDERS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED AND THE MAILING SHOULD BE SUFFICIENTLY IN ADVANCE OF THE CHANGE OF CONTROL EXPIRATION DATE TO ENSURE TIMELY DELIVERY. THE LETTER OF TRANSMITTAL MUST BE USED TO TENDER NOTES.

    Except as otherwise provided below, all signatures on the Letter of Transmittal or notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution, provided, however, that signatures on the Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the Registered Holder(s) of Notes tendered therewith and such Registered Holder(s) have not completed the portion entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) such Notes are tendered for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by the Registered Holder(s) of Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Notes without alteration, enlargement or any change whatsoever. If any of the Notes tendered thereby are held by two or more Registered Holders, all such Registered Holders must sign the Letter of Transmittal. If any of the Notes tendered thereby are registered in different names on different Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

    If Notes that are not tendered for purchase pursuant to the Change of Control Offer are to be returned to a person other than the Registered Holder, then certificates for such Notes must be endorsed or accompanied by an appropriate instrument of transfer (the sufficiency of which will be determined by the Issuer in its sole discretion), signed exactly as the name of the Registered Holder appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution. If the Letter of Transmittal is signed by a person other than the Registered Holder(s) of Notes tendered thereby, Notes must be endorsed or accompanied by appropriate bond powers in a form satisfactory to the Issuer, in either case, signed exactly as the name(s) of the Registered Holder(s) appear(s) on such Notes. If the Letter of Transmittal or any Notes or bond power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Issuer and the Trustee of the authority of such person so to act must be submitted.

    By executing the Letter of Transmittal (or facsimile thereof), the tendering holders of Notes waive any right to receive any notice of the acceptance for purchase of their Notes.

    Tendering Registered Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments or substitute certificates evidencing Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no such instructions are given, such payments, or Notes not tendered, as the case may be, will be returned to the Registered Holder of Notes tendered.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes will be resolved by the Issuer, in its sole discretion, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Issuer, be unlawful. Conditional, irregular or contingent tenders will be deemed defective. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular Notes tendered pursuant to the Change of Control Offer. The Issuer's interpretation of the terms and conditions of the Change of Control Offer (including the instructions in the Letter of Transmittal) will be, in its sole discretion, final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Issuer shall determine. The Issuer, the Depositary and the Trustee shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived by the Issuer. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived by the Issuer will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Change of Control Offer Expiration Date.

    TRANSFER TAXES. Except as provided below, the Issuer will pay all transfer taxes, if any, applicable to the transfer and sale of Notes to it pursuant to the Change of Control Offer. If, however, substitute Notes for amounts not tendered are to be delivered to, or are to be registered or issued in the name of, any person other than the Registered Holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer or sale of Notes to the Issuer pursuant to the Change of Control Offer, the amount of any such transfer taxes (whether imposed on the Registered Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup U.S. federal income tax withholding, each tendering Registered Holder of Notes must provide the Depositary with such Registered Holder's correct taxpayer identification number and certify that such Registered Holder is not subject to backup U.S. Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal, or if such Registered Holder is not a U.S. person, by completing a Form W-8. For a discussion of other federal income tax consequences to Registered Holders, see "Certain Federal Income Tax Considerations."

    CONDITIONS TO THE CHANGE OF CONTROL OFFER. The Change of Control Offer is not subject to any conditions.

WITHDRAWAL RIGHTS

    The Change of Control Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on November 6, 1998, the Change of Control Expiration Date, which date is not subject to extension. Notes tendered in the Change of Control Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date. As a result, if a Registered Holder validly withdraws Notes previously tendered in the Change of Control Offer, the Registered Holder will not receive the Change of Control Price unless such Notes are validly re-tendered pursuant to the Change of Control Offer prior to the Change of Control Expiration Date. The Registered Holder will have no right to withdraw Notes previously tendered in the Change of Control Offer after 5:00 p.m., New York City time, on the Change of Control Expiration Date.

    WITHDRAWAL OF NOTES HELD IN PHYSICAL FORM. For a withdrawal to be effective, a Registered Holder of Notes held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date, which notice must contain: (A) the name of the person who tendered the Notes; (B) a description of the Notes to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing such Notes;
(D) the aggregate principal amount represented by such Notes; (E) the signature of such Registered Holder of the Notes executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee (if such original signature was guaranteed)); (F) if such Notes are held by a new beneficial owner, evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes; and (G) if such Notes were tendered by book-entry transfer, the Registered Holder's Book-Entry Transfer Facility participation number. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

    WITHDRAWAL OF NOTES HELD IN BOOK-ENTRY FORM. For a withdrawal to be effective, a Registered Holder of Notes held with a Book-Entry Transfer Facility must (i) call such Registered Holder's broker and instruct such broker to withdraw such tender of Notes by debiting the Depositary's account at the Book-Entry Transfer Facility of all Notes to be withdrawn; and (ii) instruct such broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary prior to 5:00 p.m., New York City time, on the Change of Control Expiration Date. Such notice of withdrawal shall contain (A) the name of the person who tendered the Notes; (B) a description of the Notes to be withdrawn; (C) the aggregate principal amount represented by such Notes; and (D) if such Notes are held by a new beneficial owner, evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

    If the Issuer is delayed in its acceptance for payment for any Notes (whether before or after the Issuer's acceptance for payment of such Notes), or is unable to accept for payment or pay for Notes pursuant to the Change of Control Offer for any reason then, without prejudice to the Issuer's rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Issuer and may not be withdrawn except to the extent that tendering holders of such Notes are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered, or return the securities deposited by or on behalf of the holders of such securities, promptly after the termination or withdrawal of the tender offer.

    Any permitted withdrawals of Notes tendered in the Change of Control Offer may not be rescinded, and any Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Change of Control Offer; provided, however, that withdrawn Notes may be re-tendered by following the procedures for tendering on or prior to the Change of Control Expiration Date.

    All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Issuer, in its sole discretion whose determination will be final and binding. None of the Issuer, the Depositary, the Trustee or any other person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    The Notes are debt obligations of the Issuer and are governed by the Indenture. There are no appraisal or similar statutory rights available to Registered Holders in connection with the Change of Control Offer.

SOURCE OF FUNDS

    The maximum amount of funds required by the Issuer to purchase all the Notes pursuant to the Change of Control Offer is approximately $101.0 million plus accrued and unpaid interest. The Issuer expects to finance the payments of the Change of Control Offer with the proceeds of the term loan under the Credit Facility, the Contingent Capital Contribution and, if necessary to pay amounts in excess of $100.0 million, revolving loans under the Credit Facility.

THE DEPOSITARY

    United States Trust Company of New York has been appointed as Depositary for the Change of Control Offer. The Letter of Transmittal and certificates and all correspondence in connection with the Change of Control Offer should be sent or delivered by each Registered Holder or such Registered Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase. United States Trust Company of New York is the Trustee under the Indenture.

    Any Registered Holder who has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed, or who wants additional copies of this Offer to Purchase, should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

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                                    BUSINESS

COMPANY OVERVIEW

    The Combined Company is one of the five largest window and door companies in the United States based on revenues. The Combined Company consists of the Atrium Business, the Wing Business and the Darby Business. Pursuant to the Transactions, Holdings, which prior to the consummation of the Transactions was controlled by certain stockholders of WIH and Door or their affiliates, acquired by merger Atrium Corp., the parent holding company of the Issuer, and WIH and Door became wholly owned subsidiaries of the Issuer. Through the Atrium Business, the Combined Company is a leading domestic manufacturer and distributor of residential windows and patio doors. Through the Wing Business, the Company manufactures and distributes a full range of interior solid wood and hollow core bi-fold and passage doors and distributes exterior doors and columns. Through the Darby Business, the Combined Company pre-hangs, distributes and installs interior doors and installs other ancillary products.

    For the 12 months ended June 30, 1998, the Combined Company's pro forma consolidated revenues were $380.5 million and its pro forma consolidated EBITDA was $45.7 million (including $2.9 million attributable to synergies resulting from the Transactions).

    ATRIUM BUSINESS

    The Combined Company, through the Atrium Business, is one of the leading domestic manufacturers and distributors of residential windows and patio doors in the United States and is one of the only companies that offers a diversified product line consisting of aluminum, vinyl and wood products. While the Atrium Business generates revenue throughout the United States, its windows and doors are manufactured and marketed primarily in the Southwest, South and Southeast regions of the country. The Atrium Business has focused historically on the ten-state "Atrium Primary Market," a region that provides a diversified and rapidly growing customer base. The Atrium Primary Market, consisting of Alabama, Arizona, California, Florida, Georgia, Louisiana, Nevada, Oklahoma, Tennessee and Texas, and accounted for approximately 77% of the Atrium Business' revenues for the fiscal year ended December 31, 1997. The Atrium Primary Market includes some of the fastest growing residential housing markets in the United States and accounts for approximately 44% of total national housing starts and almost a third of total nationwide unit sales of windows. During the period from 1992 to 1997, industry wide sales of windows in the Atrium Primary Market increased at a CAGR of 6.5%, over 40% faster than sales growth for the rest of the country. With an 11.5% share of total window units in the Atrium Primary Market, the Combined Company has a leading market share within that market.

    For the 12 months ended June 30, 1998, the Atrium Business contributed revenues of $227.0 million and EBITDA of $29.6 million to the Combined Company's pro forma consolidated results of operations.

    WING BUSINESS

    The Combined Company, through the Wing Business, manufactures and distributes a full range of interior solid wood and hollow core bi-fold and passage doors and distributes exterior doors and columns. Through organic growth and strategic acquisitions, the Wing Business has grown from a small, family-owned business to a leading supplier of interior wood doors to home center retailers such as Home Depot, Lowe's Companies and Builder's Square/Home Quarters.

    The Wing Business' geographic coverage has been driven by relationships with leading home center retailers. As home center retailers have expanded throughout the country, the Wing Business has strategically established new manufacturing facilities to serve this customer niche more effectively. The Combined Company, through the Wing Business, is one of the only door suppliers that can service home center retailers on a national basis with facilities in Illinois, Ohio, Pennsylvania and Texas and facilities expected to open in North Carolina, Massachusetts and California.

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
    For the 12 months ended June 30, 1998, the Wing Business contributed revenues of $135.0 million and EBITDA of $8.7 million to the Combined Company's pro forma consolidated results of operations.

    DARBY BUSINESS

    Through the Darby Business, the Combined Company pre-hangs interior and exterior door units, with a majority of sales achieved through developers of multi-family housing communities. The Darby Business also distributes ancillary products for the building materials industry such as locks, windows, mirrors, wire shelving, bathroom accessories and other complementary speciality items. The Darby Business offers developers a total installed program in which it supplies and installs a turnkey package of its products. The Combined Company believes that this method of outsourcing product installation frees developers from certain risks associated with subcontracting crews. The Darby Business concentrates its marketing and sales efforts on the Northeast and Mid-Atlantic regions. The Darby Business' customers include many of the nation's leading multi-family community developers, who the Combined Company believes have come to rely on the Darby Business' ability to provide high quality products and install those products effectively and efficiently.

    For the 12 months ended June 30, 1998, the Darby Business contributed revenues of $18.5 million and EBITDA of $4.5 million to the Combined Company's pro forma consolidated results of operations.

BENEFITS OF THE TRANSACTIONS

    The Combined Company is a diversified window and door company offering a broad range of products. Management believes that the Combined Company will realize significant benefits as a result of the combination of the Atrium, Wing and Darby Businesses, including:

    - BROADER PRODUCT LINES WITH CROSS-SELLING OPPORTUNITIES. The Combined Company will offer a full line of aluminum, vinyl and wood windows and interior solid wood and hollow core doors, as well as exterior doors and columns. Management believes that the Combined Company will also be one of only two national pre-hangers of doors in the United States. The strong customer relationships established by the Atrium, Wing and Darby Businesses, combined with the complementary nature their product lines and markets create excellent cross-selling opportunities for the Combined Company.

    - SIGNIFICANTLY INCREASED GEOGRAPHIC COVERAGE. The Atrium Business has historically targeted the Southwest, South and Southeast regions of the United States and particularly in the Atrium Primary Market. Products of the Wing Business have been sold in the Northeast and Midwest regions of the United States. Access to these markets, together with the large portion of the Northwest region covered by the Combined Company's distributors, will enable the Combined Company to market all its product lines throughout all parts of the continental United States.

    - MORE BALANCED END-USER SALES MIX. The Combined Company's products are principally marketed to two segments of the building products industry: new construction and repair and remodeling. Historically, 65% of the Atrium Business' sales were to the new construction segment and 35% were to the repair and remodeling segment, while 88% of the Wing Business' sales were to the repair and remodeling segment and 12% were to the new construction segment. For the 12 months ended June 30, 1998, approximately 45% of the Combined Company's pro forma consolidated sales were to the new construction segment and approximately 55% were to the repair and remodeling segment. The Combined Company believes that this greater balance in the sales mix should enable it to withstand a downturn in either of the segments more effectively than its constituent businesses could on a stand-alone basis.

    - INCREASED DIVERSITY OF DISTRIBUTION CHANNELS. The Atrium Business' products have been sold primarily through home builders and independent distributors while the Wing Business' primary market

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
      has been home center retailers. The Combined Company expects to leverage these complementary distribution channels by targeting the Wing Business' door products to homebuilders and independent distributors and the Atrium Business' window products to home center retailers.

OPERATING STRATEGY

    The Combined Company's operating strategy has the following principal components:

    - LEVERAGE COMPLEMENTARY PRODUCT LINES, GEOGRAPHIC MARKETS AND DISTRIBUTION CHANNELS. The Combined Company will offer a full range of aluminum, vinyl and wood doors and interior and exterior doors throughout the United States to homebuilders, independent distributors and home center retailers, allowing it to take advantage of the benefits described above.

    - REALIZE BENEFITS THROUGH OPERATIONAL SYNERGIES. The Combined Company believes it can improve margins by continuing to enhance its vertically-integrated operations. As the Combined Company continues to expand through organic growth and acquisitions, management believes it can realize more favorable raw materials pricing as a result of its increased purchasing volume. Further, the Combined Company has identified certain "best practices" that can be implemented, including consolidating certain management functions, eliminating duplicative administrative functions and expenses, rationalization of product lines and facilities, and consolidation of freight operations.

    - ACQUIRE BUSINESSES CONSISTENT WITH THE COMBINED COMPANY'S STRATEGIC OBJECTIVES. The window and door industry remains substantially fragmented. The Combined Company believes that there will be significant opportunities to acquire businesses that are consistent with the Combined Company's strategic objectives. In evaluating acquisition candidates, the Combined Company seeks businesses that have complementary distribution channels and product lines and strong management teams. During the last two years, the Combined Company acquired six businesses for an aggregate purchase price of approximately $85.0 million.

PRODUCTS

    The Combined Company estimates that 50-55% of its 1998 revenues will be derived from the sale of windows, 40-45% of its 1998 revenues will be derived from the sale of doors, and approximately 5% of its 1998 revenues will be derived from the sale of other products and services.

    WINDOWS--OVERVIEW. The Combined Company estimates that 81% of the Atrium Business' 1998 revenues will be derived from the sale of windows and patio doors and 19% from the sale of aluminum and vinyl extrusions, which are used primarily as component parts in the production of windows and doors. The Combined Company estimates that 69% of the Atrium Business' 1998 revenues will be derived from the sale of aluminum products, 21% from vinyl products and 10% from wood products.

    The Combined Company, through the Atrium Business, is one of a limited number of window and door manufacturers which offers a diversified product line that consists of a full range of aluminum, vinyl and wood windows and patio doors. The full product line allows the Combined Company to differentiate itself from its competition, leverage its distribution system and ensure that it is well-positioned to benefit from any shifts in product preference. As significant regional product preferences exist among aluminum, vinyl and wood, a full product line is important to serve a national customer base effectively.

    WINDOWS--ALUMINUM. As a result of the warmer climate and more value conscious buyers, aluminum windows are the products of choice in the Atrium Primary Market. While vinyl and wood provide enhanced thermal efficiency, homes in the warmer climates of the Southeast, South and Southwest do not require this feature. Similarly, in the relatively less-expensive homes in the South, builders are unlikely to install expensive windows as home buyers tend to value the most cost effective alternative available. Since the cost to the builder is higher for vinyl and wood, the builder is unlikely to use these higher priced windows unless they are able to pass those costs on to the home buyer.

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
    The Combined Company believes that new construction growth will continue to be highest in the warmer Southern states where aluminum windows are preferred. Furthermore, as the housing stock in the warmer climates ages (houses built during the initial "Sun Belt" migrations are now 20 to 30 years old), the repair and remodeling segment will experience increasing growth. Due to the Atrium Business' long-standing presence in these markets and the strength of its brand name, the Combined Company should continue to benefit from these trends.

    The Combined Company assembles its aluminum windows and doors at the Atrium Aluminum, H-R, Kel-Star and Masterview divisions, under the ATRIUM AND H-R WINDOWS brands.

    WINDOWS-VINYL. Demand for vinyl windows, particularly in colder climates, has significantly increased over the last five years as vinyl windows have gained acceptance as a substitute for primed wood windows. This trend has been strengthened as prices for vinyl windows have become more competitive to wood products and durability and energy efficiency have improved. The Atrium Business entered the fragmented vinyl window market in mid-1995 when it began fabricating its own vinyl windows. By leveraging the ATRIUM brand name and existing distribution channels and through growth and acquisitions, the Atrium Business has been able to capture share within its existing markets, and in the Northeast and West.

    The Atrium Business has increased vinyl revenues to $34.8 million for the 12 months ended June 30, 1998 after entering the vinyl market in mid-1995. The Bishop and Gentek acquisitions have provided additional manufacturing capacity and distribution capability, notably strengthening the Atrium Business' ability to compete effectively in the vinyl markets. The Combined Company expects to generate an increasing percentage of its revenues and earnings from the manufacture and sale of vinyl products.

    Presently, the Atrium Business' vinyl windows and doors are manufactured by the Atrium Vinyl division in Dallas, its ADW-Northeast and ADW-New England subsidiaries in Bridgeport, CT and Clinton, MA, respectively and its ADW-West Coast facility in Anaheim, CA. The Combined Company markets all its vinyl products under the ATRIUM name in order to leverage the brand's recognition among builders and consumers.

    WINDOWS--WOOD. The ATRIUM name gained its wide recognition in the 1970s and 1980s through the success of the Atrium Business' Atrium line of wood patio doors. In an effort to capitalize on this success, the Atrium Business added a wood window line in 1991. The wood products, which are presently being sold throughout most of the Atrium Business' geographic markets, complete the Combined Company's diversified window product line. The Combined Company's Atrium Wood division manufactures both aluminum-clad and primed wood windows and doors.

    While the Atrium Wood business has not been profitable historically, losses have been reduced substantially over the last two years as the Atrium Business' line of wood and patio doors has further penetrated the home center market. The resulting increased volume has helped reduce raw material costs and increase capacity utilization. Management expects significant advantages in combining the Atrium Wood business with the Wing Business's existing wood operations.

    DOORS. The Combined Company, through the Wing Business and the Darby Business, markets a full line of interior and exterior doors. The Combined Company's interior door products include hollow core, solid wood and french doors, in slab or pre-hung form, and bi-fold doors. The Combined Company's exterior door products include wood entry doors and aluminum, vinyl and wood patio doors.

    A substantial portion of the Combined Company's door sales are interior doors. There are two broad categories of interior doors: bi-fold doors and passage doors. Bi-fold doors are hinged folding doors. Passage doors are the traditional doors used to connect rooms. There are also two types of interior wood bi-fold doors and passage doors: solid wood doors and hollow core doors. Solid wood doors are made completely of wood. Hollow core doors consist of two door facings glued to a wood frame and are hollow on the inside. Both solid wood and hollow core passage doors are sold one of two ways, either as slabs or as

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
pre-hung units. Slabs refer to the actual door itself and pre-hung units refer to slab doors already hinged to a door frame at the factory.

    The Combined Company estimates that approximately 60% of all passage doors sold through home center retailers are sold as pre-hung units, mainly because of the ease of installation for the do-it-yourself consumer. The Combined Company, through the Wing Business and the Darby Business, is one of the few vertically-integrated companies that both manufactures the door slabs and pre-hangs the doors. The Wing Business' line of solid wood and hollow core pre-hung doors accounts for approximately 47% of total dollar sales for the 12 months ended June 30, 1998. The Combined Company believes that sales of this line will continue to grow and will represent a larger portion of total sales in the future.

    The Wing Business' solid wood door line consists of doors sold as slabs as part of three major product lines and, for the 12 months ended June 30, 1998, accounted for approximately 30% of total dollar sales. The solid wood line consists of bi-folds, French doors and passage doors. The Combined Company believes that it is the largest solid wood bi-fold door manufacturer in the world with a 50% market share. The Wing Business has recently introduced a less expensive version of its solid wood bi-folds to broaden its product line to compete at lower price points. The hollow core door line consists of both hollow core bi-folds and hollow core passage doors. For the 12 months ended June 30, 1998, hollow core doors accounted for approximately 10% of total dollar sales.

    The Combined Company, through the Atrium Business and the Darby Business, also produces and markets a line of aluminum, vinyl and wood patio doors, including center hinge, French and sliding patio doors.

    OTHER PRODUCTS AND SERVICES. The Combined Company also manufactures and distributes other products including cafe doors, exterior doors, columns and shutters. The Combined Company manufactures two types of cafe doors as well as louvered shutters. The shutters can be used both for interior and exterior applications. Columns come in many styles and are purchased from domestic suppliers. Exterior doors are purchased from international suppliers and are pre-hung by the Wing Business.

    The Combined Company also offers, through the Darby Business, pre-hung doors and other building materials that it distributes. The Darby Business receives door components from third parties, prehangs the doors at its factory, and then ships the ready to be installed unit to a job site. Through the Darby Business, the Combined Company offers a turnkey total installation program in which the Combined Company supplies and installs all interior doors, exterior doors, mouldings, locks, hardware, wire shelving, bath accessories, plate glass mirrors, mailboxes, and toilet partitions. This concept allows a developer to transfer the risk associated with retaining reliable work crews and provides protection from cost overruns. Management believes that developers view this as a value added service and are willing to pay a premium price for it.

OPERATIONS

    WINDOWS-OVERVIEW. The Combined Company, through the Atrium Business, manufacturers and sells its windows through a vertically-integrated process that includes extrusion, fabrication and distribution. At its three extrusion plants in Texas, the Combined Company produces aluminum extrusions and extrudes non-rigid vinyl components that are then delivered to fabrication facilities located in Arizona, California, Connecticut, Massachusetts, Nevada and Texas. The finished products are distributed through multiple distribution channels including company-owned distribution centers.

    The Combined Company realizes many operational and cost benefits from its vertically-integrated window operations. By extruding aluminum and vinyl components in-house, the Combined Company is able to secure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. The integration of extrusion and fabrication operations gives the Combined Company significantly more control over its manufacturing costs. The Combined Company continually works to achieve cost savings

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
through increased capacity utilization at its highly efficient facilities, adoption of best practices, reduction of material cost, rationalization of product lines, and reduction of inventory. In order to complement its manufacturing operations, the Combined Company maintains company-owned distribution locations in key markets where available independent distributors are weak or where the company has been unable to make adequate arrangements with existing distributors.

    The Combined Company continues to build on what management believes is its position as one of the industry's lowest cost manufacturers. Being able to maintain low production costs is one of the reasons the Atrium Business has consistently achieved EBITDA margins between a 12.0% to 15.0% range, which are approximately 3.0% to 5.0% higher than industry averages. Because of the scale of its operations, the Combined Company is able to negotiate significant price concessions for its raw materials, including glass and vinyl. The Atrium Business purchased approximately fifty-five million square feet of glass in 1997, making it one of the largest buyers of flat glass in the country. This is an important consideration, since total cost of raw materials typically comprises 45% to 50% of revenue.

    WINDOWS--EXTRUSION. By extruding aluminum and non-rigid vinyl in-house, the Combined Company maintains a high quality reliable supply of an essential assembly component. The Combined Company is able to control the quality of the extruded components which reduces the likelihood of scrap from substandard components. The Combined Company is also able to coordinate the timely production and delivery of extrusions with the production needs of the fabrication plants so that fabrication operations are able to maintain even inventory levels and work flow, reduce throughput time and increase overall plant efficiency.

    The Combined Company's Extruders and Woodville Extruders divisions produce aluminum extrusions, and the Dow-Tech Plastics ("Dow-Tech") division extrudes non-rigid vinyl extrusions, for use in window and door manufacturing at the Company's fabrication facilities. The Combined Company's extrusion operations also sell extrusions to third parties (65% of extrusion revenues are from third-party sales, of which approximately one-third are to non-window companies). These third party sales include not only competitors in the door and window industry, but also companies that use aluminum extrusions for components in the manufacture of tents and awnings, hand railings, recreational vehicles and boat components, heating, ventilation and air conditioning products.

    In the aluminum extrusion process, aluminum billet is heated in an oven and hydraulically pressed through a die to form a shaped lineal or "rail." The lineal is then air-cooled, straightened, cut into the finished product length and tempered in an aging oven. The extrusion may then be electrostatically painted in the Combined Company's painting operations or anodized by a third party.

    In the non-rigid vinyl extrusion process, vinyl pellets are vacuum-loaded into hoppers feeding each of Dow-Tech's nine extrusion lines. The material is heated and extruded through a die by an extrusion screw. The extrusion is water-cooled as it is pulled from the die at varying rates depending on the profile being extruded. Flexible vinyl is typically rolled onto reels and more rigid vinyl is cut to the stock length of twelve feet or to other lengths specified by the customer. The Combined Company does not currently extrude large vinyl frame components, but intends to expand its vinyl extrusion capabilities to include rigid vinyl extrusion as vinyl product sales continue to increase.

    EXTRUDERS: The Atrium Business commenced extruding aluminum product components used in the fabrication of products in 1974. The division currently operates two extrusion presses on two ten-hour shifts, five to six days a week. The extrusion operation in Wylie is extremely efficient and has provided the Atrium Business a significant competitive advantage over the years.

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
    WOODVILLE EXTRUDERS: Acquired in 1996 as part of the Keller acquisition, Woodville Extruders provides the Combined Company and third party customers with aluminum extrusions. The division operates one extrusion line consisting of an extrusion press, a billet oven and a paint line. The addition of Woodville Extruders increased the Combined Company's extrusion capacity by approximately 35%. This eliminated the need for the outsourcing of extrusion during peak production periods, as well as provided capacity for future growth without any need for additional capital expenditure. The Combined Company is evaluating moving Woodville Extruders' extrusion press to Wylie to consolidate the two extrusion operations. In so doing, the Combined Company will eliminate the overhead associated with operating the independent facility and expects to realize at least $0.5 million in EBITDA from the effort.

    DOW-TECH: Acquired in 1990, Dow-Tech Plastics extrudes non-rigid vinyl sub-components used in the fabrication of aluminum, vinyl and wood windows and doors. Approximately 67% of Dow-Tech's volume in 1997 was sold to third party customers with the remainder used in the fabrication of the company's products. In addition, Dow-Tech now provides the company's vinyl operations with vinyl sub-components, thereby reducing its raw material costs. Since Dow-Tech's sub-components are used by wood, vinyl and aluminum window fabrications, the vinyl extrusion capability allows the Combined Company to generate additional profits throughout product lines.

    WINDOWS--FABRICATION. The Combined Company fabricates a broad line of aluminum, vinyl and wood windows and doors at eight fabrication facilities in Arizona, California, Connecticut, Massachusetts, Nevada and Texas. The Atrium Wood division fabricates the Combined Company's wood products. The Combined Company's vinyl products are made by the Atrium Vinyl division and ADW-West Coast, ADW-Northeast and ADW-New England subsidiaries. The Combined Company produces aluminum windows at its Atrium Aluminum division (formerly "Skotty Aluminum Products"), as well as at its H-R Windows, Kel-Star Building Products and Masterview divisions. Additionally, specialty windows are fabricated at the Combined Company's Las Vegas distribution facility.

    In the aluminum window fabrication process, extrusions are cut to size and notched and mechanically fastened to form frames (comprised of sills and jambs) and sashes (comprised of center bars, lock rails, lift rails and sash rails). Flat glass, purchased cut-to-size or sized in-house with a computer-numerically-controlled glass optimizer, is insulated and finished. Pre-prepared insulated glass and component parts are assembled and transferred to a staged shipping area along assembly lines set up according to product type. In the fabrication of vinyl windows, frame extrusions are cut with computer-numerically-controlled optimizing saws, notched and welded. The frame is then placed on assembly lines on which insulated glass and sashes are installed. In the fabrication of wood window and door products, pre-cut, precision-milled wood components are glued and screwed together, sanded and affixed with appropriate hardware. These units are then glazed and packaged for final shipment.

    DOORS--OVERVIEW. The Wing Business has been manufacturing wood products in Texas since 1953 and today has three primary manufacturing facilities in the state. As home centers (such as Home Depot and Lowe's) have expanded throughout the country, the Wing Business has strategically established four new manufacturing operations in Ohio, Pennsylvania, Illinois and Texas in order to serve these customers more efficiently. The Combined Company, through the Wing Business, believes it is one of the only door suppliers which can service the home centers on a national basis. As the home centers continue to expand into new markets, the Combined Company expects to open new facilities to serve these regions. The Combined Company is currently planning new sites in North Carolina, Massachusetts and California and has signed a lease in North Carolina as a result of its customers' plans to expand in these areas in 1999.

    DOORS--SOLID WOOD. Two manufacturing processes are involved in producing the Combined Company's solid wood passage and bi-fold doors lines based on the thickness of the door: one for doors 1 3/8" thick and another for doors 1 1/8" and 7/8" thick.

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    The 1 3/8" doors are produced in a multi-stage manufacturing process. Most of the wood parts for these doors are purchased as dimensional cutstock which is then machined into final assembly parts. The doors are constructed using hardwood dowels and glue. After final assembly, passage doors are trimmed, sanded and packaged for transfer to a finished goods warehouse or to the pre-hanging department to be assembled as a pre-hung door. The bi-folds are processed on the same line and then hinged and packaged on a separate line.

    Solid wood 1 1/8" and 7/8" doors (primarily bi-folds) are produced in manufacturing cells that combine or link several machining and assembly steps together to increase production efficiency and reduce material handling. The primary raw materials involved in manufacturing these doors include pine cut stock, decorative glass, hardware and packaging materials. Molded stiles (vertical components) are trimmed, drilled, mortised and/or grooved prior to assembly. Rails (horizontal components) are molded, trimmed and doweled prior to assembly. Raised panels and decorative glass are added to other final assembly stations. Similar to the 1 3/8" doors, these doors are constructed using hardwood dowels and glue. Hardware is added and the doors are packaged prior to transfer to the finished goods warehouse.

    DOORS--HOLLOW CORE. The assembly process is less complex for hollow-core doors. These doors have either wood facings (lauan, red oak, birch, etc.) or hardboard facings (flush and molded). The assembly process involves passing rails, stiles and other pieces of core through a glue roller and placing a wood or hardboard facing on both sides of the core. Pallets of glued doors are placed in a cold press, allowed to cure in overnight storage, and then trimmed in a door sizer. Flush door slabs are either labeled for transfer to the finished goods warehouse or are transferred to the pre-hanging department to be assembled into pre-hung doors.

    Hollow-core bi-folds are processed in a similar fashion as the hollow-core slabs except that a wider center stile is included in the core and the door is "split" into two panels on the door sizer. These two panels are then hinged and packaged for transfer to the finished goods warehouse.

    DOORS--PRE-HUNG ASSEMBLY. Pre-hung doors are assembled by mortising the edges of slab doors for hinges and then boring the doors for locksets in an automated pre-hanging machine. The stop is trimmed, mitered and applied to jambs on a stitcher. Slab doors are hinged to a jamb and the two side jambs are stapled to the head jamb. Certain pre-hung doors require casing attached to the jambs. The pre-hung doors are then labeled, palletized and transferred to the finished goods warehouse.

    The Combined Company utilizes proven industry methods for the manufacture of solid wood and hollow-core doors and for the assembly of pre-hung doors. However, certain of the Combined Company's processes are unique and have been patented or are protected internally as proprietary.

SALES, MARKETING AND DISTRIBUTION

    One of the key components of the Combined Company's marketing strategy is to capitalize on the complementary nature of the Atrium Business' and the Wing Business' distribution channels. Historically, the majority of the revenues of the Atrium Business have been derived from sales to remodelers, homebuilders, lumberyards and wholesalers. The Wing Business has targeted principally home center retailers. Approximately 80% of the Wing Business' revenues are derived from sales to national home center retailers. The Company believes that it can tap new markets for its products by targeting the Wing Business' door products to homebuilders and independent distributors and the Atrium Business' window products to home center retailers.

    WINDOWS. Each of the Combined Company's fabrication divisions distributes its products through a combination of two-step distribution to wholesalers and dealers, one-step distribution (in some regions, through company-owned distribution centers) to lumberyards and home centers, and direct sales to large homebuilders and independent contractors. In addition, more than one division of the Atrium Business may sell its products into the same geographic channels. The Combined Company believes that this distribution strategy maximizes its market penetration and reduces reliance upon any one distribution channel for the sale of its products. Furthermore, as a manufacturer and distributor of windows and doors for more than four decades, the Atrium Business has developed long-standing relationships with key distributors in each of its markets. In each instance, the Combined Company seeks to secure the leading distributors in each market. If the Combined Company cannot secure a top tier distributor in a desired geographic market, it will consider the acquisition or start up of its own distribution center in such market.

    The Combined Company also sells to major home center retailers and smaller regional-based retail centers. Although these have gained greater importance to the Combined Company because they target the repair and remodeling market, they still account for less than one-fifth of total sales for the Atrium Business. One of the Combined Company's goals is to increase the Atrium Business' market share in the repair and remodeling market by capitalizing on the Wing Business' strong relationship with home center retailers.

    The Combined Company utilizes the following distribution channels for its windows:

    DIRECT DISTRIBUTION: The Combined Company sells its windows and doors directly to contractors, remodelers and other homebuilders without the use of an intermediary. By selling directly to builders, the Combined Company is able to increase its gross profits while at the same time offering builders more favorable pricing.

    ONE-STEP DISTRIBUTION: The Combined Company sells its finished windows directly to lumberyards, building products distributors, home centers, and company-owned distribution centers, which will then sell to contractors, homebuilders or remodelers. While it is not required that lumberyards or building products distributors carry the Atrium's Business' products on an exclusive basis, it is not unusual for them to do so. In addition, they generally purchase based on orders, keeping little or no inventory. One-step distribution tends to be used most often in metropolitan areas.

    TWO-STEP DISTRIBUTION: Commonly used in more rural regions, two-step distribution is the selling of completed doors and windows to a wholesaler or distributor who then sells the products to lumberyards, building products retailers and home centers. These intermediaries will in turn sell the windows and doors to the homebuilders, homeowners or remodelers. The wholesalers and distributors tend to maintain product inventory in order to service the needs of their client base for small quantities. Essentially, these middlemen sell to customers who do not have the volume to purchase directly from the Combined Company. Two-step distribution is more common in rural areas since urban areas are serviced by home centers and large lumberyards.

    COMPANY-OWNED DISTRIBUTION CENTERS: The Combined Company maintains company-owned distribution locations in key markets where available independent distributors are weak or where the company has been unable to make adequate arrangements with existing distributors. Company-owned distribution centers essentially act as one-step distributors.

    The Combined Company, through its Atrium Business, owns and operates eight distribution centers, consisting of ADW-Arizona and Atrium Door & Window Company-Nevada ("ADW-Nevada"), both of which also assemble some of the products they distribute, and Atrium Door & Window Company-Texas ("ADW-Texas"), H-R Windows Distributors ("H-R Distributors"), Atrium Door & Window Company-New York ("ADW-New York") and ADW-West Coast (three centers). ADW-Arizona and ADW-Nevada carry the Atrium Business' products and sell directly to homebuilders in their respective regions. ADW-Texas sells the Atrium Business' products and distributes directly to large homebuilders in Texas. H-R Distributors sells directly to large homebuilders in Texas. ADW-New York markets the Atrium Business' products primarily to remodelers and contractors within a seven-state region in the Northeast. The three ADW-West Coast facilities market to remodelers and contractors in the California, Utah and Pacific Northwest regions. The Atrium Business has over 4,000 active accounts. Eight of its top ten customers have been with the Atrium Business for over five years.

    To enhance its market coverage and leverage its considerable brand equity, the Combined Company currently markets its windows and patio doors under primarily two brand names, ATRIUM and H-R WINDOWS. Due to the fact that Atrium enjoys such significant national name recognition at both the building trade and consumer levels, Combined Company decided to bring the product lines of almost all its other brands under the Atrium name. The Combined Company has now completed rolling its SKOTTY and BISHOP product lines, as well as those from the Gentek acquisition, into the ATRIUM brand. The Combined Company expects to extend the ATRIUM brand to other products, as well as to appropriate product lines acquired in the future.

    The Combined Company markets its window products through a sales force consisting of approximately 50 company salaried and commissioned sales representatives and approximately 75 independent commissioned sales representatives. Each of the Atrium Business' divisions is supported by a sales manager, direct sales representatives and independent representatives. The sales managers coordinate marketing activities among both company and independent representatives. Company sales representatives focus primarily on direct sales to homebuilders, remodelers and contractors, while independent sales representatives sell to home centers, lumberyards and wholesalers. In general, independent sales representatives carry the Atrium Business' window and door products on an exclusive basis, although they may carry other building products from other manufacturers.

    The Atrium Business' well-rounded product line has also been an asset to its sales force, especially when it is exploring a new distribution channel opportunity. Distributors have come to recognize the Atrium Business as a WINDOW supplier, as opposed to an ALUMINUM window supplier or a VINYL window supplier. The distributors frequently do not buy the whole range of products since regional tastes vary and distributors tend to work according to regions. However, these distributors value the Atrium Business' ability to provide these products should they ever demand it.

    The Combined Company believes that customer services plays a key role in the marketing process. On-time delivery of products, order fill rate, consistency of service and flexibility in meeting changing customer requirements have made it possible for the Combined Company to build a large and loyal customer base that includes companies such as Centex Homes, one of the nation's largest home-builders, and Home Depot, the nation's largest home center retailer.

    DOORS. The Wing Business' marketing strategy centers primarily on the fact that the Wing Business can supply home center retailers with a complete line of interior wood doors. The Combined Company, through its Wing Business, is the only company in the industry who is able to provide this convenience. The "one-stop shopping" the Combined Company provides enables retailers to reduce their transaction costs, as they have to pay only one invoice, work with one sales representative, and schedule the receipt of goods with only one company. The Wing Business' goal is to be the "preferred supplier" for the door aisle of home center retailers. The Combined Company believes it can capitalize on the Wing Business' relationship with home center retailers by offering the Atrium Business' full line of windows to home center retailers.

    According to the NATIONAL HOME CENTER NEWS/Lebhar Friedman and Fairfield Research, in response to the question "what suppliers could do to increase retailer purchases," 28% of the retailers responded with more communications, cooperation and service and 18% answered promotional support. Only 14% responded with lower prices. The Combined Company believes it has capitalized on this industry need and has been able to command a price premium relative to competitors because of the services it provides, the wide assortment of products is manufacturers, and the in-store support it furnishes primarily through its merchandising managers.

    In 1996, the Wing Business started a new pricing/product offering strategy which focuses on offering the end consumer lower price points without sacrificing profit margins. The Combined Company will accomplish this strategy in two steps. First, the Combined Company has consolidated the current product offerings in order to simplify the overall offering and reduce inventory levels. Second, on the remaining product offerings, the Combined Company offers good, better and best products to the market. Certain of the products in the offering have been redesigned (with particular emphasis on taking costs out of the products) in order to have an offering with three distinct price points. This promotes more "trading up" to the Wing Business' higher quality products by the customer and displays a complete product line.

    The Wing Business uses an internal sales force consisting of seven people. In addition, senior executives are actively involved with both sales and customer service. This group is segregated between national and regional accounts. Approximately 80% of the Wing Business sales are made to national retail home center chains. The internal sales force was realigned in early 1995 reducing the sales staff from 18 to 7 while increasing the number of merchandise managers. As a result, the Combined Company has a smaller, more focused sales force which is better structured to give the home centers the attention required at the store level.

    To assist the sales force and provide better service to its customers, the Wing Business has over 20 merchandising managers. The merchandising managers provide home center retailers with in-store services such as product knowledge seminars, store product resets (to straighten stock and fix displays), sales analysis, and in-store merchandising. They also work with the retailers to resolve claims issues and to handle product returns. This is a significant advantage to the Combined Company which very few suppliers can offer.

    Promotional efforts are focused on the home center industry and its customers. Cooperative advertising programs are offered to certain of the Wing Business' major customers, giving the Wing Business exposure in its customers' local media (e.g., newspaper, radio, television) in order to generate sales at individual locations. The Combined Company also invests in in-store displays showing operating door units and photographs in-room settings in order to generate sales once customers are in the stores. Product knowledge classes are frequently held to inform store employees about the features and benefits of each product. Award winning packaging and in-store signage are used to further general awareness within the stores. The Combined Company also offers retailers a video showing how quickly a homeowner can install a bi-fold door using only basic hand tools.

INDUSTRY OVERVIEW

    In 1997, the U.S. residential window and door expenditures reached approximately $8.5 billion. The domestic window market has grown more than 33% in unit sales over the last five years, and has outpaced the growth in the domestic building materials industry. F.W. Dodge estimates that sales of window units will reach 59.7 million by 2002. The domestic door market has grown more than 11.2% in sales over the last four years. According to Door and Window Fabricator magazine, the North American interior door market represents more than 90 million units annually. The Combined Company estimates that over 60 million interior doors were sold in the U.S. in 1997.

    The residential window industry can be divided into two end-use segments: new construction (an estimated 17.0 million window shipments in 1997) and repair/remodeling (approximately 41.1 million windows sold in 1997). The Combined Company believes that the repair/remodeling segment will continue to experience strong growth due to the strength of sales of existing homes and the increase in the average age of homes from 23 years to 28 years in the last decade. The Combined Company believes the expected growth in this segment represents an especially attractive opportunity to leverage existing relationships with the home center retailers. The home center industry is one of the fastest growing retail sectors in the United States. According to the National Home Center News, the U.S. retail home improvement market was expected to grow from $140.0 billion in 1995 to over $170 billion by the year 2000.

    WINDOWS-ALUMINUM. In the Atrium Primary Market, aluminum windows are the products of choice and regional standard because of their low cost, durability and suitability to warm climates. Because aluminum is the least expensive window alternative, homebuilders generally prefer aluminum to control costs, as a home buyer is not generally willing to pay for the increased cost of vinyl or wood. Aluminum is not utilized as frequently in homes in the North and the Northeast regions of the United States due to historical architectural trends and the superior insulating qualities of wood and vinyl windows.

    WINDOWS-VINYL. Vinyl windows represent the middle price point of windows. Vinyl windows have thermal efficiency characteristics that approach those of wood windows, but some homeowners do not consider them as aesthetically pleasing. Historically, vinyl windows have not been as popular as aluminum windows in warmer climates such as those found in the Atrium Primary Market because of the increased cost of vinyl and because early vinyl windows suffered from ultra violet degradation, which caused the vinyl to become brittle after prolonged exposure to the sun. However, in recent years, advances in plastics have increased the quality and durability of vinyl windows.

    WINDOWS-WOOD. Wood is the most thermally efficient window material, however, it is the most expensive and requires the greatest amount of maintenance. Unit sales of aluminum-clad and vinyl-clad wood windows, which are classified as wood, have grown so that, overall, the wood window market share has been stable for the last several years. In clad windows, composite materials such as aluminum, vinyl, fiberglass or industrial coating are applied to the exterior of the window frame so that the frame inside the house has the desired aesthetics while the exterior frame has the desired durability or insulating features. Due to maintenance issues surrounding all wood windows, the Company believes that the trend towards aluminum- and vinyl-clad wood windows and composite frame materials will continue.

    DOORS. The Combined Company sells through the Wing Business predominantly solid wood and hollow core interior doors. According to Door and Window Fabricator, sales volumes for residential interior passage doors in North America reached 30.4 million units, while a total of 34.05 million residential closet and bi-fold doors were shipped, 80% of them into the new home market. The U.S. door market has increased 11.2% in total dollar sales over the last four years. As a reaction to the increase in price of solid wood doors, industry-wide sales of hollow core doors have increased.

    Demand for doors is derived from three principal segments: new residential construction, repair and remodeling and commercial construction. The Wing Business is primarily affected by repair and remodeling expenditures as its products are predominately sold at home centers that cater to the "do-it-yourself" market and to the smaller builders who principally do remodeling work. The Combined Company estimates that interior doors sold to the repair and remodeling segment constitute approximately one-third of all interior doors sold in the U.S. The Combined Company believes that the repair and remodeling segment will continue to experience strong growth since approximately three quarters of total housing transactions are sales of existing homes.

    According to data from the Census Bureau and U.S. Department of Commerce, total sales in the residential repair and remodeling markets have grown from $91.3 billion in 1986 to $125.3 billion in 1997, and, over the period of the last 25 years, total expenditures in this sector grew more than $100.0 billion. In addition, the Wing Business' products are carried in 80% of Home Depot stores and almost 100% of Lowe's stores, the two leaders in the home center retail industry, both of which experience strong growth of 20-25% per year. The Combined Company believes that, as a result of the growth of the home center retailers and the Wing Business' relationship with Home Depot and Lowe's, its sales will continue to increase and it will experience significant growth in the home center retail sector.

COMPETITION

    The residential window and door industry is highly fragmented. With few exceptions, competitors are privately-owned, regional companies with sales under $100 million. On a national basis the Combined Company competes with a few national companies in different regions, products, distribution channels and price points, but does not compete against any company across all of these areas. The Combined Company competes with various other companies in specific regions within each market.

    The Combined Company's major competitors in the Atrium Primary Market for the sale of aluminum windows are Reliant Building Products, Inc. and Caradon Better-Bilt Inc. In the vinyl window and door segment, there is no dominant manufacturer that operates on a national basis. Regional manufacturers that compete on a local and regional basis characterize the segment. Historically, demand for vinyl windows and doors has been concentrated in the cooler regions of the United States. The Combined Company's major competitors for the sale of vinyl windows are SilverLine Building Products and Milgard Manufacturing Inc. In addition, the Combined Company competes with a number of regional manufacturers that sell directly to repair and remodeling contractors.

    In the wood window and door segment of the industry, two large manufacturers, Andersen Corporation and Pella Corporation, sell premium products on a national basis. The Combined Company's wood windows and doors are sold at a medium price point and primarily through home centers throughout the United States. The Combined Company has many competitors of its price point in the wood window and door segment, including Kolbe & Kolbe Millwork Co. Inc. and Hurd Millwork Co. Inc.

    The Combined Company estimates that approximately 60% of all interior passage doors sold through home centers are pre-hung. The Combined Company expects this trend to continue growing due to the convenience and ease of installation of pre-hung doors. The pre-hung door industry is very fragmented and consists primarily of hundreds of small companies that do not manufacture doors and who have annual sales of under $20 million each. These companies are finding it increasingly difficult to compete due to their lack of manufacturing capability. One of the Combined Company's key competitors is Premdor, Inc., based in Canada, which both manufactures and pre-hangs doors. Other competitors include Steves and Sons in San Antonio, TX and Haley Bros. in Los Angeles, California.

    The hollow core door market is growing, as the price of the product has increased its market share relative to solid wood doors. Key competitors of the Combined Company in this market include Premdor, Inc, Steves and Sons, Lifetime, Arrow Door and Jeld-Wen. This market is characterized by medium sized regional companies with annual revenues ranging from $40.0 million to $60.0 million and with one to three manufacturing facilities.

    The wood passage door market is characterized by all sizes of regional and national door manufacturers. Many smaller manufacturers who tended to specialize in this category have been driven out of the market as demand for passage doors shifted to the lower cost hollow core doors and South American companies with less expensive wood sources developed enough infrastructure to compete in the United States. Manufacturing capacity has been consolidated in larger cost competitive manufacturers who offer diversified product lines and have greater financial resources. The Combined Company's main domestic competitors in this product line are primarily Jeld-Wen and Woodgrain Millwork. Its foreign competitors are primarily Andinos and Sincol from South America.

    The Combined Company has identified four companies that focus on the pre-hanging and installing doors and other building products to developers of multi-family projects: Royal Door Ltd. located in Houston, Texas, Daven Products based in Dallas, Texas, Delta Millwork in Orlando, Florida and Universal Construction Company located in Orlando, Florida.

INFLATION AND RAW MATERIALS

    During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on the Combined Company's results of operations. The Combined Company purchases raw materials, including aluminum, glass, wood and vinyl, that are subject to fluctuations in price that may not reflect the rate of general inflation. These materials fluctuate in price based on supply and demand. Historically, there have been periods of significant and rapid aluminum and wood price changes, both upward and downward, with a concurrent short-term impact on the Combined Company's operating margins. The Combined Company has historically mitigated the effects of these fluctuations over the long-term by passing through price increases to its customers and through other means. For example, the

Atrium Business enters into forward commitments for aluminum billet to hedge against price changes. See the footnotes to Atrium's Consolidated Financial Statements for the year ended December 31, 1997. The primary raw materials used in the production of the Combined Company's windows and doors are readily available and are procured from numerous suppliers. Currently, wood is purchased through multiple sources from around the world, with little dependence on one company or one country.

SEASONALITY

    The new home construction market and the market for external repairs and remodeling in northern climates are seasonal, with increased related product sales in the second and third quarters. The market for interior repairs and remodeling in northern climates tends to grow in the fourth and first quarters. Although this results in seasonal fluctuations in the sales of certain of the Combined Company's products, the complementary nature of the Atrium Business' and the Wing Business' selling seasons should mitigate for the Combined Company what had historically been a more significant seasonal variation in working capital requirements before the Transactions.

CYCLICALITY

    Demand in the window and door manufacturing and distribution industry is influenced by new home construction activity and the demand for repair and remodeling. For the 12 months ended June 30, 1998, the Combined Company believes that approximately 45% of its pro forma consolidated revenues were related to new home construction. Trends in the housing sector directly impact the financial performance of the Combined Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates and migration of the inter/intra U.S. population have a direct impact on the Combined Company. Cyclical declines in new housing starts may adversely impact the Combined Company and there can be no assurance that any such adverse effects would not be material. See "Risk Factors--Cyclicality."

EMPLOYEES

    The Combined Company employs approximately 3,000 persons, of whom approximately 2,950 are employed at the Combined Company's manufacturing facilities and distribution centers and approximately 50 are employed at corporate headquarters. Approximately 1,200 of the Combined Company's hourly employees are covered by collective bargaining agreements. The Issuer entered into collective bargaining agreements in 1998 with the United Needle and Industrial Trade Employee Union, SWRJB, ACTWU, AFL-CIO-CLC, covering certain employees at the Atrium Aluminum, H-R Windows, Atrium Wood and Extruders manufacturing facilities, all of which expire in May, 2001.

    In addition, the Issuer has collective bargaining agreements with The Sheet Metal International Association Local Union NO. 54, due to expire on September 30, 2001, for its Kel-Star operations and Local Union 2743, Southern Council of Industrial Workers, Chartered By United Brotherhood of Carpenters and Joiners of America, AFL/CIO, due to expire on October 6, 2001, for its Woodville Extruders operations. There are no union affiliations in connection with the Atrium Business' Bishop facilities or with the Wing or Darby Businesses. The Combined Company may experience additional union-organizing activities in the future, which may result in the negotiation of additional collective bargaining agreements. There is no assurance that any additional negotiations or collective bargaining agreements would not have an adverse effect on the results of operations of the Combined Company. The Combined Company believes that its relationship with its employees is satisfactory.

FACILITIES

    The Combined Company's operations are conducted at the owned or leased facilities described below:

                                                                                               CAPACITY
                                                                                               (SQUARE)        OWN
LOCATION                                                PRINCIPAL USE                            FEET         LEASE
--------------------------------  ----------------------------------------------------------  -----------  -----------
Dallas, Texas*..................  Fabrication (H-R Windows)                                      186,000
                                  Fabrication (Atrium Wood)                                      266,000
                                  Fabrication (Atrium Vinyl)                                      90,000
                                                                                              -----------
                                                                                                 542,000        Lease
Irving, Texas...................  Fabrication (Atrium Aluminum)                                  147,218
                                  Extrusion (North Texas Die & Tool)                               1,400
                                                                                              -----------
                                                                                                 148,618          Own
Irving, Texas...................  Distribution (Atrium Door & Window Distributors of Texas)
                                                                                                  22,000
                                  Fabrication (Atrium Aluminum)                                   98,000
                                                                                              -----------
                                                                                                 120,000          Own
Wylie, Texas....................  Extrusion (Extruders)                                          100,000          Own
Carrollton, Texas...............  Extrusion (Dow-Tech)                                            25,200        Lease
Phoenix, Arizona................  Distribution (Atrium Door & Window Distributors of
                                  Arizona)                                                        44,743        Lease
Las Vegas, Nevada...............  Distribution (Atrium Door & Window Distributors of Nevada)      30,400        Lease
Woodville, Texas................  Fabrication (Kel-Star Building Products)                       180,000
                                  Extrusion (Woodville Extruders)                                120,000
                                                                                              -----------
                                                                                                 300,000        Lease
San Antonio, Texas..............  Distribution (H-R Distributors)                                 10,000        Lease
Anaheim, California.............  Fabrication (ADW--West Coast)                                   80,000        Lease
Union City, California..........  Distribution (ADW--West Coast)                                  10,000        Lease
Portland, Oregon................  Distribution (ADW--West Coast)                                  10,000        Lease
Salt Lake City, Utah............  Distribution (ADW--West Coast)                                  10,000        Lease
Clinton, Massachusetts..........  Fabrication (ADW-New England)                                   31,000          Own
Bridgeport, Connecticut.........  Fabrication (ADW-Northeast)                                     75,000        Lease
Farmingdale, New York...........  Distribution (Atrium Door & Window Distributors of New
                                  York)                                                            6,000        Lease
Greenville, Texas...............  Manufacture of solid wood and hollow core bi-fold and
                                  passage doors; pre-hanging; warehouse; office                  180,000          Own
Greenville, Texas...............  Door finishing operation; custom door manufacture;
                                  warehouse; office                                               30,000        Lease
Hanover Park, Illinois..........  Manufacture of hollow core bi-fold and passage doors;
                                  pre-hanging; warehouse                                          73,000        Lease
Allentown, Pennsylvania.........  Manufacture of hollow core bi-fold and passage doors; door
                                  pre-hanging; warehouse                                         105,000        Lease
Cleveland, Ohio.................  Door pre-hanging; warehouse                                     30,000        Lease
Charlotte, North Carolina.......  Door pre-hanging; warehouse                                     40,000        Lease
Florence, Alabama*..............  Door pre-hanging; distribution warehouse; office                60,000        Lease
                                                                                              -----------
                                  TOTAL                                                        2,060,961
                                                                                              -----------
                                                                                              -----------

------------------------
* Leased from affiliates of certain stockholders. See "Certain Relationships and Related Transactions--Facility Leases."

    The Combined Company maintains its corporate headquarters in Dallas, Texas. The facilities provide approximately 11,000 square feet and are leased for a seven-year term expiring in 2004.

    The Combined Company believes that its manufacturing plants are generally in good operating condition and are adequate to meet future anticipated requirements.

BACKLOG AND MATERIAL CUSTOMERS

    The Combined Company has no material long-term contracts. Orders are generally filled within 5 to 7 days of receipt. The Combined Company's backlog is subject to fluctuation due to various factors, including the size and timing of orders for the Combined Company's products and is not necessarily indicative of the level of future revenue.

    The Combined Company's sales are concentrated with one of the leading home center retailers, Home Depot. For the 12 months ended June 30, 1998, Home Depot accounted for approximately 20.5% of the Combined Company's pro forma consolidated revenues.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    The Combined Company is subject to numerous federal and state statutes and regulations relating to, among other things, air and water quality, the discharge of materials into the environment, and safety and health issues. The Combined Company does not expect ongoing compliance with such provisions to have a material impact on the Combined Company's earnings or competitive position in the foreseeable future. Additionally, no significant capital expenditures are anticipated related to ongoing compliance with such provisions. However, the applicable requirements under the law are subject to amendment, and to the imposition of new, other, or additional requirements and to changing interpretations of agencies or courts. No assurance can be given that new, other or additional requirements would not be imposed or that expenditures, including material expenditures, would not be required to comply.

    The Combined Company is involved in various stages of investigation and cleanup relative to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations have been assessed, and the Combined Company believes that it has made adequate provision for these costs such that they will have no material adverse effect upon the financial condition or operations of the Combined Company. The Combined Company cannot be certain that significant capital expenditures will not become necessary for investigation and cleanup of environmental conditions which are currently unknown. The Issuer and/or its subsidiaries have been named as a party in several government enforcement and private actions associated with old waste disposal sites, some of which are on the U.S. Environmental Protection Agency's Superfund priority list. These actions seek cleanup costs and in some cases, damages for personal injury or property damage. Given the uncertain nature of liability under CERCLA for Superfund sites, and uncertainties regarding factual circumstances, the remedy to be implemented, and other factors, the Combined Company cannot determine with certainty the extent of its liability, if any. However, the Combined Company does not believe, based upon the information available at this time, that the outcome of the matters discussed above will result in liability which exceeds the limited amount of its alleged contribution to the respective sites, and does not believe that there will be any material adverse effect on the Combined Company's financial condition, results of operations or liquidity.

LEGAL PROCEEDINGS

    The Combined Company is involved from time to time in litigation arising in the ordinary course of its business, none of which, after giving effect to the Combined Company's existing insurance coverage, is expected to have a material adverse effect on the Combined Company.

                                THE TRANSACTIONS

THE MERGER

    On October 2, 1998, Merger Sub was merged with and into Atrium Corp. with Atrium Corp. as the surviving corporation pursuant to the Merger Agreement. Merger Sub was a wholly-owned subsidiary of Holdings, whose stockholders include GEIPPPII and Ardatrium, an affiliate of Ardshiel, Inc. GEIPPPII is a private equity partnership affiliated with GE Investments, a wholly-owned investment management subsidiary of General Electric Company. Ardshiel is a private equity investment firm based in New York which has completed more than 35 transactions since its inception in 1975. GEIPPPII and Ardshiel and its affiliates have co-invested in five previous transactions.

    Pursuant to the terms of the Merger Agreement, all of the outstanding equity securities of Atrium Corp. were converted into the right to receive the Merger Consideration (other than $2.7 million of equity securities of Atrium Corp. owned by certain members of management of Atrium Corp. which were converted into comparable equity securities of Holdings). The Merger Consideration was funded in part with (i) $50.0 million in cash comprising the Merger Sub Contribution that became an asset of Atrium Corp. in the Merger, (ii) $20.0 million in cash proceeds from the Discount Debentures Issuance, (iii) approximately $24.0 in cash proceeds from the Intercompany Loan which was funded by a portion of the proceeds of a term loan to the Issuer under the Credit Facility (as defined herein) and (iv) $0.2 million in cash proceeds from the issuance of common stock of Holdings to certain members of management of Atrium followed by a capital contribution of such proceeds by Holdings to Atrium Corp. See "Description of Certain Indebtedness."

THE RECAPITALIZATION

    GEIPPPII and Ardatrium formed Holdings, acquiring all of its outstanding common stock for an aggregate purchase price of $50.0 million. Holdings formed Merger Sub as a wholly-owned subsidiary and contributed the Merger Sub Contribution in exchange for all of Merger Sub's outstanding common stock.

    Immediately prior to the consummation of the Merger, all of the outstanding subordinated debt and warrants to purchase common stock of each of WIH and Door (other than certain warrants to purchase common stock of WIH held by Ardshiel) were converted into common stock of WIH and Door, respectively. The stockholders of WIH and Door contributed their common stock in WIH and Door to Holdings in exchange for common stock of Holdings and warrants to purchase Common Stock of Holdings were substituted for certain warrants to purchase common stock of WIH held by Ardshiel. Immediately after the consummation of the Merger, Holdings contributed all of the common stock of WIH and Door to Atrium Corp., which in turn contributed the common stock of WIH and Door to Atrium. Houlihan Lokey, an independent investment banking firm, appraised the aggregate value of the WIH and Door common stock contributed to Atrium at $52.0 million.

THE CREDIT FACILITY AND THE CONTINGENT CAPITAL CONTRIBUTION

    To finance the payment of a portion the Merger Consideration, the Existing Debt Repayment, a portion of the Change of Control Offer and related fees and expenses, the Issuer entered into the Credit Facility. Amounts used to finance a portion of the Merger Consideration were loaned by the Issuer to Atrium Corp. pursuant to the Intercompany Loan. See "Certain Relationships and Related Transactions." The Credit Facility is comprised of two term loan facilities in the amounts of $75.0 million and $100.0 million and a revolving credit facility and letter of credit sub facility in the amounts of $30.0 million and $5.0 million, respectively. Borrowings under the Credit Facility bear interest at the Issuer's option at either (a) the greater of (i) the Administrative Agent's corporate base rate and (ii) the federal funds rate plus 0.5% per annum, plus in each case, the Applicable Margin or (b) LIBOR plus the Applicable Margin.

    Upon the consummation of the Merger, $75.0 million of the $100.0 million term loan facility was placed in the Escrow to fund a portion of the amounts payable, if any, in the Change of Control Offer. Any revolving loans the proceeds of which remain in escrow after the Change of Control Expiration Date mature on the next succeeding day.

    In addition, upon consummation of the Merger, GEIPPPII and Ardatrium deposited into the Escrow $25.0 million. In the event amounts are payable in the Change of Control Offer, some or all of such fund will be used to purchase Discount Debentures from Atrium Corp. The proceeds of such Discount Debentures will then be advanced by Atrium Corp. to the Issuer in the Contingent Capital Contribution to pay, together with the other amounts place in escrow described in the preceding paragraph, amounts payable in the Change of Control Offer.

    The balance (which will not exceed $1.0 million, plus accrued and unpaid interest on the Notes, if any), if any, of amounts payable in excess of $100.0 million in the Change of Control Offer will be paid from available cash or financed with the proceeds of revolving loans under the Credit Facility.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table provides information concerning the directors and the executive officers of Holdings and its subsidiaries.

NAME                                                      AGE                            POSITION
----------------------------------------------------     -----     ----------------------------------------------------
Randall S. Fojtasek.................................          35   President, Chief Executive Officer and Director
R.L. Gilmer.........................................          45   Chief Operating Officer and Director
Jeff L. Hull........................................          32   Chief Financial Officer, Treasurer and Secretary
Louis W. Simi, Jr...................................          58   Executive Vice President, Atrium Companies, Inc.
Michael Quadhamer...................................          34   President, Wing Industries, Inc.
Cliff Darby.........................................          32   President, R.G. Darby Company, Inc. and Total Trim,
                                                                   Inc.
Sam A. Wing, Jr.....................................          75   Chairman Emeritus and Director
Daniel T. Morley....................................          46   Chairman of the Board of Directors
James G. Turner.....................................          30   Vice President and Director
Roger A. Knight.....................................          39   Director
Andreas Hildebrand..................................          31   Director
Donald W. Torey.....................................          41   Director
Nimrod Natan........................................          35   Director

    Randall S. Fojtasek has served as President and Chief Executive Officer and Director of Holdings since the closing of the Transactions. Prior to that, Mr. Fojtasek served as President and Chief Executive Officer of the Issuer from 1993. From 1989 to 1993, he served as Vice President of Operations and General Manager of Atrium Door & Window Company. Mr. Fojtasek has served as a Director of the Issuer since 1988.

    R.L. Gilmer has served as the Chief Operating Officer and Director of Holdings since the closing of the Transactions. Mr. Gilmer has also served as President and Chief Executive Officer of WIH since 1996. Prior to that, he was Vice President of Wing from July 1993 to October 1996. Mr. Gilmer has served Wing in various capacities since 1986 including as Controller and Manufacturing Manager. Prior to joining Wing, Mr. Gilmer was with the accounting firm of Arthur Andersen & Co. Mr. Gilmer is a certified public accountant.

    Jeff L. Hull has served as Chief Financial Officer, Treasurer and Secretary of Holdings since the closing of the Transactions. Prior to that, Mr. Hull served as Chief Financial Officer of the Issuer from April 1996 and Secretary and Treasurer of the Issuer from December 1996. Prior to that, Mr. Hull managed the asset/liability department of AmVestors Financial Corporation (NYSE:AMV) from June 1995. From 1990 to 1994, he was an audit manager with the accounting firm of Deloitte & Touche. Mr. Hull is a certified public accountant.

    Louis W. Simi, Jr. has served as Executive Vice President, Atrium Companies, Inc. since the closing of the Transactions. Mr. Simi served as Executive Vice President of the Issuer from 1993 to October 1998 and General Manager of Atrium Aluminum, a division of the Issuer, from 1971 to 1998. Mr. Simi also served as Director of the Issuer from July 1995 to November 1996. He has served in other capacities with the Issuer and its subsidiaries since 1966.

    Michael Quadhamer has served as President of Wing since the closing of the Transactions. Prior to that, he served as Vice President and Chief Financial Officer of WIH from October 1996 until October 1998. Mr. Quadhamer has served Wing in various capacities since 1991 including as Controller and as Director of Global Operations. Prior to joining Wing, he worked for the accounting firm of Arthur Andersen & Co. Mr. Quadhamer is a certified public accountant.

    Cliff Darby has served as President of Darby since the closing of the Transactions. Prior to that, Mr. Darby served as President of Darby from 1993 and has worked for Darby since 1988, performing numerous functions including overseeing operations in the door plant, installing materials for Total Trim, Inc., sales, and pricing of jobs.

    Sam A. Wing, Jr. has served as Chairman Emeritus and Director since the closing of the Transactions. Mr. Wing has served Wing in various capacities since 1946, including as Chairman Emeritus from 1996 until October 1998, as Chairman and Chief Executive Officer from 1995 until 1996 and as Chairman from 1994 until 1995. Prior to that, Mr. Wing was Chairman and Chief Executive Officer of Wing from 1969 to 1994, having joined Wing in 1946.

    Daniel T. Morley has served as Chairman of the Board of Directors of Holdings since the closing of the Transactions. Mr. Morley has served as President of Ardshiel since 1997 and Chairman of WIH since 1996 and Door since January 1998. Mr. Morley also serves as Chairman of Astro Textiles, Inc. and Koala Holdings, Inc.

    James G. Turner has served as Vice President and Director of Holdings since the closing of the Transactions. Mr. Turner has served as a Principal of Ardshiel since June 1997. Mr. Turner has also served as a Director of WIH since October 1997 and Door since December 1997. From March 1994 until June 1997, Mr. Turner worked as Associate for Ardshiel. Prior to that, Mr. Turner worked for Chemical Banking Corp. from 1991.

    Roger A. Knight has served as Director of Holdings since the closing of the Transactions. Mr. Knight has served as a Principal of Ardshiel since May 1998. Prior to joining Ardshiel, he worked for the accounting firm of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) from 1991. Mr. Knight is a certified public accountant.

    Andreas Hildebrand has served as Director of Holdings since the closing of the Transactions. Mr. Hildebrand is Vice President--Private Equities of GE Investments (as defined below). Mr. Hildebrand also served as a Director of WIH since October 1997 and of Door since January 1998. He has served in other capacities with GE Investments during the past five years. Mr. Hildebrand is also a Director of Eagle Family Foods Holdings, Inc.

    Donald W. Torey has served as Director of Holdings since the closing of the Transactions. Mr. Torrey is Executive Vice President of General Electric Investment Corporation and General Electric Investment Management Incorporated (collectively, "GE Investments") and Trustee of General Electric Pension Trust. He has served in other capacities with GE Investments during the past five years.

    Nimrod Natan has served as Director of Holdings since the closing of the Transactions. Mr. Natan has served as a Principal of Ardshiel since 1997. Mr. Natan also serves as a director of Wing and Astro Holdings, Inc. Prior to joining Ardshiel in 1997, Mr. Natan was a management consultant with Gemini Consulting for four years.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    COMPENSATION OF NAMED EXECUTIVE OFFICERS. The following table provides certain summary information for the years ended December 31, 1996 and December 31, 1997 concerning compensation paid or accrued by the Combined Company to or on behalf of the Chief Executive Officer and the four other most highly compensated persons functioning effectively as executive officers of the Combined Company whose combined salary and bonus exceeded $100,000 during such period (the "Named Executive Officers"):

                                                                        ANNUAL COMPENSATION
                                                              ----------------------------------------
                                                                                           OTHER
                                                                                          ANNUAL          ALL OTHER
              NAME AND PRINCIPAL                               SALARY      BONUS       COMPENSATION     COMPENSATION
                  POSITION(1)                       YEAR         ($)        ($)           ($)(2)             ($)
-----------------------------------------------  -----------  ---------  ----------  -----------------  -------------

Randall S. Fojtasek............................        1997     350,000     125,000(4)        --            308,928(3)
  President and Chief Executive Officer                1996     303,865   3,075,000         --              221,500(5)

R.L. Gilmer....................................        1997     138,679      70,000         --               --
  Chief Operating Officer                              1996     106,113     286,889         --               --

Louis W. Simi, Jr..............................        1997     125,000     250,690         --              106,025(3)
  Executive Vice President,                            1996     125,000     270,681         --              282,886(5)
    Atrium Companies, Inc.

Michael Quadhamer..............................        1997     118,000      70,000         --                3,000(6)
  President, Wing Industries, Inc.                     1996      98,000      73,160         --                  450(6)

Cliff Darby....................................        1997     150,000      66,000         --                8,000(7)
  President, R.G. Darby                                1996     150,000      66,000         --                8,000(7)
    Company, Inc. and Total Trim, Inc.

------------------------

(1) Messrs. Fojtasek's and Simi's compensation was paid by the Issuer, Messrs. Gilmer's and Quadhamer's compensation was paid by Wing and Mr. Darby's compensation was paid by Darby.

(2) Perquisites related to automobile allowances are excluded since the aggregated amounts are the lesser of $50,000 or 10% of the total annual salary.

(3) Amounts represent fees received in connection with the termination of the purchase and sale agreement to acquire PlyGem Industries, Inc.

(4) Includes one-time bonus for completion of the Hicks Muse Transaction.

(5) In connection with the Heritage Transaction, certain members of management were granted options at below fair market prices. Accordingly, compensation expense is being recognized for financial statement purposes. Upon completion of the Hicks Muse Transaction and the exercise of these options, the compensatory portion of the options were reflected in the individual's wages and in the Issuer's financial statements.

(6) Represents annual contribution to Wing's defined contribution plan.

(7) Represents annual contribution to Darby's profit sharing plan.

    OPTION GRANTS DURING 1997. No options were granted to the Named Executive Officers during the year ended December 31, 1997.

    AGGREGATED OPTION EXERCISES AND FISCAL-YEAR-END OPTION VALUES. The following table sets forth option exercises by the Named Executive Officers and the value of the in-the-money unexercised options held at December 31, 1997.

                                          SHARES                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                         ACQUIRED                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                            ON                         OPTIONS AT FY-END (#)            OPTIONS AT FY-END
                                         EXERCISE        VALUE      ----------------------------  -----------------------------
NAME                                        (#)       REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------------------  -----------  -------------  -------------  -------------  --------------  -------------
Randall S. Fojtasek...................      --            --            1,647,391       547,831   $  2,561,543(1)  $ 410,873(1)
R.L. Gilmer...........................      --            --                  844         2,957             --(2)         --(2)
Louis W. Simi, Jr.....................      --            --              102,247       408,990        145,986(1)    583,942(1)
Michael Quadhamer.....................      --            --                  844         2,957             --(2)         --(2)
Cliff Darby...........................      --            --             --             --                    --            --

------------------------

(1) Represents options held by the named individual to purchase the common stock of Atrium Corp. Based on the fair market value of the option shares at fiscal year end ($1.75 per share) less the exercise price per share payable for such shares.

(2) Represents options held by the named individuals to purchase the common stock of WIH. Based on the fair market value of the option shares of fiscal year end ($1.00 per share) less the exercise price per share payable for such shares.

OPTION PLANS

    In connection with the Merger, the Board of Directors and stockholders of Holdings adopted the D and W Holdings, Inc. 1998 Stock Option Plan (the "Option Plan") providing for the grant of options to purchase common stock of Holdings ("Holdings Common Stock") to Key Employees and Eligible Non-Employees (as defined by the Option Plan) of Holdings and its subsidiaries. The Option Plan provides for the grant of options to purchase up to 11,991,142 shares of Holdings Common Stock. In conjunction with the Merger, options to purchase 3,582,353 shares of Holdings Common Stock were granted to management of Door and Wing in exchange for outstanding options to purchase stock of such entities. Options to purchase an additional 8,153,588 shares of Holdings Common Stock were granted to management of Holdings and its subsidiaries contemporaneously with the Merger. After the Merger, 255,201 shares of Holdings Common Stock were reserved for future grants under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors of Holdings.

    The Option Plan provides that options may be granted in the form of incentive options qualified for favored tax treatment under Section 422 of the Internal Revenue Code or in the form of non-qualified options, which do not qualify under Section 422. All options granted in connection with the Merger are non-qualified options. Unless otherwise provided by the Compensation Committee, options granted under the Option Plan generally have a term of ten (10) years from the date of grant and vest in equal installments annually over five years dependent on continued employment. No option is exercisable until it has vested. Options granted upon consummation of the Merger in exchange for outstanding options of Door and Wing continue to vest on the schedule applicable to the exchanged options. Of such options, options to purchase 371,138 shares of Holdings Common Stock were fully vested upon grant. Of the options granted in connection with the Merger, options to purchase 993,115 shares of Holdings Common Stock will vest only in connection with a Value Event, defined as (i) the sale of Holdings Common Stock by Holdings in an offering registered with the Securities and Exchange Commission which constitutes a Qualifying Public Offering (as defined in the Option Plan) (ii) Holdings merging or consolidating with another corporation in a merger in which the surviving corporation has freely tradeable common stock, or (iii) the sale or transfer of substantially all of the assets of Holdings and its subsidiaries, taken as a whole. The exercise price of all options was set by the Compensation Committee upon grant, and with respect to incentive options is at least equal to the fair market value of the Holdings Common Stock on the date of grant.

    Options are nontransferable other than in accordance with the laws of descent and distribution. Unvested options will expire, unless otherwise provided by the Compensation Committee, upon the optionee's death, disability or termination of employment for any reason. Upon an optionee's death or disability the optionee or his or her representative or heir will have the right to exercise the vested portion of any options for 180 days after the date of death or disability. Upon termination for Cause (as defined by the Option Plan) or voluntary termination by the optionee without Good Reason (as defined by the Option Plan) all vested options will automatically expire. Upon termination of employment for any other reason, including retirement or termination without cause, the optionee will have the right to exercise the vested portion of any option for 30 days after the date of termination. Also, upon termination of an optionee's employment for any reason, Holdings will have the right to purchase outstanding options and any shares of Holdings Common Stock held by the optionee as a result of the exercise of an option. If termination occurs with Cause, the purchase price will be the lesser of the Fair Market Value (as defined by the Option Plan) of the Holdings Common Stock or the original cost of the shares or options purchased, minus the exercise price of any options purchased. In all other cases, the purchase price will be equal to the Fair Market Value of the Holdings Common Stock, minus the exercise price of any options purchased.

REPLACEMENT STOCK OPTION PLAN

    In addition to the Option Plan, the Board of Directors and stockholders of Holdings adopted the Holdings Replacement Stock Option Plan (the "Replacement Plan") to govern the terms of certain options to purchase Holdings Common Stock which were granted in replacement of outstanding options of Atrium Corp. in connection with the Merger. Under the Replacement Plan, options to purchase in aggregate of 1,575,000 shares of Holdings Common Stock were granted in exchange for outstanding options of Atrium Corp. which were not cashed out pursuant to the Merger Agreement. The options granted pursuant to the Replacement Plan vest ratably over a period of five years on each anniversary date of the grant. The replacement options have an exercise price of $0.01 per share.

    Upon termination of an optionee's employment, Holdings shall have the right to repurchase from the optionee all or any portion of their replacement option. In the event such termination of employment is for cause, as defined by the Replacement Plan, the price per option repurchased will be equal to the lesser of $1.00 per underlying share and the Market Value Per Share of Holdings Common Stock, as defined by the Replacement Plan, in either case, minus $0.01 per share. If termination occurs for any reason other than cause, the repurchase price will, (i) for the unvested portion of an option be equal to the lesser of the Market Value Per Share and $1.00 per share, in each case minus $0.01 per share, and (ii) for the vested portion of an option, be equal to the greater of Market Value Per Share or $1.00, in each case minus $0.01 per share. Upon exercise of any vested portion of a replacement option, Holdings may require the optionee to execute a buy-sell agreement containing provisions similar to the repurchase provisions described above, as a condition to such option exercise.

    The Replacement Plan provides that all options granted thereunder are in the form of nonqualified option, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. The replacement options have a term of 20 years from the date of grant subject to early termination in connection with termination of employment. No option is exercisable until it is vested. Replacement options are not transferable by an optionee, either voluntary or involuntarily or by operation of law, except that options may be transferred to an optionee's family members or personal representative, so long as the transferee agrees to be bound by the provisions of an option agreement and Replacement Plan.

EMPLOYMENT AGREEMENTS

    Upon the consummation of the Merger, Mr. Fojtasek entered into an employment agreement with Holdings pursuant to which he serves as President and Chief Executive Officer of Holdings. Mr. Fojtasek also serves as a member of the Board of Directors of Holdings. Under the terms of Mr. Fojtasek's employment agreement, he is entitled to receive an annual base salary of $350,000, subject to increase at the discretion of the Board of Directors. The agreement provides that Mr. Fojtasek may receive an annual performance bonus in the amount of up to $150,000 as set by the Board of Directors. Mr. Fojtasek's employment agreement has a three-year term commencing as of the closing of the Merger. Pursuant to the agreement, Mr. Fojtasek was granted a warrant to purchase 2,841,221 shares of common stock of Holdings ("Warrant A"). Warrant A is immediately exercisable upon grant, at an exercise price of $.01 per share. The term of Warrant A is ten years. In addition, Mr. Fojtasek was granted a warrant to purchase 1,894,148 shares of Holdings Common Stock ("Warrant B"), which shares may be purchased at an exercise price of $1.00 per share. Warrant B will become exercisable only after the date on which the $50,000,000 aggregate investment in Holdings made contemporaneously with the Merger by GEIPPPII and Ardatrium achieves an internal rate of return of 8%. The term of Warrant B is also ten years. The agreement also provides that in the event Mr. Fojtasek is terminated by Holdings without cause or terminates his employment for good reason, as defined in the agreement, Holdings will pay to Mr. Fojtasek a payment (i) in a lump sum of his annual base salary earned or accrued through the termination date, reimbursement of his reasonable and necessary expenses, any unpaid accrued vacation pay and any amount arising from his benefits to be received pursuant to Holdings' investment plans, (ii) in regular installments his then annual base salary (plus an amount in reimbursement for certain expenses equal to $2,000 per month) for a period that ends on the later of (A) the last day of his employment term or (B) 18 months from the termination date, and (iii) an annual bonus in an amount equal to $50,000 for each year in the remainder of his employment term. Pursuant to the agreement, Mr. Fojtasek agrees not to compete with the Holdings until the later of (x) the expiration of the term of his employment agreement and (y) 18 months after the termination of his employment under the agreement. In addition, in exchange for certain warrants to purchase common stock of Atrium Corp., Mr. Fojtasek received a warrant to purchase 1,000,000 shares of Holdings Common Stock at a price of $.01 per share with a term of twenty years.

    Upon consummation of the Merger, Mr. Hull entered into an employment agreement with Holdings pursuant to which he serves as Chief Financial Officer of Holdings. Under the terms of Mr. Hull's employment agreement, he is entitled to receive an annual base salary of $155,000, subject to increase at the discretion of the Board of Directors. The agreement provides that Mr. Hull may receive an annual performance bonus of up to $100,000, (a) 50% of which will be payable contingent on achievement of Holdings' EBITDA plan, (b) 35% of which will be payable upon achievement of Board of Director's established targets for bad debt collections, account receivable days and month end closing and (c) 15% of which will be payable contingent on achievement of management's objectives set from time to time by the Board of Directors. Mr. Hull's employment agreement has a four year term commencing as of the closing of the Merger. Pursuant to the agreement, Mr. Hull received options to purchase 1,183,842 shares of Holdings Common Stock pursuant to the Option Plan. The options have an exercise price of $1.00 per share, subject to adjustment under the Option Plan, and will vest in equal installments over four years from the date of grant. The agreement also provides that in the event Mr. Hull is terminated by Holdings without cause, or terminates his employment for good reason, Holdings will pay to Mr. Hull a payment (i) in a lump sum of his annual base salary earned or accrued through the termination date, reimbursement of his reasonable and necessary expenses, any unpaid accrued vacation pay and any amount arising from his benefits to be received pursuant to Holdings' investment plans, (ii) of a prorated portion of his incentive bonus and (iii) of one-twelfth of his annual base salary on the date of termination together with 80% of his maximum incentive bonus for each month during a period of twelve months following the date of his termination. Such payments would also be made if Mr. Hull's employment is terminated by Holdings in connection with a change of control of Holdings, as defined in the agreement. Pursuant to the agreement, Mr. Hull agrees not to compete with Holdings until (i) one year following termination by

Holdings for cause or due to disability or as a result of termination initiated by him without good reason, or (ii) the last day of any period he is receiving severance payments upon termination by Holdings without cause or upon a change of control, or as a result of termination initiated by him with good reason.

    Upon consummation of the Merger, Mr. Gilmer entered into an employment agreement with Holdings pursuant to which he serves as Chief Operating Officer of Holdings. Under the terms of Mr. Gilmer's employment agreement, he is entitled to receive an annual base salary of $215,000, subject to increase at the discretion of the Board of Directors. The agreement provides that Mr. Gilmer may receive an annual performance bonus of up to $125,000, (a) 75% of which will be payable contingent on achievement of Holdings' EBITDA plan, (b) 15% of which will be payable contingent on achievement of management objectives set from time to time by the Board of Directors and (c) 10% of which will be payable contingent on achievement of a target return on equity for Holdings set by the Board of Directors. Mr. Gilmer's employment agreement has a four year term commencing as of the closing of the Merger. Pursuant to the agreement, Mr. Gilmer received options to purchase 1,183,842 shares of Holdings Common Stock upon the same terms as the options received by Mr. Hull. The agreement also provides that in the event Mr. Gilmer is terminated by Holdings without cause, or terminates his employment for good reason, Holdings will pay to Mr. Gilmer a payment (i) in a lump sum of his annual base salary earned or accrued through the termination date, reimbursement of his reasonable and necessary expenses, any unpaid accrued vacation pay and any amount arising from his benefits to be received pursuant to Holdings' investment plans, (ii) of a prorated portion of his incentive bonus and (iii) of one-twelfth of his annual base salary on the date of termination together with 80% of his maximum base incentive bonus for each month during a period of twelve months following the date of his termination. Such payments would also be made if Mr. Gilmer's employment is terminated by Holdings in connection with a change of control of Holdings, as defined in the agreement. Pursuant to the agreement, Mr. Gilmer agrees not to compete with Holdings until (i) one year following termination by Holdings for cause or due to disability or as a result of termination initiated by him without good reason, or (ii) the last day of any period he is receiving severance payments upon termination by Holdings without cause or upon a change of control, or as a result of termination initiated by him with good reason.

    Upon consummation of the Merger, Mr. Quadhamer entered into an employment agreement with Wing pursuant to which he serves as President of Wing. Under the terms of Mr. Quadhamer's employment agreement, he is entitled to receive an annual base salary of $155,000, subject to increase at the discretion of the Board of Directors. The agreement provides that Mr. Quadhamer may receive an annual performance bonus of up to $100,000, (a) 25% of which will be payable contingent on achievement of Wing's EBITDA plan, (b) 50% of which will be payable contingent on achievement of Holdings' EBITDA plan and (c) 25% of which will be payable upon achievement of Board of Director's established targets for accounts receivable days, accounts payable days, inventory days, fixed asset turnovers and workers compensation claims. Mr. Quadhamer's employment agreement has a four year term commencing as of the closing of the Merger. Pursuant to the agreement, Mr. Quadhamer received options to purchase 1,183,842 shares of Holdings Common Stock upon the same terms as the options received by Mr. Hull. The agreement also provides that in the event Mr. Quadhamer is terminated by Wing without cause, or terminates his employment for good reason, Wing will pay to Mr. Quadhamer a payment (i) in a lump sum of his annual base salary earned or accrued through the termination date, reimbursement of his reasonable and necessary expenses, any unpaid accrued vacation pay and any amount arising from his benefits to be received pursuant to the Wing investment plans, (ii) of a prorated portion of his incentive bonus and (iii) of one-twelfth of his annual base salary on the date of termination together with 80% of his maximum incentive bonus for each month during a period of twelve months following the date of his termination. Such payments would also be made if Mr. Quadhamer's employment is terminated by Wing in connection with a change of control of Wing, as defined in the agreement. Pursuant to the agreement, Mr. Quadhamer agrees not to compete with Wing and its affiliates until (i) one year following termination by Wing for cause or due to disability or as a result of termination initiated by him without good reason, or (ii) the last day of any period he is receiving severance payments upon termination by Wing without cause or upon a change of control, or as a result of termination initiated by him with good reason.

    On January 9, 1998, Cliff Darby entered into an employment agreement with Door for a term commencing on January 9, 1998 through and including December 31, 2001. This agreement continues to be in full force and effect. Under the terms of Mr. Darby's employment agreement, he is entitled to receive an annual base salary of $150,000, subject to increase at the discretion of the Board of Directors of Door. The agreement also provides that in the event Mr. Darby is terminated by Door without cause, as defined in the agreement, Door will pay to Mr. Darby a payment (i) in a lump sum of an amount equal to all compensation accrued and unpaid as of the date of termination; and (ii) in equal semi-monthly installments in an amount equal to the compensation to which Mr. Darby would have been entitled under the agreement for a period of one year if the agreement had not been terminated. Pursuant to the agreement, Mr. Darby has agreed not to compete with the business of Door for a period of five years from the date of the agreement, whether the agreement terminates prior to the end of such five year period; provided that the non-competition covenant shall apply for one year following termination without cause by Door regardless of the date of termination.

    Upon consummation of the Merger, Mr. Darby received options to purchase 466,101 shares of Holdings Common Stock, with an exercise price of $1.00 per share. Such options vest over a five year period from the date of grant.

BOARD OF DIRECTORS

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Daniel T. Morley, Andreas Hildebrand and Randall S. Fojtasek serve as members of the Holdings Compensation Committee.

    AUDIT COMMITTEE

    James G. Turner and Roger A. Knight serve as the Holdings Audit Committee.

    NON-EMPLOYEE DIRECTOR COMPENSATION

    Any member of the Board of Directors who is not an officer or employee of the Combined Company does not receive compensation for serving on the Board of Directors. The Combined Company anticipates compensating non-employee Directors not affiliated with GEIPPPII or Ardshiel in the future for their service on the Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE DISCOUNT DEBENTURES

    To fund a portion of the Merger Consideration, Atrium Corp. issued $20.0 million of the Discount Debentures to GEIPPPII and Ardatrium in the Discount Debenture Issuance. To the extent any of the Notes are tendered in the Change of Control Offer, Atrium Corp. will issue additional Discount Debentures to GEIPPPII and Ardatrium in the Additional Discount Debenture Issuance and contribute the proceeds to the Issuer as a capital contribution to fund a portion of the Change of Control Price. To finance its purchase of such additional Discount Debentures, if any, GEIPPPII and Ardatrium placed in escrow upon the consummation of the Merger $25.0 million (the "Sponsor Escrowed Amount"). See "Description of Certain Indebtedness--Discount Debentures."

    Holdings has agreed to cause (i) the Issuer to make dividend payments to Atrium Corp. to enable Atrium Corp. to make interest and principal payments on, or to repurchase, redeem or prepay (at par plus accreted value and unpaid interest), the Discount Debentures, to the extent the Issuer has funds legally available for the payment of such dividends and the Issuer is not prohibited from making such dividend payments by the terms of any contract to which it is a party and (ii) Atrium Corp., to the extent Atrium Corp. is not prohibited from doing so by the terms of any contract to which it or Holdings is a party, to pay interest and principal on, or to repurchase, redeem or repay, the Discount Debentures from the proceeds of any such dividend payment. In addition, Holdings has granted GEIPPPII and Ardatrium the right to require Holdings to register under the Securities Act any or all such Discount Debentures then held by such noteholder.

    Subject to certain exceptions, Ardatrium has agreed not to sell, transfer or otherwise dispose of its Discount Debentures. In addition, Ardatrium has certain rights and is subject to certain obligations in the event of certain transfers by GEIPPPII of its Discount Debentures and is entitled, under certain circumstances, to require GEIPPPII to sell or otherwise dispose of its Discount Debentures and Equity Securities (as defined in the Stockholders Agreement referred to below) in an arm's length transaction to any person or persons who are not affiliates of Ardshiel or purchase Ardatrium's Discount Debentures and Equity Securities. See "--The Stockholders Agreement."

INTERCOMPANY LOAN

    To fund a portion of the Merger Consideration, Atrium Corp. issued a $24,028,694.75 subordinated intercompany note to the Combined Company in the Intercompany Loan. The Combined Company in turn used a portion of the proceeds from the term loan to the Combined Company under the Credit Facility to fund the Intercompany Loan. The Intercompany Loan bears interest at a rate of 5.66% per annum computed semiannually, is subordinated to the senior indebtedness of Atrium Corp. (including without limitation indebtedness under Atrium Corp.'s guarantee of the Credit Facility and the Discount Debentures), and will mature on April 2011. Interest shall be paid in cash semi-annually to the Combined Company on each October 15 and April 15, commencing on April 15, 1999; PROVIDED, HOWEVER, that, at the option of Atrium Corp., any installment of interest may instead be accrued and be paid on any subsequent interest payment date or on the maturity date. Pursuant to subordination provisions, no payments on the Intercompany Loan may be made until after all obligations owing under senior indebtedness of Atrium Corp. are paid in full.

THE STOCKHOLDERS AGREEMENT

    GEIPPPII, Ardatrium and certain of its affiliates, and certain other stockholders of Holdings have entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of October 2, 1998, which affect their relative rights as Stockholders (as defined in the Stockholders Agreement) of Holdings.

    Pursuant to the Stockholders Agreement, the Stockholders have agreed that the authorized number of directors of Holdings shall consist of up to nine directors. In the event that there are less than seven directors, the directors shall include one director designated by GEIPPPII, so long as it is a Stockholder; Randall Fojtasek, as long as he is an employee of Holdings or any of its subsidiaries and holds equity securities or securities convertible into equity securities of Holdings; and each other director shall be designated by Ardshiel and its affiliates so long as any of them are Stockholders. In the event the Board of Directors consists of seven or more members, GEIPPPII, so long as it is a Stockholder, shall be entitled to designate two directors; Mr. Fojtasek, so long as he is an employee of Holdings or any of its subsidiaries and holds equity securities or securities convertible into equity securities of Holdings, shall be a director, and Ardshiel and its affiliates shall designate the remainder of the directors. Notwithstanding the foregoing, in the event Holdings or any of its subsidiaries, subject to applicable grace periods and certain exceptions, default in the payment of principal or interest on indebtedness, the aggregate outstanding principal amount of which is greater than $15,000,000 or if the final maturity of any such indebtedness is accelerated, Ardshiel's and its affiliate's rights to designate directors shall be limited to the designation of two directors and GEIPPPII shall, as long as it is a Stockholder, shall be entitled to designate the remainder of the directors which Ardshiel and its affiliates would otherwise have been entitled to elect. Upon the occurrence of an initial public offering, GEIPPPII's rights to designate any director and Mr. Fojtasek's right to be a director shall terminate and Ardshiel's and its affiliates's rights shall be limited to the designation of two directors, so long as it is a Stockholder.

    Subject to certain exceptions, each of the Stockholders other than GEIPPPII have agreed not to sell, transfer or otherwise dispose of such Stockholder's Equity Securities (as defined in the Stockholders Agreement) and Ardatrium has agreed not to sell, transfer or otherwise dispose of its Discount Debentures. In the event that GEIPPPII intends to transfer its Equity Securities or Discount Debentures, each of the other Stockholders or holders of Discount Debentures, as the case may be, will be entitled to require the purchaser of such Equity Securities or Discount Debentures to purchase a pro rata portion of the Equity Securities or Discount Debentures held by such Stockholder or holder of Discount Debentures. In the event GEIPPPII intends to sell all of the Equity Securities and/or all of their Discount Debentures owned by it at any time following the fourth anniversary of the Stockholders Agreement, the other Stockholders or holders of Discount Debentures, as the case may be, upon notice by GEIPPPII, will be obligated to sell all of their Equity Securities and/or all of their Discount Debentures to the proposed transferee. Subject to certain conditions, Ardshiel and its affiliates, may require that GEIPPPII, at its option, (i) sell or otherwise dispose of its Equity Securities and Discount Debentures, in an arm's length transaction to any person or persons who are not affiliates of Ardshiel (the "Proposal") or (ii) purchase all of the other Stockholders Equity Securities and Discount Debentures for a purchase price equal to the lesser of the purchase price set forth in the Proposal or a price determined in accordance with an agreed upon formula. All transfers must be made in compliance with federal and state securities laws. In addition, subject to certain exceptions, prior to offering or soliciting any offers, or accepting any unsolicited offers, with respect to the disposition of Equity Securities, the selling stockholder shall first offer GEIPPPII and/ or Holdings the opportunity to offer to purchase such Equity Securities from such Stockholder.

    The Stockholders Agreement provides that in the event GEIPPPII or any Ardshiel Stockholder (as defined in the Stockholders Agreement) or any of their respective affiliates purchases from Holdings, after the date hereof, equity securities issued after the date hereof, Mr. Fojtasek and affiliates controlled by him shall be entitled to participate in such investment on a pro rata basis (and on the same terms and conditions as shall apply to GEIPPPII and such Ardshiel Stockholder) based on the then relative fully diluted ownership interests in equity securities of Mr. Fojtasek and any such purchasing holder of equity securities. The rights granted to Mr. Fojtasek described above may not be assigned to any person, other than by will or by the laws of descent and distribution, without the prior written consent of the parties to the Stockholders Agreement.

    Pursuant to the terms of the Stockholders Agreement, Holdings has granted the Stockholders the right to require Holdings, under certain circumstances to register under the Securities Act of 1933, as amended (the "Securities Act") any or all shares of Holdings Common Stock then held by such Stockholder (a "Demand Registration Right") and the right, in the event Holdings or any of its subsidiaries proposes (including in connection with any Demand Registration Right exercised by a Stockholder) to file any registration statement under the Securities Act with respect to any Common Stock (as defined in the Stockholders Agreement) or Equity Security (other than pursuant to a registration statement on Form S-4 or S-8 or any successor or similar forms in connection with an exchange offer or any offering of securities solely to Holdings' then existing stockholders or employees of Holdings and its subsidiaries), the opportunity to include in such registration statement for resale by the Stockholders, such Stockholder's Common Stock.

    The Stockholders Agreement provides that Holdings cannot take certain enumerated actions without obtaining the prior written consent of GEIPPPII. Until such consent is obtained, Holdings and its subsidiaries may not, among other things, (i) create any committee of its Board of Directors, or change the size or agreed composition of its Board of Directors; (ii) declare or pay dividends or make other distributions; (iii) form any direct or indirect subsidiaries or a joint venture in which Holdings or one of its subsidiaries is a party; (iv) modify its certificate of incorporation, by-laws or other organizational documents in any respect; (v) enter into, or waive or modify (A) any provision of, any stockholders agreement, registration rights agreement or management agreement or (B) any executive employment agreement, in each case, in any material respect; (vi) redeem or repurchase any shares of any class of capital stock or security of Holdings, or repurchase or repay any indebtedness prior to its stated maturity; (vii) borrow or lend aggregate amounts in excess of $2.0 million; (viii) declare bankruptcy, dissolve, voluntarily liquidate or voluntarily wind-up; (ix) enter into any contract or agreement outside the ordinary course of business which involves aggregate consideration in excess of $2.0 million per annum; (x) acquire or dispose of any assets in a single transaction or series of related transactions for aggregate consideration in excess of $2.0 million per annum; (xi) effect any merger, amalgamation, corporate reorganization or business combination; (xii) subject to certain exceptions, authorize, create, allot, reserve or issue additional shares of any class of securities; (xiii) register or offer securities for public sale; (xiv) purchase or acquire, except in the ordinary course of business, any property or assets or obligations or stock of or interest in, make any capital contribution to, or otherwise invest directly or indirectly in, or, except for certain expenses of directors of Holdings and its subsidiaries, make loans or advances to, any Stockholders or any of their respective affiliates (other than a subsidiary of Holdings); (xv) subject to certain exceptions, pay or incur any obligation for the payment of salaries, fees or other remuneration, or change the rate of compensation or other remuneration, or pay any debts claimed to be owing, directly or indirectly, to any Stockholder or director of Holdings or any of its subsidiaries or to any firm or corporation in which they have an interest; or (xvi) subject to certain exceptions, enter into any transaction with any Stockholder or any of their respective affiliates unless such transaction is on terms no less favorable to Holdings than can be obtained from an unaffiliated third party. In addition, so long as GEIPPPII or any of its affiliates hold in the aggregate at least 20% of the outstanding shares of Holdings Common Stock on a fully diluted basis, Holdings may not adopt any shareholder rights plan in respect of the capital stock of Holdings or any of its affiliates.

    Pursuant to the Stockholders Agreement, GEIPPPII has agreed that it will not, in its capacity as a stockholder of Holdings, vote in favor of any amendment to the Certificate of Incorporation or the By-laws of Holdings or any of its subsidiaries if such amendment would conflict with, or be inconsistent with, the terms of the Stockholders Agreement (including, without limitation, any amendment which would modify or add to the actions requiring the prior written consent of GEIPPPII).

MANAGEMENT AGREEMENT

    Holdings is a party to a Management Agreement (the "Management Agreement") dated October 2, 1998 with Ardshiel. Pursuant to the Management Agreement, Ardshiel provides advice to Holdings and its subsidiaries with respect to business strategy, operations and budgeting and financial controls ("Management Services") in exchange for an annual fee of $1.3 million plus expenses. Additionally, the Management Agreement provides that, prior to entering into any transaction that involves engaging a financial advisor to perform services in connection with a sale or purchase of a business or entity or any financing, Holdings or its subsidiary must offer Ardshiel the opportunity to perform such investment banking services, unless in the reasonable exercise of the business judgment of the Board of Directors of Holdings such engagement would result in a conflict of interest or would otherwise be adverse to the interests of Holdings or such subsidiary. Ardshiel shall receive a fee (a "closing fee") for any such services rendered by Ardshiel to Holdings or its subsidiaries which fee shall not be greater than 2% of the total purchase or sale price for such business or entity and shall be payable upon consummation of such sale or purchase. The consent of GEIPPPII is required prior to the payment by Holdings or any of its subsidiaries of any closing fees to Ardshiel where Holdings or any of its subsidiaries is paying similar fees to other entities for similar services. Holdings paid a closing fee of approximately $3.4 million upon the consummation of the Merger and paid Ardshiel's fees and expenses in connection therewith. The Management Agreement will remain in effect until October 2, 2008 and will be automatically renewed for one-year periods unless either party gives written notice to the contrary at least thirty days prior to the expiration of the initial or any extended term of the agreement; provided that the right of first refusal stated above shall terminate upon Ardshiel ceasing to be an affiliate of Holdings, Atrium Corp. and the Issuer and provided, further, that unless Ardshiel and its affiliates maintain control of the majority of the Board of Directors of Holdings pursuant to the terms of the Stockholders Agreement, the right to receive the annual management fee shall terminate and such management fee shall cease to be payable when GEIPPPII ceases to hold at least 10% of the voting securities of Holdings (on a fully diluted basis). In addition, the Management Agreement shall terminate upon (i) the sale by Holdings of Atrium Corp. and its subsidiaries in their entirety or all of substantially all of the assets of Atrium Corp. and its subsidiaries, (ii) the termination of the Investment Agreement for cause or (iii) Ardshiel and its affiliates ceasing to be stockholders of the Companies. Holdings is also obligated under the Management Agreement to (i) reimburse Ardshiel for expenses incurred by Ardshiel in connection with rendering management services and (ii) indemnify Ardshiel for any losses incurred by Ardshiel in connection with the engagement. Upon consummation of the Transactions, Atrium Corp. and the Issuer will become parties to the Management Agreement.

BUY-SELL AGREEMENTS

    Holdings entered into buy-sell agreements with certain members of the Combined Company's management pursuant to which Holdings may, at its option, repurchase from such manager all or any portion of such manager's shares of Holdings Common Stock upon the termination of such manager's employment. Each agreement provides that Holdings shall repurchase such shares at a purchase price equal to the greater of $1.00 per share or the fair market value of the shares at the date of termination unless such termination shall have been for cause, in which case the repurchase price shall be equal to the lesser of the fair market value per share at the date of termination and $1.00 per share. Each agreement also provides that such manager may not transfer such manager's shares except to (i) Holdings in the event the manager disposes or attempts to dispose of the shares in violation of the agreement or (ii) such manager's parents, spouse, children, grandchildren, family trust, executor, administrator, trustee, guardian or other legal representative. Each agreement provides that if GEIPPPII proposes to transfer in a bona fide arm's length sale all of the common stock, options, warrants and other common stock equivalents (the "Holdings Securities") of Holdings owned by GEIPPPII to any non-affiliates of GEIPPPII, GEIPPPII shall have the right to require such manager to sell to the proposed transferee on the same terms and conditions as applicable to GEIPPPII all but not less than all of the Holdings Securities held by such manager.

    In addition to the above, the buy-sell agreements entered into with Messrs. Gilmer, Quadhamer, Pischke and Darby provide that the manager will have the right to require Holdings to repurchase his shares if he is terminated for any reason other than for cause and Holdings does not exercise its right to purchase such shares.

INDEMNIFICATION AGREEMENTS

    Holdings expects to enter into indemnification agreements with each of its directors and executive officers under which Holdings will indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of Holdings or a subsidiary of Holdings or another entity at Holdings' request, unless a reviewing party (either outside counsel or a director or directors appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law.

FACILITY LEASES

    On July 3, 1995, Fojtasek Industrial Properties, Ltd., a limited partnership in which, Randall S. Fojtasek owns an equity interest of approximately 10.2% executed a lease with the Atrium Wood division of the Issuer with respect to Atrium Wood's and Atrium Vinyl's facility (the "Atrium Lease") and a lease with the H-R Windows division of the Issuer with respect to its facility (the "H-R Windows Lease"). Both leases are absolute net leases. These leases were extended on October 1, 1997 for a period of ten years, expiring on July 1, 2008. The amounts paid under these two leases totaled $753,000 and $605,338 in 1997 and 1996, respectively. Additionally, Fojtasek Interests, a Texas corporation, in which Mr. Fojtasek owns an interest in, subleases approximately 1,500 square feet of office space at the Combined Company's corporate headquarters. Amounts paid to the Issuer under this lease in 1997 were $17,955.

    Darby is a party to a facilities lease agreement with R.G. Darby, a former stockholder of Darby and the father of Cliff Darby, President of Darby. Pursuant to the terms of the lease, Darby pays rent to Mr. Darby of approximately $12,000 per month, adjusted annually for inflation. The term of the lease is 15 years with three additional five year extension terms. Rent expense paid to Mr. Darby in 1997 was approximately $144,000.

OTHER

    Atrium Corp. and the Issuer were parties to a certain agreement with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which Hicks Muse Partners provided oversight and monitoring services to the Issuer in exchange for a quarterly fee. Such agreement was terminated upon the consummation of the Transactions.

                              BENEFICIAL OWNERSHIP

    The Issuer is a wholly-owned subsidiary of Atrium Corp., which in turn is a wholly-owned subsidiary of Holdings. The following table sets forth certain information regarding the beneficial ownership of Holdings Common Stock, by each person who owns beneficially more than 5% of the outstanding common stock of Holdings Common Stock and by the directors and certain executive officers of Holdings. Unless otherwise indicated below, to the knowledge of the Combined Company, all persons listed below have sole voting and investment power with respect to their shares of common stock of Holdings.

NAME                                                                                NUMBER OF SHARES    PERCENTAGE
---------------------------------------------------------------------------------  ------------------  -------------
GE Investment Private Placement Partners II, a Limited Partnership...............       92,970,561            90.7%
  3003 Summer Street
  Stamford, CT 06984-7900

Ardshiel, Inc....................................................................        6,643,600(1)          6.5%
  230 Park Avenue, Suite 2527
  New York, NY 10169

Randall S. Fojtasek..............................................................        2,841,221(2)          2.8%

R.L. Gilmer......................................................................          490,159(3)          0.5%

Louis W. Simi, Jr................................................................          --               --

Jeff L. Hull.....................................................................          --               --

Michael Quadhamer................................................................          489,714(3)          0.5%

Cliff Darby......................................................................        1,059,153             1.0%

Sam A. Wing, Jr. ................................................................          --               --

Daniel T. Morley.................................................................        6,643,600(4)          6.5%

James G. Turner..................................................................          --               --

Roger A. Knight..................................................................          --               --

Andreas Hildebrand...............................................................          --               --

Donald W. Torey..................................................................          --               --

Nimrod Natan.....................................................................          --               --

All directors and executive officers as a group
  (13 persons):..................................................................       11,523,847            11.2%

------------------------

(1) Includes (i) 1,040,748 shares of Holdings Common Stock issuable upon exercise of warrants that are currently exercisable; (ii) 1,767,487 shares of Holdings' common stock held by Arddoor L.L.C. ("Arddoor"), Wing Partners, L.P. ("Wing L.P.") and Ardatrium, which are under common control with Ardshiel, and (iii) 3,783,819 shares of Holdings Common Stock held by certain other stockholders of Holdings who have granted proxies to Ardshiel or its affiliates to vote their shares.

(2) Includes 2,841,221 shares of Holdings Common Stock issuable upon exercise of Warrant A that is exercisable upon grant.

(3) Includes 154,273 and 153,908 shares of Holdings Common Stock issuable upon exercise of options granted to Messrs. Gilmer and Quadhamer, respectively, under the Option Plan. Such options are exercisable within 60 days.

(4) Represents shares beneficially owned by Ardshiel and its affiliates. Mr. Morley is the President and a stockholder of Ardshiel and a managing member of Arddoor, Ardatrium and Ardwing L.L.C., the general partner of Wing L.P. Accordingly, Mr. Morley may be deemed to be the beneficial owner of these shares. Mr. Morley disclaims beneficial ownership of these shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

    The following is a description of the general terms of the credit facility (the "Credit Facility") that are included in the Credit Agreement (the "Credit Agreement"), dated as of October 2, 1998 among Bank Boston, as administrative agent (the "Administrative Agent"), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, syndication agent and documentation agent, the lenders from time to time party thereto and the Issuer. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Credit Agreement and the other documents entered into in connection therewith.

    The Credit Agreement provides for three separate facilities (the "Facilities") consisting of two term loans (referred to individually as "Term Loan B" and "Term Loan C", and collectively as the "Term Loans") and a revolving credit facility with a letter of credit sub-facility (the "Revolving Facility", together with the Term Loans, the "Loans"). Term Loan B and Term Loan C are in the amount of $75.0 million and $100.0 million and have maturity dates of June 30, 2005 and June 30, 2006, respectively; PROVIDED, HOWEVER, that the portion of Term Loan C which funded the Term Loan C Escrowed Amount (as hereinafter defined) matures on the next succeeding business day after the consummation of the Change of Control Offer with respect to any amounts remaining in escrow on such date (the "Remaining Amount"). The Issuer used or will use, as the case may be, the Term Loans to finance the Merger, the Change of Control Offer and the Existing Debt Repayment and to pay related fees and expenses; PROVIDED, HOWEVER, that $75.0 million of the Term Loan C (the "Term Loan C Escrowed Amount") was funded into escrow on the date of consummation of the Merger. Amounts used to finance the Merger were loaned by the Issuer to Atrium Corp. See "Certain Relationships and Related Transactions". Except for release to repay the Remaining Amount as described above, the Term Loan C Escrowed Amount will not be released other than to the Trustee under the Indenture for the Notes on the next succeeding business day after consummation of the Change of Control Offer to the extent necessary to fund, together with the Sponsor Escrowed Amount and, if necessary, borrowings under the Revolving Facility, the purchase price for any Notes that are tendered to the Issuer for repurchase in the Change of Control Offer. Principal payments of the Term Loans amortize on a quarterly basis, beginning in December 1998, in the amounts set forth in the Credit Agreement. The Revolving Facility is in the amount of $30.0 million, of which $5.0 million is available under a letter of credit sub-facility. The Revolving Facility has a maturity date of June 30, 2004. The Issuer will use the Revolving Facility to finance permitted acquisitions by the Issuer and its wholly owned subsidiaries in the same line of business as the Issuer and such subsidiaries on the closing date of the Facilities ("the Facility Closing Date") or any business reasonably related thereto and for working capital and general corporate purposes, including, if necessary, to fund a portion of the purchase price for any Notes tendered in the Change of Control Offer as described above; PROVIDED, that no more than $20.0 million of the Revolving Facility may be used to consummate permitted acquisitions. As of October 2, 1998, no amounts were borrowed under the Revolving Facility with respect to the purposes described above.

    The Loans bear interest at the Issuer's option at either (a) the greater of
(i) the corporate base rate of interest announced by the Administrative Agent from time to time and (ii) the federal funds rate plus 0.5% per annum, plus, in each case, a percentage (the "Applicable Margin") that is determined in accordance with the terms of the Credit Agreement or (b) LIBOR (as defined in the Credit Agreement), plus the Applicable Margin.

    All amounts outstanding under the Credit Agreement are secured by (i) a pledge of all of the capital stock and intercompany notes of the Issuer and its direct and indirect subsidiaries existing on the Facility Closing Date or thereafter created or acquired, except that (a) to the extent that the pledge of capital stock would have caused adverse tax consequences, such pledge with respect to foreign subsidiaries was and will not be required and (b) to the extent the pledge of intercompany notes held by foreign subsidiaries would

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cause adverse tax consequences, such pledge was and will not be required, (ii) a pledge of the Term Loan C Escrowed Amount, and (iii) a security interest in substantially all of the tangible and intangible properties and assets
(including substantially all contract rights, certain real property interests, trademarks, tradenames, equipment and proceeds of the foregoing) of Atrium
Corp., the Issuer and their respective direct and indirect domestic subsidiaries existing on the Facility Closing Date or thereafter created or acquired (the "Domestic Subsidiaries"). Atrium Corp. and each of the Domestic Subsidiaries have unconditionally guaranteed, on a joint and several basis, all obligations of the Issuer under the Credit Agreement.

    The Issuer is required to make a mandatory prepayment of the Loans in an amount equal to 75% of annual Excess Cash Flow (as defined in the Credit Agreement); provided, that such percentage will be reduced to 50% with respect to the Excess Cash Flow for any year if the ratio of total debt (or, subject to certain conditions, total senior debt) to trailing four-quarter EBITDA (as defined in the Credit Agreement) is less than 2.75:1.0 at the end of such year. In addition, the Issuer is required to make a mandatory prepayment of the Loans in an amount equal to (i) 100% of the net proceeds of asset sales and other asset dispositions (including insurance proceeds) subject to certain exceptions set forth in the Credit Agreement, (ii) 100% of the net proceeds of the issuance or incurrence of debt or of any sale and leaseback for proceeds in excess of a certain threshold described in the Credit Agreement, and (iii) 50% of the net proceeds from any issuance of equity securities in any public offering or private placement or from any capital contribution; PROVIDED, HOWEVER, that, notwithstanding the foregoing, up to $40.0 million in the aggregate of the net proceeds from the issuance of equity securities may be used to redeem outstanding Investor Debt Securities (as defined in the Credit Agreement) and to make permitted acquisitions so long as no default or event of default has occurred or is continuing or would result therefrom under the Credit Agreement; PROVIDED, FURTHER, that no more that $20.0 million of such proceeds may be used for either such redemptions or permitted acquisitions. The Issuer is also required to make a mandatory prepayment of outstanding amounts under the Revolving Facility at any time that such amounts exceed the commitment for the Revolving Facility in an amount equal to such excess. The Issuer is permitted to make voluntary prepayments of all or any portion of the Loans in a minimum principal amount and in multiples and otherwise in accordance with the terms of the Credit Agreement, without penalty or premium (except, in the case of LIBOR Loans, breakage costs). In addition, the Issuer may reduce the unutilized portion of the commitments under the Revolving Facility in accordance with the terms of the Credit Agreement, without penalty or premium.

    The Issuer is required to pay certain commitment fees in connection with the Credit Agreement based upon the average daily unused portion of the Revolving Facility, certain fees assessed in connection with the issuance of letters of credit as well as other fees specified in the Credit Agreement and other documents related thereto.

    The Credit Agreement requires the Issuer to comply with certain covenants which, among other things, include limitations on indebtedness, liens and further negative pledges, investments, contingent obligations, dividends, redemptions and repurchases of equity interests, mergers, acquisitions and asset sales, capital expenditures, sale leaseback transactions, transactions with affiliates, dividend and other payment restrictions affecting subsidiaries, changes in business conducted, amendment of documents relating to other indebtedness and other material documents, creation of subsidiaries, designation of Designated Senior Indebtedness in respect of the Notes, and prepayment or repurchase of other indebtedness. The Credit Agreement requires the Issuer to meet certain financial tests pertaining to, interest coverage, fixed charge coverage and leverage. In addition, subject to applicable law, rule or regulation, the Credit Agreement requires the Issuer to consummate the Change of Control Offer not later than the 30th day after the commencement thereof.

    The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

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
DISCOUNT DEBENTURES

    To fund a portion of the Merger Consideration, Atrium Corp. issued $20.0 million of the Discount Debentures to GEIPPPII and Ardatrium in the Discount Notes Issuance representing $20.0 million in proceeds to Atrium Corp. The Change of Control Offer will be financed in part by the Contingent Capital Contribution from Atrium Corp. The Contingent Capital Contribution will be financed by Atrium Corp. through the issuance of additional Discount Debentures representing up to an additional $25.0 million in proceeds to Atrium Corp. The following is a summary of the principal terms of the Discount Debentures.

    The Discount Debentures are to be issued under an indenture, dated as of October 2, 1998 (the "Discount Debenture Indenture"), between Atrium Corp. and United States Trust Company of New York, as Trustee (the "Discount Debenture Trustee").

    TERMS OF THE DISCOUNT DEBENTURES. The Discount Debentures will be issued at an original issue discount and will be unsecured senior obligations of Atrium Corp., limited to approximately $80.6 million aggregate principal amount at maturity. The Discount Debentures will mature on October 1, 2010. No cash interest will accrue on the Discount Debentures prior to October 1, 2003, and thereafter cash interest will accrue on the Discount Debentures at a rate of 12% per annum, payable semiannually on April 1 and October 1 of each year, commencing April 1, 2004. Notwithstanding the foregoing, at any time prior to October 1, 2003, Atrium Corp. may elect on any interest payment date to commence the accrual of cash interest from and after such date, in which case the principal amount at maturity on such date will be reduced to the Accreted Value (as defined in the Discount Debenture Indenture) of the Discount Debentures on such date, and cash interest will thereafter accrue and be payable. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    REDEMPTION. The Discount Debentures will not be redeemable at the option of Atrium Corp. prior to October 1, 2003. Thereafter, the Discount Debentures will be redeemable, at Atrium Corp.'s option, in whole or in part, at 106% of the Accreted Value (as defined in the Discount Debenture Indenture), of the Notes so redeemed, declining ratably to par on October 1, 2006 in each case, together with accrued and unpaid interest, if any, to the redemption date. In addition, on or after the closing of the Change of Control Offer but before October 1, 2001, Atrium Corp. may redeem all, but not less than all, of the Discount Debentures at 112% of Accreted Value plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings following which there is a Public Market (each as defined in the Discount Debenture Indenture).

    RANKING. The indebtedness evidenced by the Discount Debentures will be senior unsecured obligations of Atrium Corp., which will rank PARI PASSU in right of payment with other senior unsecured indebtedness of Atrium Corp. and senior to any subordinated obligations of Atrium Corp. As of October 2, 1998, after giving effect to the Transactions, Atrium Corp. does not have any outstanding indebtedness other than the Discount Debentures, the Intercompany Loan and Atrium Corp.'s guarantee of the Issuer's obligation under the Credit Facility.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Discount Debentures shall have the right to require that Atrium Corp. repurchase such holder's Discount Debentures at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. Prior to such repurchase, the Company is required to offer to repay in full the Credit Facility or obtain the requisite consents under the Credit Facility to permit the repurchase. In addition, at any time prior to October 2, 2003, Atrium Corp. may redeem the Discount Debentures as a whole within 90 days following a change of control at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date. "Applicable Premium" means, with respect to a Discount Debenture at any redemption date, the greater of (i) 1.0% of the Accreted Value of such Discount Debenture on such redemption date and
(ii) the excess of (A) the present value at such time

                                       83
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of (i) 106% of the Accreted Value of such Discount Debenture on October 1, 2003 plus (2) all required interest payments due on such Discount Debenture through October 1, 2003, computed using a discount rate equal to the Treasury Rate (as defined in the Discount Debenture Indenture) plus 100 basis points, over (B) the Accreted Value of such Discount Debenture on such redemption date.

    COVENANTS. Covenants include, among others, the following: (i) limitations on indebtedness; (ii) limitation on restricted payments; (iii) limitation on affiliate transactions; (iv) limitation on liens; (v) limitations on sales of assets and subsidiary stock; (vi) limitation on guarantees by restricted subsidiaries; (vii) limitation on restrictions on distributions from restricted subsidiaries; (viii) limitation on mergers, consolidations or sale of substantially all assets; (ix) requirement of owning 100% of the capital stock of the Issuer; and (x) provision of financial statements.

    EVENTS OF DEFAULT. An Event of Default is defined in the Discount Debentures Indenture as: (i) default in the payment of any interest on the Discount Debentures when it becomes due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of the principal on the Discount Debentures when due, (iii) default of merger covenant; (iv) default or breach of other covenants and the continuance of such default for a period of 30 days after notice; (v) failure to comply with other agreements of Atrium Corp. in the Discount Debentures Indenture and continuance of such failure for 60 days after notice; (vi) failure to pay at maturity or any acceleration of the maturity of any indebtedness of Atrium Corp. or any Restricted Subsidiary which is outstanding in a principal amount over $10.0 million in the aggregate; (vii) final judgments or orders rendered against the Company or any material Restricted Subsidiary in an amount exceeding $10.0 million in the aggregate and such final judgments or orders remain unsatisfied or unpaid beyond a period of 60 days; and (viii) certain events of bankruptcy, insolvency or reorganization.

    MODIFICATION OF INDENTURE. The Discount Debentures Indenture may be amended with the consent of holders of a majority of the Accreted Value of the Discount Debentures then outstanding. Modifications to certain ranking, monetary and maturity terms require consent of each holder affected by such modifications.

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
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain anticipated United States federal income tax consequences of the acceptance of the Change of Control Offer to Registered Holders of Notes. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Registered Holder in light of the Registered Holder's particular circumstances, to a Registered Holder who tenders some, but not all, of its Notes, or to certain types of Registered Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, Registered Holders who hold a Note as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, and Registered Holders that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws or any U.S. tax considerations (E.G., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular Registered Holders. Further, this summary assumes that Registered Holders hold their Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

    EACH REGISTERED HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE ACCEPTANCE OF THE CHANGE OF CONTROL OFFER.

TAX CONSIDERATIONS FOR TENDERING REGISTERED HOLDERS

    The receipt of the Change of Control Price by a Registered Holder who tenders its Notes pursuant to the Change of Control Offer will be a taxable transaction to such Registered Holder for U.S. federal income tax purposes. Accordingly, a Registered Holder generally will recognize capital gain or loss (subject to the market discount rules discussed below) on the sale of a Note in an amount equal to the difference between (i) the amount of cash treated as being received in exchange for such Note, other than the portion of such amount that is properly allocable to accrued interest, which if not yet included in income will be taxed as ordinary income, and (ii) the Registered Holder's "adjusted tax basis" for such Note at the time of sale. Such capital gain or loss will be long-term if the Registered Holder held the Note for more than one year at the time of such sale. Generally, a Registered Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such Registered Holder, less payments (other than interest payments) received on the Note. If applicable, a Registered Holder's tax basis in a Note also would be increased by any market discount previously included in income by such Registered Holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the Registered Holder has previously elected to deduct from gross income on an annual basis.

    An exception to the capital gain treatment described above may apply to a Registered Holder who purchased a Note at a "market discount." Subject to a statutory DE MINIMIS exception, market discount is the excess of the stated redemption price at maturity of such Note over the Registered Holder's tax basis in such Note immediately after its acquisition by such Registered Holder. In general, unless the Registered Holder has elected to include market discount in income currently as it accrues, any gain realized by a Registered Holder on the sale of a Note having market discount in excess of a DE MINIMIS amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Registered Holder, on a constant interest basis) while such Note was held by the Registered Holder.

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
REPORTING AND BACKUP WITHHOLDING

    Payments made to a Registered Holder with respect to Notes purchased pursuant to the Change of Control Offer generally will constitute reportable payments for U.S. federal income tax purposes.

    A Registered Holder who tenders its Notes may be subject to backup withholding at the rate of 31% with respect to payments made with respect to such Notes such payment unless such Registered Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Substitute Form W-9 included in the Letter of Transmittal should be completed in order to provide the information and certification necessary to avoid backup withholding. Any amount withheld under the backup withholding rules will be credited against the Registered Holder's U.S. federal income tax liability. A Registered Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR REGISTERED HOLDERS OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. REGISTERED HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CHANGE OF CONTROL OFFER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

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                                 MISCELLANEOUS

    The Issuer is not aware of any jurisdiction in which the making of the Change of Control Offer is not in compliance with the laws of such jurisdiction. If the Issuer becomes aware of any jurisdiction where the making of the Change of Control Offer would not be in compliance with such laws, the Issuer will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Change of Control Offer. If, after such good faith effort, the Issuer cannot comply with any such applicable laws, the Change of Control Offer will not be made to (nor will tenders be accepted from or on behalf of) the Registered Holders of Notes residing in each such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Issuer that is not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, such information or representation should not be relied upon.

                           INCORPORATION BY REFERENCE

    All documents filed by the Issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the termination of the Change of Control Offer shall be deemed to be incorporated in and made a part of this Offer to Purchase by reference from the date of filing such documents.

    Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

                             ADDITIONAL INFORMATION

    The Issuer currently is subject to certain of the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and may be accessed at the Commission's site on the world wide web at http://www.sec.gov.

    Copies of the materials referred to in the preceding paragraph, as well as copies of any current amendment or supplement to this Offer to Purchase, may also be obtained from the Depositary at the address set forth on the back cover of this Offer to Purchase.

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
               THE DEPOSITARY FOR THE CHANGE OF CONTROL OFFER IS:

                    United States Trust Company of New York

                         Facsimile Transmission Number:

                                 (212) 780-0592

                             CONFIRM BY TELEPHONE:

                                 (800) 548-6565

                        BY REGISTERED OR CERTIFIED MAIL:

                    United States Trust Company of New York
                                  P.O. Box 844
                                 Cooper Station
                         New York, New York 10276-0844

                                    BY HAND:

                    United States Trust Company of New York
                           111 Broadway, Lower Level
                            Corporation Trust Window
                            New York, New York 10006

                             BY OVERNIGHT COURIER:

                    United States Trust Company of New York
                                  770 Broadway
                            New York, New York 10003
                       Attn: Corporate Trust, 13th Floor